This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-166190

SUBJECT TO COMPLETION, DATED APRIL 20, 2010

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 20, 2010)

$525,000,000

PHILLIPS-VAN HEUSEN CORPORATION

     % Senior Notes due 2020

This is an offering by Phillips-Van Heusen Corporation of an aggregate $525,000,000 of     % senior notes due 2020, which we refer to as the “notes.” We will pay interest on the notes on           and           of each year, beginning on          , 2010. The notes will mature on          , 2020.

We may redeem some or all of the notes on or after          , 2015 at the redemption prices set forth in this prospectus supplement. We may redeem some or all of the notes at any time prior to          , 2015 by paying a “make-whole” premium. In addition, we may also redeem up to 35% of the notes prior to          , 2013 with the net proceeds of certain equity offerings. Upon the occurrence of a change of control, holders of the notes may require us to repurchase the notes at a price equal to 101% of their principal amount plus accrued interest to the date of repurchase. There is no sinking fund for the notes.

The notes will be our unsecured unsubordinated obligations and will rank equally with all of our other existing and future senior unsecured indebtedness and will rank senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will not be guaranteed by any of our subsidiaries on the closing date and may not be guaranteed by any of our subsidiaries for their tenor. As a result, the notes will be structurally subordinated to all existing and future obligations, including trade payables, of our subsidiaries. The notes will be effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

The proceeds of this offering will be used, in part, to fund our acquisition of Tommy Hilfiger B.V. and certain affiliated companies, and the closing of this offering will occur concurrently with, and is conditioned upon, the closing of the acquisition.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-23 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Phillips-Van Heusen Corporation (before expenses)	%	$

Interest on the notes will accrue from          , 2010.

Barclays Capital Inc., on behalf of the underwriters, expects to deliver the notes to purchasers in book entry form only through The Depositary Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, and Clearstream Banking, société anonyme, against payment therefrom in immediately available funds on or about          , 2010.

Joint Bookrunners and Global Coordinators

Barclays Capital	Deutsche Bank Securities

Joint Bookrunners

BofA Merrill Lynch	Credit Suisse	RBC Capital Markets

Co-Managers

BBVA Securities	Credit Agricole CIB	Fortis Bank Nederland	HSBC

Scotia Capital	SunTrust Robinson Humphrey	US Bancorp

Prospectus Supplement, dated       , 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

i

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the notes we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Incorporation By Reference,” before investing in the notes.

References to “PVH,” “we,” “our” or “us” refer to Phillips-Van Heusen Corporation and its subsidiaries, including, after the completion of the Tommy Hilfiger acquisition, Tommy Hilfiger, except where the context otherwise requires.

References to the brand names Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, Eagle, Bass, Geoffrey Beene, ARROW, CHAPS, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Trump, Kenneth Cole New York, Kenneth Cole Reaction, DKNY, Tommy Hilfiger, Nautica, Ike Behar, Jones New York, J. Garcia, Claiborne, Timberland and to other brand names are to registered trademarks owned by us or licensed to us by third parties and are identified by italicizing the brand name.

On March 15, 2010, we entered into a definitive agreement to acquire Tommy Hilfiger B.V. and certain affiliated companies. We refer to Tommy Hilfiger B.V. and these affiliated companies, and the businesses of these entities that we are acquiring, as “Tommy Hilfiger.” References to, and discussion of, Tommy Hilfiger in this prospectus supplement specifically exclude the subsidiaries of Tommy Hilfiger B.V. that own the rights to the Karl Lagerfeld trademark and the business conducted by them thereunder, none of which we are acquiring. Tommy Hilfiger is controlled by funds affiliated with Apax Partners L.P. We refer to these funds as “Apax.” The offering of the notes pursuant to this prospectus supplement is contingent upon the consummation of our acquisition of Tommy Hilfiger.

References to our acquisition of BVH refer to our October 2008 acquisition from The British Van Heusen Company Limited, a former licensee of Van Heusen men’s dresswear and accessories in the United Kingdom and Ireland, and one of its affiliates of certain assets (including inventories) of the licensed business. We refer to The British Van Heusen Company Limited and its affiliate together as “BVH.”

References to our acquisition of CMI refer to our January 2008 acquisition of Confezioni Moda Italia S.r.L., which we refer to as “CMI,” from a subsidiary of The Warnaco Group, Inc. (We refer to The Warnaco Group, Inc. and its subsidiaries, separately and together, as “Warnaco.”) CMI is the licensee of the Calvin Klein Collection apparel and accessories businesses under agreements with our Calvin Klein, Inc. subsidiary.

References to our acquisition of Superba refer to our January 2007 acquisition of substantially all of the assets of Superba, Inc.

References to our acquisition of Arrow refer to our December 2004 acquisition of Cluett Peabody Resources Corporation and Cluett Peabody & Co., Inc., which companies we refer to collectively as “Arrow.”

References to our acquisition of Calvin Klein refer to our February 2003 acquisition of Calvin Klein, Inc. and certain affiliated companies, which companies we refer to collectively as “Calvin Klein.”

INDUSTRY AND MARKET DATA

We obtained or created the market and competitive position data used throughout this prospectus supplement and the documents incorporated by reference herein from research, surveys or studies conducted by third parties, information provided by customers and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications and other information is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended January 31, 2010;

•	our Current Reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010 and April 16, 2010; and

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 6, 2009 and Definitive Additional Materials on Schedule 14A filed with the SEC on May 11, 2009 that are incorporated by reference in our Annual Report on Form 10-K for the year ended February 1, 2009.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to our estimated or anticipated financial performance or results (including the disclosure under the heading “Summary — Recent Developments” of this prospectus supplement) and our acquisition of Tommy Hilfiger, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “guidance,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, expectations, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on our beliefs, expectations and assumptions made by, and information currently available to us. Statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:

•	our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion;

•	our acquisition of Tommy Hilfiger is subject to conditions, which may not be satisfied, in which event the transaction may not close;

•	in connection with the acquisition of Tommy Hilfiger, we intend to borrow significant amounts, which may be considered to be highly leveraged, and will have to use a significant portion of our cash flows to service such indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past;

•	the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, economic conditions, fuel prices, reductions in travel, consumer behavior, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors;

•	our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and our ability to realize benefits from Tommy Hilfiger, if the acquisition is consummated;

v

•	our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), a disruption in our supply chain, the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced;

•	disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill;

•	acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance;

•	the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands; and

•	other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. We have discussed some of these factors in more detail under “Risk Factors” of this prospectus supplement. These factors are not necessarily all of the important factors that could affect us.

We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

EXCHANGE RATE INFORMATION

The consideration for the acquisition of Tommy Hilfiger and the sources and uses relating thereto, when presented in United States Dollars, is presented as published by the European Central Bank on April 16, 2010 which, for the avoidance of doubt, is $1.3535 to one Euro. The actual exchange rate on the date of the closing of the acquisition may differ.

Tommy Hilfiger’s consolidated financial statements are presented in Euros, which is Tommy Hilfiger’s functional and presentation currency. Foreign currency transactions are translated into the functional currency using an average rate that approximates the actual rate at the date of the transaction. Whenever exchange rates fluctuate significantly, the exchange rates prevailing at the dates of the transactions are used. The exchange rates below are used for Tommy Hilfiger’s special purpose consolidated financial statements for the years ended March 31, 2007 through March 31, 2009 and for the nine months ended December 31, 2008 and December 31, 2009. These exchange rates are provided solely for informational purposes and are presented as published by the European Central Bank.

	United States Dollars per €1.00
Period	High	Low	Average(1)	End

Year ended March 31, 2007	$1.3352	$1.2063	$1.2831	$1.3318
Year ended March 31, 2008	1.5812	1.3287	1.4168	1.5812
Year ended March 31, 2009	1.5990	1.2460	1.4231	1.3308
Nine months ended December 31, 2008	1.5990	1.2460	1.4622	1.3917
Nine months ended December 31, 2009	1.5120	1.2932	1.4248	1.4406

(1)	The average of the exchange rates at the end of each business day during the relevant period.

FINANCIAL PRESENTATION

Unless otherwise indicated, our financial information contained in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applicable at the first day of the relevant financial period. Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to our “year” are to our fiscal year, unless the context requires otherwise. Results for 2007, 2008 and 2009 represent the 52 weeks ended February 3, 2008, February 1, 2009, and January 31, 2010, respectively.

Unless otherwise indicated, Tommy Hilfiger’s financial information contained in this prospectus supplement has been prepared in accordance with the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IFRS”) applicable at the first day of the relevant financial period. IFRS differs in certain significant respects from GAAP. For a discussion of certain significant differences between IFRS and GAAP, see “Unaudited Pro Forma Consolidated Financial Information.” Tommy Hilfiger’s fiscal years are based on the 52-53 week period ending on March 31 and are designated by the calendar year in which the fiscal year ends. References to Tommy Hilfiger’s “year” are to Tommy Hilfiger’s fiscal year, unless the context requires otherwise. Results for 2007, 2008 and 2009 represent the 52 weeks ended March 31, 2007, March 31, 2008 and March 31, 2009, respectively.

When we use the term “pro forma,” we assume consummation of the acquisition of Tommy Hilfiger, including the issuance of the notes offered hereby, the entry into a new senior secured credit facility and the borrowings thereunder, the issuance of our common stock in a public offering and the issuance of our perpetual, convertible preferred stock in a private placement and the extinguishment of a portion of our existing debt.

The financial measures EBITDA and adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of performance that are not GAAP or IFRS measures. As presented in this prospectus supplement, EBITDA is defined as net income (loss) before interest expense and interest income, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain items that we do not consider indicative of ongoing operating performance. See “Summary — Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.” We present EBITDA and adjusted EBITDA because, when considered in conjunction with related GAAP and IFRS financial measures, we believe they are useful to investors since they (i) provide investors with a financial measure on which management bases financial, operational, compensation and planning decisions, (ii) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (iii) assist investors and analysts in evaluating our performance, including evaluation across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under GAAP or IFRS, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. The presentation as set forth herein may also differ from any calculations set forth in our new debt agreements, which have not been finalized. Since EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP or IFRS and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP or IFRS. For instance, EBITDA and adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate; and

•	depreciation and amortization expense, and, because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.

Some additional limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect principal payments on indebtedness, nor do they reflect interest expense related to this offering;

•	they do not reflect available liquidity; and

•	other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures.

For reconciliations of EBITDA and adjusted EBITDA, see “Summary — Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” References to “PVH,” “we,” “our” or “us” refer to Phillips-Van Heusen Corporation and its subsidiaries, including, after the completion of the Tommy Hilfiger acquisition, Tommy Hilfiger, except where the context otherwise requires.

Phillips-Van Heusen Corporation

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. Our portfolio of brands includes our owned brands, principally Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, ARROW, G.H. Bass & Co., Bass and Eagle, and our licensed brands, principally Geoffrey Beene, CHAPS, Sean John, Trump, JOE Joseph Abboud, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Michael Kors Collection, DKNY, Tommy Hilfiger, Nautica, Ted Baker, Ike Behar, Hart Schaffner Marx, J. Garcia, Claiborne, U.S. POLO ASSN., Axcess, Jones New York and Timberland, as well as various private label brands. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

Our acquisition of Tommy Hilfiger will combine two of the world’s largest and, we believe, create one of the most profitable apparel companies: a global business with a combined pro forma revenue of approximately $4.7 billion. The acquisition brings together two companies that we believe are highly complementary and have strong growth prospects, as well as their iconic brands. Calvin Klein and Tommy Hilfiger both rank among the world’s top global brands with approximately $5.8 billion and approximately $4.4 billion in worldwide retail sales for their most recently completed fiscal years, respectively. We believe Tommy Hilfiger’s established international platform in Europe and Asia will be a strategic complement to our strong North American presence. We further believe that, although the Tommy Hilfiger brand is well-established globally and enjoys significant worldwide brand awareness, there are opportunities to further expand the business in North America, along with parts of Europe and, to a greater extent, in Asia. These opportunities include (i) development and expansion of product categories for which Tommy Hilfiger currently has no or only limited distribution, (ii) increased sales in markets where the business is underdeveloped and (iii) expansion into new markets. We believe our successful experience in growing Calvin Klein will assist us in realizing these opportunities for Tommy Hilfiger. In addition, we believe that Tommy Hilfiger’s international platform provides us with the resources and expertise needed to grow our heritage brands and businesses internationally. As a result, we believe the acquisition provides us with the opportunity to realize revenue growth and enhanced profitability.

Calvin Klein

We believe Calvin Klein is one of the best known designer names in the world and that the Calvin Klein brands — Calvin Klein Collection, ck Calvin Klein and Calvin Klein — provide us with the opportunity to market products both domestically and internationally at higher price points, in higher-end distribution channels and to different consumer groups than most of our heritage business product offerings. Products sold under the Calvin Klein brands are sold primarily under licenses and other arrangements. We believe that maintaining control over design and advertising through Calvin Klein’s dedicated in-house teams plays a key role in the continued strength of the brands.

Our Calvin Klein business primarily consists of (i) licensing and similar arrangements worldwide for use of the Calvin Klein Collection, ck Calvin Klein and Calvin Klein brand names in connection with a broad array of products, including women’s sportswear, jeanswear, underwear, fragrances, eyewear, men’s tailored clothing, women’s suits and dresses, hosiery, socks, footwear, swimwear, jewelry, watches, outerwear, handbags, leather goods, home furnishings and accessories, as well as to operate retail stores outside North America; (ii) our Calvin Klein dress furnishings and men’s better sportswear businesses; (iii) our Calvin Klein retail stores located principally in premium outlet malls in the United States; and (iv) the marketing of the Calvin Klein Collection brand high-end men’s and women’s apparel and accessories collections through our Calvin Klein Collection flagship store and our Calvin Klein Collection wholesale business.

Although the Calvin Klein brands were well-established when we acquired Calvin Klein in February 2003, there were numerous product categories in which no products, or only a limited number of products, were offered. Since the acquisition, we have used our core competencies to establish our men’s better sportswear business and outlet retail business; our dress furnishings business pre-dated the acquisition. In addition, we have significantly expanded the Calvin Klein business through licensing additional product categories under the Calvin Klein brands and additional geographic areas and channels of distribution in which products are sold. In order to more efficiently and effectively exploit the development opportunities for each brand, a tiered-brand strategy was established to provide a focused, consistent approach to global brand growth and development, with each of the Calvin Klein brands occupying a distinct marketing identity and position. An important element of this tiered-brand strategy is the preservation of the prestige and image of the Calvin Klein brands. To this end, we maintain a dedicated in-house marketing, advertising and design division of Calvin Klein that oversees the worldwide marketing, advertising and promotions programs for the brand. In 2009, over $275 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein brands, principally funded by the licensees. Calvin Klein designs and/or controls all design operations and product development for most of its licensees.

Heritage Business

Our “heritage” business encompasses the design, sourcing and marketing of a varied selection of branded label dress shirts, neckwear, sportswear and footwear, as well as the licensing of our owned brands (other than the Calvin Klein brands), for an assortment of products. The heritage business also includes private label dress furnishings programs, particularly neckwear programs. We design, source and market substantially all of these products on a brand-by-brand basis, targeting distinct consumer demographics and lifestyles in an effort to minimize competition among our brands. Currently, we distribute our products at wholesale through more than 16,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States, Canada and Europe. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. As a complement to our wholesale business, we also market our products directly to consumers through our Van Heusen, IZOD, Bass and Calvin Klein retail stores, principally located in outlet malls throughout the United States.

Dress Furnishings.  Our dress furnishings business principally includes the design and marketing of men’s dress shirts and neckwear. We market both dress shirts and neckwear principally under the ARROW, Calvin Klein, ck Calvin Klein, Calvin Klein Collection, IZOD, Eagle, Sean John, Trump, Kenneth Cole New York, Kenneth Cole Reaction, JOE Joseph Abboud, DKNY, Tommy Hilfiger, Elie Tahari, J. Garcia and MICHAEL Michael Kors brands. We also market dress shirts under the Van Heusen, Geoffrey Beene and CHAPS brands and neckwear under the Nautica, Michael Kors Collection, Jones New York, Ike Behar, Ted Baker, Axcess, U.S. POLO ASSN., Hart Schaffner Marx, Bugatti, City of London, Claiborne and Robert Graham brands. Van Heusen and ARROW were the first and second best-selling dress shirt brands, respectively, in United States department and chain stores in 2009, when branded shirts offered by us held nine of the top ten branded positions in these channels. We market our dress shirt and neckwear brands, as well as various private label brands, primarily to department, mid-tier department and specialty stores, as well as, to a lesser degree, mass market stores. Our dress shirt business had a market share in department and chain stores in the United States of approximately 46% in 2009. We believe that our neckwear business had a market share in the United States (all channels) of approximately 50% in 2009.

Sportswear.  We market our sportswear, including men’s knit and woven sport shirts, sweaters, bottoms, swimwear, boxers and outerwear, at wholesale, principally under the IZOD, Van Heusen, ARROW, Geoffrey Beene, Timberland and Calvin Klein brands. We also market women’s sportswear, including knit and woven sport shirts, sweaters, bottoms and outerwear under the IZOD brand. Calvin Klein sportswear is marketed at better price points and is distributed principally in department and specialty stores. The balance of our sportswear is mostly moderately-priced items marketed by us at wholesale through national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. We have a leading position in men’s sportswear, where, in 2009, IZOD was the best-selling branded men’s knit sport shirt, Van Heusen was the best-selling branded men’s woven sport shirt, and ARROW was the second best-selling branded men’s woven sport shirt in the United States.

Retail.  As of March 31, 2010, we operated approximately 650 retail locations under the Van Heusen, IZOD, Bass and Calvin Klein names. We operate our stores primarily in outlet centers throughout the United States. We believe our retail stores are an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory. We also operate a full-price store located in New York City under the Calvin Klein Collection brand, in which we principally sell men’s and women’s high-end collection apparel and accessories, soft home furnishings and tableware.

Licensing.  We license our heritage brands globally for a broad range of products. We look for suitable licensing opportunities because we believe that licensing provides us with a relatively stable flow of revenues with high margins, and extends and strengthens our brands. Our licenses include Van Heusen for accessories and boys’ apparel in the United States and dress shirts and sportswear outside of the United States; IZOD for accessories and boys’ apparel in the United States and men’s and women’s sportswear in Australia; ARROW for eyewear and boys’ apparel in the United States and apparel outside of the United States; and Bass for the design, sourcing and marketing of footwear at wholesale on a worldwide basis.

Tommy Hilfiger

Tommy Hilfiger, which is distributed in over 80 countries, is a broadly recognized global iconic designer lifestyle brand. Its design is “classic American cool” and it is positioned as an affordable premium brand. Tommy Hilfiger generated revenue, net income and adjusted EBITDA of €1,612 million, €24 million and €265 million, respectively, for the year ended March 31, 2009, and €1,179 million, €8 million and €188 million, respectively, for the nine-month period ended December 31, 2009. For a description of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income, see ‘‘— Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.”

Tommy Hilfiger products cover a wide range of apparel and lifestyle accessories with a diverse customer following and strong brand awareness in most countries where they are sold. Tommy Hilfiger’s competitors on a brand basis vary by geography and product type but principally include Burberry, Gant, Hugo Boss, Lacoste, Diesel, Pepe Jeans, Nautica, Guess? and Polo Ralph Lauren. Tommy Hilfiger sells products under two principal brands (which we refer to together as the Tommy Hilfiger brands) — Tommy Hilfiger, which is targeted at the 25 to 45 year old consumer, and Hilfiger Denim, which is targeted at the 20 to 35 year old consumer. Tommy Hilfiger product offerings include sportswear for men, women and children, footwear, athletic apparel (for fitness/training, golfing, skiing, swimming and sailing), bodywear (underwear, robes and sleepwear), eyewear, sunwear, watches, socks, handbags, men’s tailored clothing, dress shirts, ties, suits, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage. The Hilfiger Denim product line consists of denim apparel for men, women and children, footwear, bags, accessories, eyewear and fragrance and is positioned as being more “fashion forward” than the Tommy Hilfiger label. As of March 31, 2010, products under the Tommy Hilfiger brand could be found in approximately 1,000 Tommy Hilfiger retail stores operated worldwide by Tommy Hilfiger and its partners, as well as approximately 7,400 doors worldwide operated by retail customers of Tommy Hilfiger and its licensees. Tommy Hilfiger brand products are also distributed in China, Hong Kong, Malaysia, Taiwan, Singapore, India, South Korea, Australia, Mexico, Central and South America and the Caribbean through licensees, franchisees and distributors.

Our Competitive Strengths

We have a diversified portfolio of nationally and internationally recognized brands.  We have developed a portfolio of brands targeted to a broad spectrum of consumers. Our owned brands have long histories — Bass dates back to 1876, ARROW dates back to 1851, Van Heusen to the early 1920s, IZOD to the 1930s and Calvin Klein to 1969 — and enjoy high recognition within their respective consumer segments. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic through dedicated design, merchandising and marketing teams. In addition, we believe that our moderate brands have a reputation for offering the consumer excellent value. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We will continue to design and market our products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and generate consumer loyalty. In March 2010, FTI Consulting, Inc. estimated the aggregate value of the Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Van Heusen and Bass brand names, including, in each case, sub-brands, to be approximately $3.7 billion, based on the present value of expected brand performance (which valuation is subject to certain assumptions that are beyond FTI Consulting’s ability to accurately predict; different assumptions could result in material differences in the aggregate value of the brands).

We have a stable, balanced and diversified business profile.  We have a diversified sales distribution strategy that includes an established wholesale business and a complementary profitable retail store base. Currently, we distribute our products through more than 16,000 doors in the United States in national and regional department, mid-tier department, mass market, specialty and independent stores across a broad range of price points. In addition, we currently operate approximately 650 retail stores, located primarily in outlet malls throughout the United States, under the Van Heusen, Bass, IZOD and Calvin Klein names. We believe our retail division complements our wholesale operations by further enhancing consumer awareness of our brands, by offering products that are not available in our wholesale lines, by providing a means for managing excess inventory, and, in the case of Calvin Klein, by offering a broad spectrum of Calvin Klein products that embody the Calvin Klein lifestyle. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution have allowed us to develop a business that produces results that are not dependent on any one demographic group, merchandise preference or distribution channel. We believe that our diversification reduces our reliance on any single market or product category and increases the stability of our business. The Tommy Hilfiger acquisition is consistent with this strength, as it adds brands that are complementary to, and not directly competitive with, our existing brands due to different pricing, design, geographic markets and/or channels of distribution.

We maintain leading positions in the dress shirts, neckwear and sportswear tops markets.  Our dress shirt brands have the highest market share in the $2 billion United States dress shirt market and include the two best-selling dress shirt brands in the United States in each of the past three years. We believe we market one in three dress shirts sold in the United States. Our dress shirt business had a market share in department and chain stores in the United States of approximately 46% in 2009, and we believe that our neckwear business had a market share in the United States (all channels) of approximately 50% in 2009. Additionally, our share of the fragmented but substantially larger United States men’s sportswear tops market has grown significantly from 2002 to 2009. We believe that the high recognition and depth of our brand offerings provide us with the opportunity to maintain and increase main floor space with our retail customers.

We have sophisticated and established sourcing operations.  Our centralized capabilities for worldwide procurement and sourcing enable us to deliver to our customers competitive, high quality and appropriately priced goods on a timely basis. We have an extensive, established network of worldwide sourcing partners, which allows us to meet our customers’ needs in an efficient manner, and do not rely on any one vendor or factory or on vendors or factories in any one country. In 2009, approximately 160 different manufacturers produced our apparel products in approximately 200 factories and approximately 25 countries worldwide. With the exception of handmade neckwear, which is made in our Los Angeles, California facility and which accounts for less than 10% of our total quantity of neckwear sourced and produced, virtually all of our products are produced by independent manufacturers located in foreign countries. We also source finished products, piece goods and raw materials. At the end of 2008, we decided to realign our global sourcing organization structure to make more efficient use of our internal resources with the intended goals of reducing product development cycle times and improving the efficiency of our sourcing operations. Our logistics capabilities, including sourcing, are able to satisfy the future growth in PVH’s existing businesses and have the capacity to support the Tommy Hilfiger business and its future growth in North America.

We have demonstrated experience in successfully acquiring, managing, integrating and positioning new brands and businesses.  In the past, we have been successful in acquiring, managing, integrating and positioning several brands and businesses within our existing business, including Calvin Klein and IZOD, as well as numerous licensed brands we acquired the right to use when we bought the neckwear business of Superba. For example, in 2003, we acquired Calvin Klein and have since grown the brand by creating a tiered-brand strategy, which has helped grow global retail sales from approximately $2.8 billion when we acquired the brand, to approximately $5.8 billion in 2009. In 1995, we acquired the IZOD brand and since then have grown it into the leading main floor department store men’s sportswear tops brand and have increased wholesale sales of IZOD by over 600% through 2009. Further, we have expanded the IZOD brand offerings through the development of five specialized collections using sub-brands, as well as taken the IZOD women’s sportswear business in-house. In 2007, we acquired substantially all of the assets of Superba, the world’s largest neckwear company. This acquisition provided us with an established neckwear business base comprising over 25 licensed and owned neckwear brands and a market share of approximately 40%. We have since grown that business to what we believe is a market share of approximately 50% in 2009 by adding brands and creating efficiencies and marketing opportunities with our complementary heritage dress shirt business. We believe that this experience will assist us in seeking to capitalize on the opportunities presented by the Tommy Hilfiger acquisition.

We have a highly experienced and established management team.  Our executive management team has extensive experience in the apparel industry and many of our senior executives have spent the majority of their professional careers with us. Emanuel Chirico, our Chairman and Chief Executive Officer, has been with us for over 16 years. Allen Sirkin, our President and Chief Operating Officer, has been with us for almost 25 years. Michael Shaffer, our Executive Vice President and Chief Financial Officer, has been with us for almost 20 years. Francis K. Duane, our Vice Chairman, Wholesale Apparel, has been with us for almost 12 years. Paul Thomas Murry, President and Chief Executive Officer, Calvin Klein, has been with us for over 13 years (including his tenure with Calvin Klein prior to the acquisition). In addition, the other 21 members of our senior management team have an average of over 16 years with PVH (including, in two cases, tenure with a business we acquired).

Business Strategy

We intend to capitalize on the significant opportunities presented by the acquisition of Tommy Hilfiger, as well as continue to focus on growing Calvin Klein and increasing the revenue and profitability of our heritage business through the execution of the following strategies:

Tommy Hilfiger

Continue to grow the European business.  The European business has achieved a compound annual growth rate of approximately 21% over the last three years ended March 31, 2009. In the year ended March 31, 2009, the European business represented approximately 49% of Tommy Hilfiger’s revenues. We believe that there is significant potential for further expansion in Europe. Among other initiatives, our strategies for the European market include:

•	We intend to grow the business in product categories that we believe are currently underdeveloped in Europe, such as pants, outerwear, underwear and accessories, as well as the womenswear collection;

•	We will seek to increase the Tommy Hilfiger brand’s presence in under-penetrated markets where we believe there is growth potential, such as Italy, France, the United Kingdom, Scandinavia and Central and Eastern Europe, through both our own retail expansion and increased wholesale sales, which will be supported with increased advertising and marketing activities; and

•	We will continue to increase Tommy Hilfiger’s overall presence in Europe through the expansion of specialty and outlet retail stores.

Grow and continue to strengthen the North American business.  Tommy Hilfiger commenced a strategic alliance with Macy’s, Inc. providing for exclusive wholesale distribution in the United States of most men’s, women’s, women’s plus-size and children’s sportswear beginning with the Fall 2008 season and in 2009 discontinued its Canadian wholesale business and integrated its Canadian and United States retail businesses. We believe that these initiatives have strengthened the businesses and positioned them for future growth. We intend to achieve this growth by:

•	Expanding the strategic alliance with Macy’s by leveraging our logistics capabilities and “preferred vendor” relationship with Macy’s and adding product categories to the merchandise assortments, increasing and enhancing the locations of “shop-in-shop” stores in high-volume Macy’s stores and featuring Tommy Hilfiger products in Macy’s marketing campaigns;

•	Continuing to develop the retail businesses by increasing the overall number of stores in the United States and Canada; and

•	Expanding product offerings by Tommy Hilfiger and its licensees in both the retail and wholesale channels.

Expansion of Opportunities Outside of Europe and North America.  Tommy Hilfiger operates a retail business in Japan, has announced plans to assume control of its licensee’s business in China and operates elsewhere in Asia-Pacific and in Central and South America through licensees, franchisees and distributors. These businesses have grown consistently over the last few years.

Japan.  We intend to capitalize on opportunities to grow the Tommy Hilfiger business in Japan by continuing to open new stores and introducing regional sizing, the Hilfiger Denim line and childrenswear, underwear and tailored product offerings, as well as other initiatives targeted at local market needs.

China.  Tommy Hilfiger has announced an agreement to assume control over its licensee’s business in China in March 2011. This acquisition will put us in a better position to support the development and expansion of the business in this important market where we believe there are many opportunities for growth. We have agreed with Apax to license the China business to a company jointly owned by us and Apax, but largely controlled by Apax, and to potentially bring on a joint venture partner to operate the business in China.

Licensing.  We intend to continue a balanced strategy, acquiring licensees, distributors and franchisees where we believe we can achieve greater scale and success compared to our partners, while at the same time licensing businesses for product categories and markets when we believe experienced and/or local partners provide the best opportunity for success. Tommy Hilfiger has been increasing marketing and product support to licensees in high-growth markets through seasonal sales events at the beginning of each new season in order to help build and grow the business in these markets.

Further Penetrate e-Commerce Channel.  In September 2009, Tommy Hilfiger re-launched its e-commerce business using a new platform in selected European countries and North America. We will seek to improve the online capabilities and functions of the e-commerce sites to improve the shopping experience and attract additional business. Tommy Hilfiger has recently engaged a new back office service provider with significant experience in e-commerce operations to develop the opportunity offered by this business.

Realize Identified Cost Synergy Opportunities.  While we intend to keep much of the European operations, design divisions and marketing and advertising functions intact, we believe the acquisition will create significant opportunities to reduce overhead and back office expenses. We currently expect to achieve approximately $40 million in annual cost savings through synergies, principally with respect to Tommy Hilfiger’s North American operations, as well as certain corporate functions, which are expected to be realized in full by the end of the third year after the acquisition.

Calvin Klein

We acquired Calvin Klein because of the significant growth opportunities presented by the Calvin Klein brands. The tiered-brand strategy we created for the Calvin Klein brands established a strategic brand architecture to guide the global brand growth and development of all three brand tiers by differentiating each of the Calvin Klein brands with distinct marketing identities, positioning and channels. Additionally, branding product across three tiers allows flexibility from market to market to build businesses that address the differences between markets. We have approximately 55 licensing and other arrangements across the three Calvin Klein brands. These arrangements grant rights to produce products over a broad range of categories and, in certain cases, also grant rights to open retail stores in countries outside of the United States.

•	Calvin Klein Collection. The principal growth opportunity for our “halo” brand is to broaden the current distribution through the continued opening of freestanding stores operated throughout the world by our experienced retail partners, as well as through expanded distribution by our wholesale collection business within premier department stores and specialty stores in both the United States and overseas. We acquired CMI, the licensee of the men’s and women’s high-end collection apparel and accessories businesses, in January 2008. We believe this acquisition gives us greater control over the Calvin Klein Collection businesses and, thereby, enhances our ability to maximize the halo benefit provided by this brand.

•	ck Calvin Klein. Our “bridge” brand, ck Calvin Klein, provides significant growth opportunities, particularly in Europe and Asia, where apparel and accessories are more traditionally sold in the upper-moderate to upper “bridge” price range. We have entered into several licenses since we acquired Calvin Klein, adding to the pre-existing licensed apparel and accessories lines. Specific growth opportunities include:

•	Broadening distribution of apparel and accessories through continued expansion in key markets such as Southeast Asia, China and Japan, as well as Europe and the Middle East. ck Calvin Klein apparel and accessories were available in Europe, Asia and Japan, as well as in approximately 60 freestanding ck Calvin Klein stores in Asia-Pacific (excluding Japan), Europe and the Middle East at the end of 2009. We currently expect that additional freestanding ck Calvin Klein stores will be opened by licensees by the end of 2010;

•	Expansion of the watch and jewelry lines worldwide; and

•	Introduction of additional ck Calvin Klein fragrances, which have contributed to the growth of the ck Calvin Klein brand globally.

•	Calvin Klein. We believe that the Calvin Klein white label “better” brand presents the largest growth opportunity, particularly in the United States, Canada and Mexico. Growth opportunities for this brand include:

•	Continued expansion of our men’s sportswear business, which was first launched for Fall 2004 in the United States;

•	Continued development of the licensed lines of men’s and women’s footwear, handbags, women’s sportswear, women’s suits, dresses, women’s swimwear and men’s outerwear;

•	Introduction and growth of new fragrance offerings and brand extensions, such as the men’s and women’s ckIN2U (Spring 2007), Calvin Klein MAN (Fall 2007), Secret Obsession (Fall 2008) and ckFree (Fall 2009) fragrances;

•	Introduction and growth of new underwear brand extensions, such as the men’s and women’s Steel (Fall 2007), men’s and women’s Black & White (Spring 2009), and the women’s Seductive Comfort (Fall 2008) lines;

•	Introduction and growth of new jeanswear extensions, such as the men’s and women’s Body (Fall 2009) lines; and

•	Pursuit of additional licensing opportunities for new product lines, such as the introduction of a women’s performance line (Spring 2008) and two furniture lines, Calvin Klein Home (January 2009) and The Curator Collection By Calvin Klein Home (Fall 2009).

Heritage Business

•	Continue to grow sportswear. We have a leading position in the United States in men’s sportswear and have continued to penetrate the sportswear market with additional products and product lines. We have built IZOD into a year-round lifestyle brand from its traditional knit sport shirt origins by adding new product offerings, such as pants, sweaters and outerwear, and new lines of apparel, including golf and jeanswear. As a result, IZOD has become a leader on the main floor of department stores in the United States. In 2007, we expanded our wholesale sportswear offerings through our assumption of the IZOD women’s sportswear collection, which was previously a licensed business. We offered our first collection of men’s Timberland sportswear for Fall 2008, assuming the line from our licensor, The Timberland Company, and since then have grown distribution in department and specialty store doors in the United States from 330 to 1,300 in 2009.

•	Continue to strengthen the competitive position and image of our current brand portfolio. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and loyalty. We believe that our brands are successful because we have positioned each one to target distinct consumer demographics and tastes. We will continue to design and market our branded products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and increase consumer loyalty. We will seek to increase our market share in our businesses by expanding our presence through product extensions and increased floor space. We are also committed to investing in our brands through advertising and other means to maintain strong customer recognition of our brands.

•	Continue to build our brand portfolio through acquisition and licensing opportunities. While we believe we have an attractive and diverse portfolio of brands with growth potential, we will also continue to explore acquisitions of companies or trademarks and licensing opportunities that we believe are additive to our overall business, such as is the case with the acquisition of Tommy Hilfiger. New license opportunities allow us to fill new product and brand portfolio needs. We take a disciplined approach to acquisitions, seeking brands with broad consumer recognition that we can grow profitably and expand by leveraging our infrastructure and core competencies and, where appropriate, by extending the brand through licensing.

•	Pursue international growth. We intend to expand the international distribution of our brands. To date, we have done so principally through licensing. Following the Tommy Hilfiger acquisition, we also intend to do so through exploring opportunities to develop larger European businesses for our heritage brands under the leadership of the Tommy Hilfiger European management team. As of March 31, 2010, we had approximately 50 license agreements, covering approximately 150 territories outside of the United States to use our heritage brands in numerous product categories, including apparel, accessories, footwear, soft home goods and fragrances. We also conduct international business directly. We expanded our wholesale operations in 2007 and again in 2008 to include sales of certain dress furnishings and sportswear products to department and specialty stores throughout Canada and dress shirts in parts of Europe. We believe that our strong brand portfolio and broad product offerings enable us to seek additional growth opportunities in geographic areas where we believe we are underpenetrated, such as Europe and Asia.

Tommy Hilfiger Acquisition

On March 15, 2010, we entered into a definitive agreement to acquire Tommy Hilfiger B.V. and certain affiliated companies, which is controlled by funds affiliated with Apax Partners L.P., for total consideration of €2.2 billion, plus the assumption of €100 million in liabilities. The consideration includes €1.924 billion in cash and €276 million in shares of our common stock (which, assuming a United States Dollar-Euro exchange rate of $1.3535 to one Euro on April 16, 2010 and the formula in the purchase agreement, would constitute approximately 8.5 million shares of our common stock). The closing of the transaction is subject to the receipt of financing and other customary conditions, including the receipt of required regulatory approvals.

Financing for Acquisition

We intend to finance part of the €1.924 billion cash portion of the acquisition and repurchase and redeem our $150 million of senior notes due 2011 and $150 million of senior notes due 2013 through a combination of cash on hand, this offering of notes, expected initial borrowings of approximately $2 billion under a new senior secured credit facility and the sale of $200 million of Series A perpetual convertible preferred stock, which will be sold to affiliates of LNK Partners, L.P. and MSD Brand Investments LLC, private investment firms, which we refer to as LNK and MSD, respectively. The Series A preferred stock has no coupon and a liquidation preference equal to the face amount ($25,000 per share). The Series A preferred stock will receive dividends equal to the dividends payable on the number of shares of our common stock into which the preferred stock is convertible. We also intend to issue €276 million in shares of our common stock directly to Apax and the other Tommy Hilfiger selling shareholders. The closing of this offering of notes will occur concurrently with, and is conditioned upon, the closing of the acquisition of Tommy Hilfiger.

We also intend to finance part of the cash portion of the consideration for the acquisition with the net proceeds of the sale concurrently with this offering of notes, of 4.5 million shares of our common stock in an underwritten public offering. The common stock offering is subject to a number of factors beyond our control, including then-current market conditions. The common stock offering is not contingent upon the consummation of the Tommy Hilfiger acquisition or this offering of notes.

The estimated sources and uses of the funds for the Tommy Hilfiger acquisition, including with respect to the proceeds of this offering, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including (i) the amount of net proceeds that we receive from this offering of notes, (ii) the amount of net proceeds that we receive from the common stock offering, (iii) changes in Tommy Hilfiger’s net working capital and (iv) the actual exchange rate at time of closing. For additional detail, see “Description of the Tommy Hilfiger Acquisition.”

Sources		Uses
($ in millions)

Available cash (1)	$326	Tommy Hilfiger consideration (6)	$3,147
New senior secured credit facility (2)	2,000	Repurchase or redemption of existing notes	300
Notes offered hereby	525	Integration and other costs (7)	90
Stock issued to Apax and selling		Estimated acquisition fees and expenses (8)	163
shareholders (3)	374
Preferred stock issued (4)	200
Common stock offering (5)	275

Total	$3,700	Total	$3,700

(1)	Reflects excess cash to be used to fund the acquisition of Tommy Hilfiger after giving effect to proceeds from this offering of notes, as well as the other proposed financings to fund the acquisition.

(2)	We will enter into a new a senior secured credit facility in aggregate principal amount of $2.45 billion (including an undrawn revolving credit facility with a total commitment of $450 million), consisting of a

United States Dollar-denominated facility and a Euro-denominated facility. See “Description of Other Indebtedness.”

(3)	Pursuant to the Tommy Hilfiger purchase agreement, we will issue €276 million of our common stock directly to Apax and the other selling shareholders of Tommy Hilfiger. Assuming a United States Dollar-Euro exchange rate of $1.3535 to one Euro and in accordance with the formula in the purchase agreement, this issuance would constitute approximately 8.5 million shares of our common stock, or approximately 13% of our pro forma outstanding shares.

(4)	We will sell $200 million of Series A preferred stock to LNK and MSD, which is convertible into approximately 4.2 million shares, or approximately 6% of our pro forma outstanding shares.

(5)	Excludes an additional 675,000 shares of common stock to cover over-allotments.

(6)	Consists of €1.924 billion in cash and €276 million in shares of our common stock and the assumption of approximately €100 million of Tommy Hilfiger’s liabilities. Assumes €650 million of the cash consideration is converted at the exchange rate of $1.4057 to one Euro to reflect hedges in place, assuming the acquisition closes during the week of May 3, 2010, and €1,550 million is converted at the exchange rate on April 16, 2010 of $1.3535 to one Euro.

(7)	Includes cash integration costs relating to severance, real estate related costs, IT and equipment, as well as other costs and expenses associated with the acquisition.

(8)	Reflects our estimate of fees and expenses associated with the acquisition, including financing fees, transaction fees and other transaction costs and professional fees.

Our Corporate Information

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our footwear business is the successor to G.H. Bass & Co., a business begun in 1876, our Arrow business is the successor to the original Cluett, Peabody & Co., a business begun in 1851, and our neckwear business is the successor to a business begun in 1873. Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500.

Recent Developments

Although neither our interim financial statements for the 13 weeks ended May 2, 2010 nor Tommy Hilfiger’s financial statements for the fiscal year ended March 31, 2010 are currently available, the following information reflects our and Tommy Hilfiger’s separate preliminary results. The preliminary results have been prepared by, and are the responsibility of, PVH and Tommy Hilfiger management. Ernst & Young LLP and PricewaterhouseCoopers Accountants N.V. have not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary results. Accordingly, Ernst & Young LLP and PricewaterhouseCoopers Accountants N.V. do not express an opinion or any other form of assurance with respect thereto. This information has not been reviewed or audited by either our or Tommy Hilfiger’s respective independent registered public accounting firms and may change following their respective reviews or audits. The information for the periods presented is unaudited and has been presented on the same basis as presented in the respective audited financial statements incorporated by reference in this prospectus supplement.

These amounts reflect the current best estimates and may be revised as a result of further review of the results. During the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary financial information presented below may be identified. This data should be read in conjunction with the financial statements incorporated by reference in this prospectus supplement. These results may not be indicative of results to be expected for any future period.

There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Cautionary Statement Concerning Forward Looking Statements.”

PVH

The following assumes that our acquisition of Tommy Hilfiger is not consummated and that we continue on a standalone basis. We will incur certain transaction expenses principally during the first quarter of 2010 related to the acquisition, whether or not it is consummated. These expenses are included in our GAAP guidance, but excluded from our non-GAAP guidance. We estimate revenue for the first quarter of 2010 to be in the range of approximately $605 million to $610 million, an increase of approximately 9% from the prior year’s first quarter. For the full year 2010, we estimate revenue to be in the range of $2.49 billion to $2.51 billion, an increase of approximately 4% to 5% from the prior year. For the first quarter of 2010, we estimate that non-GAAP earnings per share will be $0.80. This compares to non-GAAP earnings per share in the prior year’s first quarter of $0.53. GAAP earnings per share is estimated to be $0.11 in the first quarter of 2010, as compared to $0.48 in the prior year’s first quarter. Non-GAAP earnings per share for the full year 2010 is currently projected to be in the range of $3.25 to $3.33. This represents an increase of approximately 15% to 18% over full year 2009 on a non-GAAP basis. On a GAAP basis, earnings per share for the full year 2010 is currently expected to be in the range of $2.56 to $2.64, representing a decrease of approximately 14% to 17% as compared to the prior year.

We believe that excluding (x) the costs incurred in connection with our restructuring initiatives announced in the fourth quarter of 2008 and the net tax benefit related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions from the presentation of our 2009 non-GAAP earnings per share, and (y) the estimated one-time costs related to our acquisition of Tommy Hilfiger from the presentation of our estimated 2010 non-GAAP earnings per share, provides useful additional information to investors. We believe that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that we believe are not comparable between periods, thereby permitting us to evaluate performance and investors to make decisions based on our ongoing operations. We believe that investors often look at ongoing operations of an enterprise as a measure of assessing performance. We use our results excluding these amounts to evaluate our operating performance and to discuss our business with investment institutions, our Board of Directors and others. Our earnings per share amounts excluding the costs associated with our restructuring initiatives are also the basis for certain incentive compensation calculations. Taxes are estimated on our taxable restructuring and other costs at our normalized tax rate before discrete items.

	2009	2010
First Quarter Earnings Per Share	(Actual)	(Estimated)

GAAP earnings per share	$0.48	$0.11
Estimated per share impact of costs related to our acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated (pre-tax costs of $60.0 million, or $37.2 million after taxes of $22.8 million)		$0.69
Per share impact of restructuring initiatives (pre-tax charges of $4.7 million, or $2.9 million after taxes of $1.8 million)	$0.05
Earnings per share excluding the impact of above items	$0.53	$0.80

	2009	2010
Full Year Earnings Per Share	(Actual)	(Estimated)

GAAP earnings per share	$3.08	$2.56 - $2.64
Estimated per share impact of costs related to our acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated (pre-tax costs of $60.0 million, or $37.2 million after taxes of $22.8 million)		$0.69
Per share impact of (i) restructuring initiatives (pre-tax charges of $25.9 million, or $16.1 million after taxes of $9.8 million) and (ii) the net tax benefit of $29.6 million related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions (total net income of $13.5 million after-tax)	$(0.25)
Earnings per share excluding the impact of above items	$2.83	$3.25 - $3.33

Tommy Hilfiger

Tommy Hilfiger expects net revenue to be in the range of approximately €1,640 million to €1,660 million for the fiscal year ended March 31, 2010, as compared to net revenue of €1,612 million for the fiscal year ended March 31, 2009.

Tender Offers and Consent Solicitations

On April 7, 2010, we commenced cash tender offers for our $150 million aggregate principal amount of 7 1/4% senior notes due 2011 and our $150 million aggregate principal amount of 8 1/8% senior notes due 2013. In connection with the tender offers, we are soliciting consents to certain proposed amendments to the indentures governing these outstanding senior notes, which would result in the removal of substantially all of the restrictive covenants and certain events of default relating to these senior notes. The tender offers and consent solicitations are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated April 7, 2010, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

The tender offers will expire at midnight, New York City time, on May 4, 2010, unless terminated or extended. Our obligation to purchase validly tendered 7 1/4% senior notes due 2011 and 8 1/8% senior notes due 2013 is also conditioned upon, among other things, the consummation of this offering and the satisfaction of the conditions to the Tommy Hilfiger acquisition. If any of the senior notes are not tendered to us in the tender offers, we currently intend to use a portion of the net proceeds of this offering to redeem the untendered notes, although we are under no obligation to do so. Nothing in this prospectus supplement should be construed as an offer to purchase any of our currently outstanding senior notes, as our tender offers and consent solicitations were made solely to recipients of our Offer to Purchase and Consent Solicitation Statement on the terms and subject to the conditions set forth therein. Barclays Capital Inc. is acting as dealer manager and solicitation agent for the tender offers and consent solicitations.

The Offering

In this section “The Offering,” “PVH,” the “Company,” “we,” “our,” or “us” refer only to Phillips-Van Heusen Corporation and not to any of its subsidiaries.

Issuer	Phillips-Van Heusen Corporation.

Securities Offered	$525,000,000 aggregate principal amount of senior notes due 2020.

Maturity Date	, 2020.

Interest Rate	Interest on the notes will accrue at the rate of % per annum, payable semi-annually in arrears.

Interest Payment Dates	We will pay interest on the notes semi-annually on and of each year, commencing on , 2010.

Optional Redemption	We may redeem any of the notes prior to , 2015 by paying a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium (as defined below), plus accrued and unpaid interest, if any, to but not including the redemption date. On or after , 2015, we may redeem any of the notes at an initial redemption price of % of their principal amount, plus accrued and unpaid interest, if any, to but not including the redemption date. The redemption price will decline each year after 2015 and will be 100% of their principal amount, plus accrued and unpaid interest, if any, to but not including the redemption date, beginning on , 2018.

In addition, before , 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of one or more of certain equity offerings at a redemption price of % of their principal amount plus accrued and unpaid interest, if any, to but not including the redemption date. See “Description of the Notes — Optional Redemption.”

Ranking	The notes will be our unsecured unsubordinated obligations and will rank equally with all of our other existing and future senior unsecured indebtedness and will rank senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will not be guaranteed by any of our subsidiaries on the closing date and may not be guaranteed by any of our subsidiaries for their tenor. As a result, the notes will be structurally subordinated to all existing and future obligations, including trade payables, of our subsidiaries. The notes will be effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

As of January 31, 2010, as adjusted for our new senior secured credit facility, this offering and our offering of common stock and sale of perpetual convertible preferred stock and the use of proceeds therefrom, we would have had approximately $2.6 billion of outstanding indebtedness (excluding approximately $201 million of outstanding letters of credit, $5 million in guarantees and $22 million in capital lease obligations), including $2.1 billion of secured indebtedness (excluding $249 million of available under our undrawn revolving credit facility under our new senior secured credit facility) and including the notes offered hereby. See “Description of the Notes — Ranking.”

Change of Control	Upon the occurrence of certain change of control events, each holder may require us to repurchase all or a portion of the notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase. See “Description of the Notes — Change of Control.”

Covenants	The indenture governing the notes will contain covenants that limit, among other things, the Company’s ability to:

• incur or guarantee additional indebtedness;

•   (a) pay dividends or make distributions on the Company’s capital stock, (b) purchase, redeem or otherwise acquire or retire for value, the Company’s capital stock or any capital stock of a restricted subsidiary of the Company held by an affiliate of the Company (other than a restricted subsidiary of the Company), (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, the Company’s subordinated indebtedness and (d) make certain investments (other than permitted investments);

•   create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its restricted subsidiaries to (a) pay dividends or make distributions on its capital stock to the Company or a restricted subsidiary of the Company, (b) pay any indebtedness owed to the Company, (c) make any loans or advances to the Company or (d) transfer any of its property or assets to the Company;

• sell or otherwise dispose of certain assets, including capital stock of the Company’s restricted subsidiaries;

• enter into transactions with affiliates;

• create certain liens;

• enter into sale and leaseback transactions;

• consolidate or merge or convey, transfer, lease or otherwise dispose of all or substantially all of the Company’s assets; and

• permit any subsidiary guarantor to consolidate or merge or convey, transfer, lease or otherwise dispose of all or substantially all of such subsidiary guarantor’s assets.

In addition, we will be obligated to offer to repurchase the notes at a price of 100% of their principal amount plus accrued and unpaid interest, if any, in connection with certain asset dispositions.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of the Notes — Certain Covenants.”

Form of Notes	The notes will be issued initially in the form of a global note which will represent the aggregate principal amount of notes being offered under this prospectus supplement and the accompanying prospectus and will be in fully registered form without coupons. The notes will be deposited with the custodian for the book-entry depositary.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

Trustee	U.S. Bank National Association.

Use of Proceeds	We intend to use the net proceeds of this offering (together with cash on hand, borrowings under our new senior secured credit facility and proceeds from the sales of our common and preferred stock) to fund our acquisition of Tommy Hilfiger, repurchase or redeem our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013 and pay related fees and expenses.

Condition to the Offering	Closing of this offering will occur concurrently with, and is conditioned upon, the closing of our acquisition of Tommy Hilfiger. See “Description of the Tommy Hilfiger Acquisition.”

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information

PVH

The following table sets forth a summary of our historical financial information and unaudited pro forma consolidated financial information as at and for the periods presented. Because the information below is a summary, you should read the following information in conjunction with the information contained under the captions “Risk Factors” contained herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended January 31, 2010, which is incorporated by reference in this prospectus supplement.

Set forth below is our summary historical financial information for each of our fiscal years ended January 29, 2006, February 4, 2007, February 3, 2008, February 1, 2009 and January 31, 2010. Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to a year are to our fiscal year, unless the context requires otherwise. Our 2009 year commenced on February 2, 2009 and ended on January 31, 2010; 2008 commenced on February 4, 2008 and ended on February 1, 2009; 2007 commenced on February 5, 2007 and ended on February 3, 2008; 2006 commenced on January 30, 2006 and ended on February 4, 2007; 2005 commenced on January 31, 2005 and ended on January 29, 2006.

We have derived the historical financial information for and as of the end of our 2007, 2008 and 2009 years from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended January 31, 2010, which is incorporated by reference in this prospectus supplement. We have derived the historical financial information for and as of the end of our 2005 and 2006 fiscal years from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement.

The unaudited pro forma consolidated financial information for the year ended January 31, 2010, gives effect to the consummation of our acquisition of Tommy Hilfiger, including the issuance of the notes offered hereby, the entry into a new senior secured credit facility and the borrowings thereunder, the issuance of shares of our common stock in a public offering, the issuance of shares of our Series A preferred stock in a private placement and the extinguishment of a portion of our existing debt. The unaudited pro forma consolidated income statement gives effect to these events as if the transaction had occurred on February 2, 2009. The unaudited pro forma consolidated balance sheet gives effect to these events as if the transaction had occurred on January 31, 2010.

The summary unaudited pro forma consolidated financial information included below is derived from our historical financial statements and those of Tommy Hilfiger and is based on certain assumptions that we believe to be reasonable, which are described in the section entitled “Unaudited Pro Forma Consolidated Financial Information” herein. We have not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Tommy Hilfiger assets to be acquired and liabilities to be assumed and the unaudited pro forma consolidated financial information does not include adjustments to reflect any matters not directly attributable to implementing the acquisition. Accordingly, the summary does not purport to represent what our results of operations or financial position actually would have been if the acquisition had occurred at any date, and such information does not purport to project the results of operations for any future period.

	Fiscal Year										Pro Forma
	2005(1)		2006(2)		2007		2008(3)		2009(4)		2009
	($ in thousands, except per share data and ratios)										(Unaudited)

Income Statement Data:
Total revenue	$1,908,848		$2,090,648		$2,425,175		$2,491,935		$2,398,731		$4,680,832
Cost of goods sold	1,017,793		1,060,784		1,234,188		1,291,267		1,216,128		2,299,430

Gross profit	891,055		1,029,864		1,190,987		1,200,668		1,182,603		2,381,402
Selling, general and administrative expenses	684,209		796,601		882,492		1,028,784		938,791		2,061,318
Gain on sale of investments, net	—		32,043		3,335		1,864		—		—

Income before interest and taxes	206,846		265,306		311,830		173,748		243,812		320,084
Interest expense	34,390		34,272		33,753		33,639		33,524		167,967
Interest income	(5,813)		(17,399)		(16,744)		(6,195)		(1,295)		(2,243)
Income tax expense	66,581		93,204		111,502		54,533		49,673		42,707

Net income	$111,688		$155,229		$183,319		$91,771		$161,910		$111,653
Preferred stock dividends on convertible stock	12,918		—		—		—		—		—
Preferred stock dividends on converted stock	2,051		3,230		—		—		—		—
Inducement payments and offering costs	14,205		10,948		—		—		—		—

Net income available to common stockholders	$82,514		$141,051		$183,319		$91,771		$161,910		$111,653

Net income per common share — basic	$2.15		$2.71		$3.29		$1.78		$3.14		$1.63

Net income per common share — diluted	$1.85		$2.64		$3.21		$1.76		$3.08		$1.61

Balance Sheet Data (end of period):
Cash and cash equivalents	$267,357		$366,099		$269,914		$328,167		$480,882		$341,505
Working capital(5)	439,032		501,837		476,071		515,191		632,002		679,391
Total assets	1,765,048		2,013,345		2,172,394		2,200,184		2,339,679		6,774,441
Total debt	399,525		399,538		399,552		399,567		399,584		2,601,709
Convertible redeemable preferred stock	161,926		—		—		—		—		—
Preferred stock	—		—		—		—		—		200,000
Stockholders’ equity	610,662		942,157		956,283		998,795		1,168,553		1,954,181

Cash Flow and Other Data:
Depreciation and amortization	$35,481		$37,902		$46,590		$55,366		$49,889
EBITDA(6)	242,327		303,208		358,420		229,114		293,701
Adjusted EBITDA(6)	242,327		292,994		358,420		328,441		319,598
Capital expenditures	37,443		46,161		94,749		88,141		23,856
Cash flows provided by operating activities	189,385		251,259		219,335		238,747		214,452
Cash flows used in investing activities	(63,886)		(154,177)		(125,599)		(176,684)		(62,873)
Cash flows (used in) provided by financing activities	17,744		1,660		(189,921)		(3,810)		1,136
Cash dividends declared per common share	0.15		0.15		0.15		0.15		0.15
Ratio of earnings to fixed charges(7)	3.6	x	4.6	x	4.9	x	2.8	x	3.6	x	1.6	x

(1)	2005 includes an inducement payment of $12,853 and offering costs totaling $1,352 incurred by us in connection with the voluntary conversion by the holders of our Series B convertible preferred stock of a portion of such stock into shares of our common stock and the subsequent sale of such common shares by the holders. The inducement payment and offering costs resulted in a reduction of net income available to common stockholders for purposes of calculating diluted net income per common share.

(2)	2006 includes (a) a pre-tax gain of $32,043 associated with the sale by one of our subsidiaries on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10,535 resulting from the departure in February 2006 of our former chief executive officer; (c) pre-tax costs of $11,294 associated with closing our apparel manufacturing facility in Ozark, Alabama in May 2006; and (d) an inducement payment of $10,178 and offering costs totaling $770 incurred by us in connection with the voluntary conversion by the holders of our Series B convertible preferred stock of a portion of such stock into shares of our common stock and the subsequent sale of a portion of such shares by the holders. The inducement payment and offering costs resulted in a reduction of net income available to common stockholders for purposes of calculating diluted net income per common share. 2006 includes 53 weeks of operations.

(3)	2008 includes (a) fixed asset impairment charges of $60,082 for approximately 200 of our retail stores; (b) pre-tax costs of $21,578 associated with our restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of our global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses; and (c) pre-tax costs of $17,667 associated with the operations and closing of our Geoffrey Beene outlet retail division.

(4)	2009 includes (a) pre-tax costs of $25,897 associated with our restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of our global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of our Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses, and (b) a net tax benefit of $29,619 related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

(5)	Working capital is defined as current assets less current liabilities.

(6)	Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain restructuring and other items as referenced in footnotes 2 through 4 above. We present EBITDA and adjusted EBITDA because, when considered in conjunction with related GAAP financial measures, we believe they are useful to investors since they (a) provide investors with a financial measure on which management bases financial, operational, compensation and planning decisions, (b) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (c) assist investors and analysts in evaluating our performance, including evaluation across reporting periods on a consistent basis, by excluding items that we do not believe are indicative of our core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. Since EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP. Net income in accordance with GAAP is reconciled to EBITDA and adjusted EBITDA as follows (notes (1) through (4) above apply to the applicable periods in the following table):

	Fiscal Year
	2005	2006	2007	2008	2009
	($ in thousands)

Net income	$111,688	$155,229	$183,319	$91,771	$161,910
Income tax expense	66,581	93,204	111,502	54,533	49,673
Interest expense	34,390	34,272	33,753	33,639	33,524
Interest income	(5,813)	(17,399)	(16,744)	(6,195)	(1,295)
Depreciation and amortization	35,481	37,902	46,590	55,366	49,889

EBITDA	$242,327	$303,208	$358,420	$229,114	$293,701

Restructuring and other items (notes 2-4)	—	(10,214)	—	99,327	25,897

Adjusted EBITDA	$242,327	$292,994	$358,420	$328,441	$319,598

(7)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense. The pro forma ratio reflects the acquisition of Tommy Hilfiger and the incurrence and repayment of debt in connection therewith.

Tommy Hilfiger

Unless otherwise indicated, Tommy Hilfiger’s financial information contained in this prospectus supplement has been prepared in accordance with the IFRS applicable at the first day of the relevant financial period. IFRS differs in certain significant respects from GAAP.

Because the information below is a summary, you should read the following information in conjunction with the audited special purpose consolidated financial statements of Tommy Hilfiger for the year ended March 31, 2009 and for the year ended March 31, 2008, and the notes relating thereto, contained in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2010, and the unaudited special purpose consolidated interim financial statements of Tommy Hilfiger for the nine months ended December 31, 2008 and December 31, 2009 and the notes relating thereto, contained in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2010, which is incorporated by reference in this prospectus supplement.

	Fiscal Year			Nine Months
	Ended March 31,			Ended December 31,
	2007(1)	2008	2009	2008	2009
	(€ in thousands)			(Unaudited)	(Unaudited)

Income Statement Data:
Revenue	€1,197,247	€1,369,377	€1,612,304	€1,149,838	€1,178,937
Cost of goods sold	570,322	558,461	710,913	490,775	521,225

Gross margin	626,925	810,916	901,391	659,063	657,712
Distribution and selling costs	238,955	315,552	362,296	326,474	333,207
Administrative expenses	188,746	236,629	300,308	137,110	145,248
Other expenses	78,014	29,083	14,457	23,291	12,311
Depreciation, amortization and impairment expenses	90,214	59,941	105,497	50,186	75,928

Operating result	30,996	169,711	118,833	122,002	91,018
Finance costs, net	157,270	153,085	80,096	56,810	78,916

Result before tax	(126,274)	16,626	38,737	65,192	12,102
Income tax	(57,204)	26,978	14,419	24,264	4,249

Result for period (net income)	€(69,070)	€(10,352)	€24,318	€40,928	€7,853

Balance Sheet Data (at end of period):
Cash, cash equivalents and bank overdrafts	€136,627	€74,752	€139,845	€144,520	€236,559
Working capital(2)	211,866	159,840	202,758	183,932	244,702
Total assets	1,418,846	1,494,735	1,725,423	1,624,960	1,599,522
Total debt	694,267	576,116	625,764	606,734	549,851
Total equity, including shareholder loan	333,191	393,381	473,888	462,544	528,711

Cash Flow and Other Data:
Depreciation, amortization and impairment expenses	€90,214	€59,941	€105,497	€50,186	€75,928
EBITDA(3, 4)	121,210	229,652	224,330	172,188	166,946
Adjusted EBITDA(3, 4)	222,592	283,132	265,303	195,024	188,388
Capital expenditures	76,952	63,628	103,641	76,294	42,293
Net cash from/(used in) operating activities	69,217	199,207	252,476	226,671	254,583
Net cash from/(used in) investing activities	(580,720)	(100,148)	(158,740)	(126,841)	(56,576)
Net cash from/(used in) financing activities	642,835	(141,272)	(34,924)	(23,950)	(97,045)

(1)	Tommy Hilfiger was acquired by management and Apax in 2006 and, as a consequence, the fiscal year ended March 31, 2007 consists of only 46 weeks and includes significant non-recurring expenses, as discussed below.

(2)	Working capital is defined as current assets less current liabilities.

(3)	Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain restructuring and other items as referenced in notes (4)-(8) below. EBITDA and adjusted EBITDA are presented because, when considered in conjunction with related IFRS financial measures, we believe they are useful to investors since they (a) provide investors with a financial measure on which Tommy Hilfiger management bases financial, operational, compensation and planning decisions, (b) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (c) assist investors and analysts in evaluating Tommy Hilfiger’s performance, including evaluation across reporting periods on a consistent basis, by excluding items that Tommy Hilfiger does not believe are indicative of its core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under IFRS, have not been audited and should not be considered alternatives to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. Since EBITDA and adjusted EBITDA are not measures determined in accordance with IFRS and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with IFRS.

Net income in accordance with IFRS is reconciled to EBITDA and adjusted EBITDA as follows (notes (1) and (3) above also apply to the applicable periods in the following table):

	Fiscal Year Ended March 31,				Nine Months Ended December 31,
	2007(4)		2008(5)	2009(6)	2008(7)	2009(8)
	(€ in thousands)				(Unaudited)	(Unaudited)

Result for period (net income)	€(69,070	)(9)	€(10,352)	€24,318	€40,928	€7,853
Income tax	(57,204)		26,978	14,419	24,264	4,249
Finance costs, net	157,270		153,085	80,096	56,810	78,916
Depreciation, amortization and impairment expenses	90,214		59,941	105,497	50,186	75,928

EBITDA	121,210		229,652	224,330	172,188	166,946
Karl Lagerfeld(10)	5,298		10,401	7,160	4,704	4,379
Restructuring and other items (4)-(8)	96,084		43,079	33,813	18,132	17,063

Adjusted EBITDA	€222,592		€283,132	€265,303	€195,024	€188,388

(4)	2007 includes (a) costs associated with actions taken after the purchase of Tommy Hilfiger by management and Apax: (i) €53,000 of restructuring costs for the United States operations consisting of severance payments retention bonuses and closure costs for distribution center and head office leases; (ii) €28,200 fair value adjustments of inventory as prescribed by purchase price accounting guidance; and (iii) €10,033 closure costs of certain divisions in the United States wholesale business; and (b) €4,851 termination costs for certain licenses.

(5)	2008 includes (a) €24,935 employee costs for bonus plans specifically related to a potential change in ownership of Tommy Hilfiger, which plans are not part of Tommy Hilfiger’s normal compensation scheme, (b) €11,082 of costs related to an abandoned refinancing transaction; and (c) €7,062 of expenses related to restructuring, acquisitions and divestments, primarily for the acquisition by Tommy Hilfiger of its European footwear licensed business.

(6)	2009 includes (a) €12,376 of costs for the expected losses on the sublease of retail stores and write down of key money not able to be recovered due to the economic downturn; (b) €10,565 of employee costs for bonus plans specifically related to a potential change in ownership of the company, which plans are not part of Tommy Hilfiger’s normal compensation scheme; (c) €8,131 of pre-opening expenses for Tommy Hilfiger’s only global anchor store on Fifth Avenue in New York; and (d) €2,741 of expenses related to the restructuring of Tommy Hilfiger’s Canadian operations and Tommy Hilfiger’s termination of its United States footwear and handbag licensed businesses (including termination fees and certain other fees and costs).

(7)	The nine-month period ended December 31, 2008 includes (a) €11,120 of employee costs for bonus plans specifically related to a potential change in ownership of Tommy Hilfiger which plans are not part of Tommy Hilfiger’s normal compensation scheme; (b) €5,438 of pre-opening expenses for Tommy Hilfiger’s only global anchor store on Fifth Avenue in New York; and (c) €1,574 of expenses related to the termination of our United States footwear and handbag licensed businesses (including termination fees and certain other fees and costs).

(8)	The nine-month period ended December 31, 2009 includes (a) €5,223 of pre-opening expenses for Tommy Hilfiger’s only global anchor store on Fifth Avenue in New York; (b) €4,498 of expenses related to the restructuring of Tommy Hilfiger’s Canadian operations; (c) €3,992 of employee costs for bonus plans specifically related to a potential change in ownership of Tommy Hilfiger which plans are not part of Tommy Hilfiger’s normal compensation scheme; and (d) €3,350 of expenses related to the termination of our United States footwear and handbag licensed businesses (including termination fees and certain other fees and costs).

(9)	Excludes €8,943 from discontinued operations related to the sale of the sourcing operation to Li & Fung.

(10)	Excludes the Karl Lagerfeld business, owned by Tommy Hilfiger, which we are not acquiring.

RISK FACTORS

Before investing in the notes, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, we may be unable to pay interest on, or the principal of, our debt securities, the trading price of the notes could decline and you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the accompanying prospectus and any documents incorporated by reference, you should rely on the information set forth in this section. Given that this offering is conditioned upon the consummation of our acquisition of Tommy Hilfiger, our discussions with respect to the risk factors described below assume the completion of the Tommy Hilfiger acquisition, except where specifically noted.

Risks Related to Our Business and Our Industry

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Economic conditions may adversely affect our business, our customers and our financing and other contractual arrangements. Recent and future economic developments may lead to a reduction in consumer spending overall, which could have an adverse impact on our revenue and profitability. Such events could also adversely affect the businesses of our wholesale and retail customers, which may, among other things, result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, and may cause such customers to reduce or discontinue orders of our products. Financial difficulties of customers may also affect the ability of our customers to access credit markets or lead to higher credit risk relating to receivables from customers.

Recent or future turmoil in the financial and credit markets could make it more difficult for us to obtain financing or refinance existing debt when the need arises or on terms that would be acceptable to us.

A substantial portion of our revenue and gross profit is derived from a small number of large customers and the loss of any of these customers could substantially reduce our revenue.

A few of our customers, including Macy’s, J.C. Penney Company, Inc., Kohl’s Corporation and Wal-Mart Stores, Inc., account for significant portions of our revenue. Sales to our five largest customers were 31% of our revenue in 2009, 32% of our revenue in 2008 and 30% of our revenue in 2007. Macy’s, our largest customer, accounted for 12% of our revenue in 2009, 12% of our revenue in 2008 and 10% of our revenue in 2007. In addition, starting in Fall 2008, Tommy Hilfiger commenced a strategic alliance with Macy’s providing for exclusive wholesale distribution in the United States of most men’s, women’s, women’s plus-size and children’s sportswear. The initial term of the agreement with Macy’s ends on January 30, 2011. Macy’s has notified Tommy Hilfiger of its desire to renew the agreement for a second three-year term and the parties are currently in discussion about expanding the scope of the agreement. Discussions are expected to be concluded shortly and an extension executed, although there can be no assurance that this will be the case. For the year ended March 31, 2009, Macy’s represented approximately 56% of Tommy Hilfiger’s North American revenue and 6% of the company’s total revenue. As a result of this strategic alliance, the success of Tommy Hilfiger’s North American wholesale business is substantially dependent on this relationship and on Macy’s ability to maintain and increase sales of Tommy Hilfiger products. Upon the expiration of the initial term of the Macy’s agreement and each subsequent three-year term, Macy’s may be unwilling to renew the Macy’s agreement on favorable terms, or at all. In addition, our and Tommy Hilfiger’s United States wholesale businesses may be affected by any operational or financial difficulties that Macy’s experiences, including any deterioration in Macy’s overall ability to attract customer traffic or in its overall liquidity position.

Aside from Tommy Hilfiger’s strategic alliance with Macy’s, we do not have long-term agreements with any of our customers and purchases generally occur on an order-by-order basis. A decision by any of our major customers, whether motivated by marketing strategy, competitive conditions, financial difficulties or otherwise, to decrease significantly the amount of merchandise purchased from us or our licensing or other partners, or to change their manner of doing business with us or our licensing or other partners, could substantially reduce our revenue and materially adversely affect our profitability. During the past several years, the retail industry has experienced a great deal of consolidation and other ownership changes and we expect such changes to be ongoing. In addition, store closings by our customers decrease the number of stores carrying our apparel products, while the remaining stores may purchase a smaller amount of our products and may reduce the retail floor space designated for our brands. In the future, retailers may further consolidate, undergo restructurings or reorganizations, realign their affiliations or reposition their stores’ target markets. Any of these types of actions could decrease the number of stores that carry our products or increase the ownership concentration within the retail industry. These changes could decrease our opportunities in the market, increase our reliance on a smaller number of large customers and decrease our negotiating strength with our customers. These factors could have a material adverse effect on our financial condition and results of operations.

We may not be able to continue to develop and grow our Calvin Klein and Tommy Hilfiger businesses in terms of revenue and profitability.

A significant portion of our business strategy involves growing our Calvin Klein business. Our realization of revenue and profitability growth from Calvin Klein will depend largely upon our ability to:

•	continue to maintain and enhance the distinctive brand identity of the Calvin Klein brands;

•	continue to maintain good working relationships with Calvin Klein’s licensees; and

•	continue to enter into new licensing agreements for the Calvin Klein brands, both domestically and internationally.

We cannot assure you that we can successfully execute any of these actions or our growth strategy for the Calvin Klein brands, nor can we assure you that the launch of any Calvin Klein branded products or businesses by us or our licensees or that the continued offering of these lines will achieve the degree of consistent success necessary to generate profits or positive cash flow. Our ability to successfully carry out our growth strategy may be affected by, among other things, our ability to enhance our relationships with existing customers to obtain additional selling space and develop new relationships with apparel retailers, economic and competitive conditions, changes in consumer spending patterns and changes in consumer tastes and style trends. If we fail to continue to develop and grow the Calvin Klein business in terms of revenue and profitability, our financial condition and results of operations may be materially and adversely affected. We will have similar exposure with respect to the Tommy Hilfiger brands and businesses after the Tommy Hilfiger acquisition is completed.

The success of Calvin Klein and Tommy Hilfiger depends on the value of our Calvin Klein and Tommy Hilfiger brands, and if the value of either of those brands were to diminish, our business could be adversely affected.

Our success depends on our brands and their value.  The Calvin Klein name is integral to the existing Calvin Klein business, as well as to our strategies for continuing to grow and expand Calvin Klein. The Calvin Klein brands could be adversely affected if Mr. Klein’s public image or reputation were to be tarnished. We will have similar exposure with respect to the Tommy Hilfiger brands after the Tommy Hilfiger acquisition is completed. Mr. Hilfiger is closely identified with the Tommy Hilfiger brand and any negative perception with respect to Mr. Hilfiger could adversely affect the Tommy Hilfiger brand. In addition, under Mr. Hilfiger’s employment agreement, if his employment is terminated for any reason, his agreement not to compete with Tommy Hilfiger will expire two years after such termination. Although Mr. Hilfiger could not use any Tommy Hilfiger trademark in connection with a competitive business, his association with a competitive business could adversely affect Tommy Hilfiger.

Our business is exposed to foreign currency exchange rate fluctuations.

Certain of our operations and license agreements expose us to fluctuations in foreign currency exchange rates, primarily the rate of exchange of the United States Dollar against the Euro, the Pound, the Yen and the Canadian Dollar. Currently, our principal exposure to changes in exchange rates for the United States Dollar results from our licensing businesses. Many of our license agreements require the licensee to report sales to us in the licensee’s local currency but to pay us in United States Dollars based on the exchange rate as of the last day of the contractual selling period. Thus, while we are not exposed to exchange rate gains and losses between the end of the selling period and the date we collect payment, we are exposed to exchange rate changes during and up to the last day of the selling period. As a result, during times of a strengthening United States Dollar, our foreign royalty revenue will be adversely affected. Currently, a secondary exposure to changes in exchange rates for the United States Dollar results from our foreign operations. Our foreign operations currently include sales of our products to customers throughout Canada and parts of Europe. Sales for these foreign operations are both generated and collected in foreign currency, which exposes us to foreign exchange gains and losses between the date of the sale and the date we collect payment. As with our licensing business, the results of these operations will be adversely affected during times of a strengthening United States Dollar.

These risks are expected to be increased after our acquisition of Tommy Hilfiger, as Tommy Hilfiger’s business has significant operations outside of the United States. Tommy Hilfiger purchases the majority of the products that it sells in United States Dollars, while its sales and licensing revenues are generally derived from sales in a range of currencies including the Euro, United States Dollar, Canadian Dollar, Japanese Yen and Pound Sterling. As a result, a rise in the exchange rates for United States Dollars generally results in a decrease in Tommy Hilfiger’s gross margin. From time to time, Tommy Hilfiger utilizes foreign currency forward contracts or other derivative instruments to mitigate the cash flow or market value risks associated with foreign currency denominated transactions and we may do the same. However, these hedge contracts may not eliminate all of the risks related to foreign currency translation. The occurrence of any of these factors could decrease the value of revenue Tommy Hilfiger receives from its international operations and have a material adverse impact on its business. As of December 31, 2009, Tommy Hilfiger had outstanding foreign exchange contracts for the purchase of $41 million versus Canadian Dollars and the purchase of $216 million versus Euros.

We have licensed businesses in countries that are or have been subject to exchange rate control regulations and have, as a result, experienced difficulties in receiving payments owed to us when due, with amounts left unpaid for extended periods of time. Although the amounts to date have been immaterial to us, as our international businesses grow and if controls are enacted or enforced in additional countries, there can be no assurance that such controls would not have a material and adverse affect on our business, financial condition or results of operations.

Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance that is also reflected in this prospectus supplement.

From time to time, in press releases, SEC filings, public conference calls and other contexts, we have provided guidance to the public regarding current business conditions and our expectations for our future financial results, and included in this prospectus supplement is the most recent guidance we have provided elsewhere to the public. We also expect that we will provide guidance periodically in the future. Our guidance is based upon a number of assumptions, expectations and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In providing our guidance, we also make specific assumptions with respect to our future business decisions, some of which will change. Our actual financial results will therefore vary at times from our guidance due to our inability to meet the assumptions upon which our guidance is based and the impact on our business of the various risks and uncertainties described in these risk factors and in our public filings with the SEC. The variation of our actual results from our guidance may be material. To the extent that our actual financial results do not meet or exceed our guidance, the trading prices of our securities may be materially adversely affected.

We primarily use foreign suppliers for our products and raw materials, which poses risks to our business operations.

Virtually all of our apparel and footwear products, excluding handmade and handfinished neckwear, are produced by and purchased or procured from independent manufacturers located in countries in Europe, the Far East, the Indian subcontinent, the Middle East, South America, the Caribbean and Central America. We believe that we are one of the largest users of shirting fabric in the world. Tommy Hilfiger has no manufacturing facilities and is completely reliant on independent manufacturers. Although no single supplier or country is expected to be critical to our production needs, any of the following could materially and adversely affect our ability to produce or deliver our products and, as a result, have a material adverse effect on our business, financial condition and results of operations:

•	political or labor instability in countries where contractors and suppliers are located;

•	political or military conflict involving the United States, which could cause a delay in the transportation of our products and raw materials to us and an increase in transportation costs;

•	heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods or could result in decreased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

•	a significant decrease in availability or increase in cost of raw materials or the inability to use raw materials produced in a country that is a major provider due to political, human rights, labor, environmental, animal cruelty or other concerns;

•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	the migration and development of manufacturers, which could affect where our products are or are planned to be produced;

•	imposition of regulations, quotas and safeguards relating to imports and our ability to adjust timely to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the United States Dollar against foreign currencies; and

•	restrictions on transfers of funds out of countries where our foreign licensees are located.

If our manufacturers fail to use acceptable ethical business practices, our business could suffer.

We require our manufacturers to operate in compliance with applicable laws, rules and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we impose upon our business partners operating guidelines that require additional obligations in those areas in order to promote ethical business practices, and our staff and third parties we retain for such purposes periodically visit and monitor the operations of our independent manufacturers to determine compliance. However, we do not control our independent manufacturers or their labor and other business practices. If one of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenue and, consequently, our results of operations.

Our reliance on independent manufacturers could cause delay and damage customer relationships.

We rely upon independent third parties for all of our apparel and footwear products, excluding handmade and handfinished neckwear. We do not have long-term contracts with any of our suppliers. The same is true for Tommy Hilfiger. A manufacturer’s failure to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers for those products. As a result, customers could cancel their orders, refuse to accept deliveries or demand reduced prices. Any of these actions taken by our customers could have a material adverse effect on our revenue and, consequently, our results of operations.

Tommy Hilfiger is dependent on third parties to source its products and any disruption in the relationship with these parties or in their businesses may materially adversely affect the Tommy Hilfiger business.

Tommy Hilfiger uses third parties to source the majority of its products from manufacturers. For the year ended March 31, 2009, Tommy Hilfiger outsourced approximately 85% of its sourcing functions to external buying offices. Tommy Hilfiger is a party to a non-exclusive buying agency agreement with Li & Fung Limited (which we refer to as “Li & Fung”) to carry out most of its sourcing work. Li & Fung is one of the world’s largest buying agencies for apparel and related goods and is Tommy Hilfiger’s largest buying office. Under the terms of the agreement, Tommy Hilfiger is required to use Li & Fung for at least 54% of its global sourcing needs. The buying agency agreement with Li & Fung is terminable by Tommy Hilfiger upon 12 months’ prior notice for any reason, and is terminable by either party (i) upon six months’ prior notice in the event of a material breach by the other party and (ii) immediately upon the occurrence of certain bankruptcy or insolvency events. Tommy Hilfiger also uses other third-party buying offices for a portion of its sourcing and has retained a small in-house sourcing team. Any interruption in the operations of Li & Fung or Tommy Hilfiger’s other buying offices, or the failure of Li & Fung or Tommy Hilfiger’s other buying offices to perform their services for Tommy Hilfiger effectively, could result in material delays, reductions of shipments and increased costs. Furthermore, such events could harm Tommy Hilfiger’s wholesale and retail relationships. Although alternative sourcing companies exist, Tommy Hilfiger may be unable to source its products through other third parties, if at all, on terms commercially acceptable to us and on a timely basis. Any disruption in Tommy Hilfiger’s relationship with its buying offices or their businesses, particularly Li & Fung, could have a material adverse effect on our cash flows, business, financial condition and results of operations.

We are dependent on a limited number of distribution facilities. If one becomes inoperable, our business, financial condition and operating results could be negatively impacted.

We operate a limited number of distribution facilities. Our ability to meet the needs of our retail customers and of our own retail stores depends on the proper operation of our primary facilities. If any of our primary facilities were to shut down or otherwise become inoperable or inaccessible for any reason, we could have a substantial loss of inventory and/or disruptions of deliveries to our customers and our stores, and/or incur significantly higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the facility. This could adversely affect our business, financial condition and operating results.

A significant portion of our revenue is dependent on royalties and licensing.

On a pro forma basis for 2009, approximately $376 million, or 8%, of our revenue was derived from licensing royalties, advertising and other revenue. Royalty, advertising and other revenue from Calvin Klein’s three largest licensing partners accounted for approximately 67% of its royalty, advertising and other revenue in 2009. Royalty, advertising and other revenue from Tommy Hilfiger’s three largest licensing partners accounted for approximately 31% of its royalty, advertising and other revenue in its year ended March 31, 2009. We also derive licensing revenue from our Van Heusen, IZOD, Bass, G.H. Bass & Co. and ARROW brand names, as well as from the sublicensing of Geoffrey Beene. The operating profit associated with our royalty, advertising and other revenue is significant because the operating expenses directly associated with administering and monitoring an individual licensing or similar agreement are minimal. Therefore, the loss of a significant licensing partner, whether due to the termination or expiration of the relationship, the cessation of the licensing partner’s operations or otherwise (including as a result of financial difficulties of the partner), without an equivalent replacement, could materially affect our profitability.

While we generally have significant control over our licensing partners’ products and advertising, we rely on our licensing partners for, among other things, operational and financial controls over their businesses. Our licensing partners’ failure to successfully market licensed products or our inability to replace our existing licensing partners could materially and adversely affect our revenue both directly from reduced royalty and advertising and other revenue received and indirectly from reduced sales of our other products. Risks are also associated with our licensing partners’ ability to obtain capital; execute their business plans, including timely delivery of quality products; manage their labor relations; maintain relationships with their suppliers; manage their credit risk effectively; and maintain relationships with their customers.

Our licensing business makes us susceptible to the actions of third parties over whom we have limited control.

We rely on our licensing partners to preserve the value of our brands. Although we make every attempt to protect our brands through, among other things, approval rights over design, production quality, packaging, merchandising, distribution, advertising and promotion of our products, we cannot assure you that we can control the use by our licensing partners of each of our licensed brands. The misuse of our brands by a licensing partner could have a material adverse effect on our business, financial condition and results of operations. For example, Calvin Klein in the past has been involved in legal proceedings with Warnaco with respect to certain quality and distribution issues. Warnaco is entitled to control design and advertising related to the sale of underwear, intimate apparel and sleepwear products bearing the Calvin Klein marks, although to date, it continues to work with Calvin Klein’s in-house advertising agency while exercising its rights with respect to design. We cannot assure you that Warnaco will continue to maintain the same standards of design and, if it assumes control, advertising that has been maintained by Calvin Klein, although we believe they are generally obligated to do so.

Additionally, some of our licensees, including some of our largest Calvin Klein and Tommy Hilfiger licensees, are not United States entities and may be able to produce or sell goods in places prohibited under United States federal law or regulation. For example, foreign licensees may have rights to produce or sell goods in Iran, North Korea, Cuba, Syria or Sudan, which are prohibited under United States law. Such activity, even if legal for a licensee or other authorized party, could bring our brands into disrepute, resulting in a material adverse effect on our business, financial condition and results of operations.

Our retail stores are heavily dependent on the ability and desire of consumers to travel and shop.

Our retail stores are located principally in outlet malls, which are typically located in or near vacation destinations or away from large population centers where department stores and other traditional retailers are concentrated. As a result, fuel shortages, increased fuel prices, travel restrictions, travel concerns and other circumstances, including adverse weather conditions, disease epidemics and other health-related concerns, war, terrorist attacks or the perceived threat of war or terrorist attacks, which would lead to decreased travel, could have a material adverse affect on us. In addition, we may be adversely affected by reduced travel due to economic conditions. Other factors which could affect the success of our stores include:

•	the location of the mall or the location of a particular store within the mall;

•	the other tenants occupying space at the mall;

•	increased competition in areas where the outlet malls are located; and

•	the amount of advertising and promotional dollars spent on attracting consumers to the malls.

In 2008 and 2009, certain of our and Tommy Hilfiger’s businesses and those of certain of our and Tommy Hilfiger’s licensees were adversely affected by the curtailment of travel that accompanied the global economic slowdown.

We may be unable to protect our trademarks and other intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and our competitive position. We are susceptible to others imitating our products and infringing on our intellectual property rights. Since our acquisition of Calvin Klein, we are more susceptible to infringement of our intellectual property rights, as the Calvin Klein brands enjoy significant worldwide consumer recognition, and the generally higher pricing of Calvin Klein branded products creates additional incentive for counterfeiters and infringers. The acquisition of Tommy Hilfiger creates similar risks with regard to the Tommy Hilfiger brands. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenue. We cannot assure you that the actions we take to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market or that we will be able to successfully resolve these types of conflicts to our satisfaction. In some cases, there may be trademark owners who have prior rights to our marks because the laws of certain foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. In other cases, there may be holders who have prior rights to similar marks. For example, in the past we were involved in proceedings relating to a company’s claim of prior rights to the IZOD mark in Mexico and to another company’s claim of prior rights to the Calvin Klein mark in Chile. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands, both domestically and internationally.

Our success is dependent on the strategies and reputation of our licensors.

Our business strategy is to offer our products on a multiple brand, multiple channel and multiple price point basis. This strategy is designed to provide stability should market trends shift. As part of this strategy we license the names and brands of recognized designers and celebrities, including Kenneth Cole, Sean “Diddy” Combs (Sean John), Donald J. Trump, Michael Kors, Joseph Abboud, Donna Karan (DKNY), Ike Behar, Elie Tahari and Robert Graham. In entering into these license agreements, we target our products towards certain market segments based on consumer demographics, design, suggested pricing and channel of distribution in order to minimize competition between our own products and maximize profitability. If any of our licensors determines to “reposition” a brand we license from them, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that brand’s business, adversely affecting our sales and profitability. In addition, as products may be personally associated with these designers and celebrities, our sales of those products could be materially and adversely affected if any of those individual’s images, reputations or popularity were to be negatively impacted.

We face intense competition in the apparel industry.

Competition is strong in the apparel industry. We compete with numerous domestic and foreign designers, brands, manufacturers and retailers of apparel, accessories and footwear, some of which may be larger, more diversified or have greater resources than we do. In addition, through their use of private label programs, we compete directly with our wholesale customers. We compete within the apparel industry primarily on the basis of:

•	anticipating and responding to changing consumer tastes and demands in a timely manner and developing attractive, quality products;

•	maintaining favorable brand recognition;

•	appropriately pricing products and creating an acceptable value proposition for customers;

•	providing strong and effective marketing support;

•	ensuring product availability and optimizing supply chain efficiencies with third-party manufacturers and retailers; and

•	obtaining sufficient retail floor space and effective presentation of our products at retail.

The failure to compete effectively or to keep pace with rapidly changing markets could have a material adverse effect on our business, financial condition and results of operations. In addition, if we misjudge the market for our products, we could be faced with significant excess inventories for some products and missed opportunities for others.

The loss of members of our executive management and other key employees could have a material adverse effect on our business.

We depend on the services and management experience of our executive officers who have substantial experience and expertise in our business. We also depend on other key employees involved in our licensing, design and advertising operations. Competition for qualified personnel in the apparel industry is intense, and competitors may use aggressive tactics to recruit our key employees. The unexpected loss of services of one or more of these individuals could materially adversely affect us. Additionally, the services of key members of the Tommy Hilfiger management team are expected to be particularly critical to ensure a smooth and timely integration of the business into PVH.

Acquisitions may not be successful in achieving intended benefits and synergies.

One component of our growth strategy contemplates our making select acquisitions if appropriate opportunities arise. Prior to completing any acquisition, including our acquisition of Tommy Hilfiger, our management team identifies expected synergies, cost savings and growth opportunities. However, these benefits may not be realized due to, among other things:

•	delays or difficulties in completing the integration of acquired companies or assets;

•	higher than expected costs, lower than expected cost savings and/or a need to allocate resources to manage unexpected operating difficulties;

•	diversion of the attention and resources of management;

•	consumers’ failure to accept product offerings by us or our licensees;

•	inability to retain key employees in acquired companies; and

•	assumption of liabilities unrecognized in due diligence.

Provisions in our certificate of incorporation and our by-laws and Delaware General Corporation Law could make it more difficult to acquire us and may reduce the market price of our common stock.

Our certificate of incorporation and by-laws contain certain provisions, including provisions requiring supermajority voting (80% of the outstanding voting power) to approve certain business combinations with beneficial owners of 5% or more of our outstanding stock entitled to vote for election of directors, permitting the Board of Directors to fill vacancies on the Board and authorizing the Board of Directors to issue shares of Series A preferred stock without approval of our stockholders. These provisions could also have the effect of deterring changes of control.

In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors.

A significant shift in the relative sources of our earnings, adverse decisions of tax authorities or changes in tax treaties, laws, rules or interpretations could have a material adverse effect on our results of operations and cash flow.

Following the acquisition of Tommy Hilfiger, we will have direct operations in a number of countries, including the United States, Canada, the Netherlands, Germany, the United Kingdom, Italy, Japan, Hong Kong and China, and the applicable statutory tax rates vary by jurisdiction. As a result, our overall effective tax rate could be materially affected by the relative level of earnings in the various taxing jurisdictions to which our earnings are subject. In addition, the tax laws and regulations in the various countries in which we operate may be subject to change and there may be changes in interpretation and enforcement of tax law. As a result, we may face increases in taxes payable if tax rates increase, or if tax laws, regulations or treaties in the jurisdictions in which we operate are modified by the competent authorities in an adverse manner.

In addition, various national and local taxing authorities periodically examine us and our subsidiaries. The resolution of an examination or audit may result in us making a payment in an amount that differs from the amount for which we may have reserved with respect to any particular tax matter, which could have a material adverse effect on our cash flows, business, financial condition and results of operations for any affected reporting period.

We and our subsidiaries, and Tommy Hilfiger and its subsidiaries, are engaged in a number of intercompany transactions. Although we believe that these transactions reflect arm’s length terms and that proper transfer pricing documentation is in place which should be respected for tax purposes, the transfer prices and conditions may be scrutinized by local tax authorities, which could result in additional tax becoming due.

If Tommy Hilfiger were unable to fully utilize its deferred tax assets, its profitability could be reduced.

Tommy Hilfiger has substantial deferred income tax assets on its balance sheet. This includes tax loss and foreign tax credit carryforwards in the United States and the Netherlands. Our ability to utilize these assets depends on a number of factors, including whether there will be adequate levels of taxable income in future periods to offset the tax loss carryforwards before they expire. Also, United States tax rules impose an annual limit on the amount of certain loss carryovers of Tommy Hilfiger that we can use following the acquisition, and, depending on our taxable income in tax years following the acquisition, such limit may be material. These factors could reduce the value of the deferred tax assets, which could have a material effect on our profitability.

Risks Related to Our Indebtedness and the Notes

Our level of debt could impair our financial condition and prevent us from fulfilling our obligations with respect to the notes offered hereby.

As of January 31, 2010, as adjusted for this offering and the use of the net proceeds therefrom (which includes the repurchase of certain of our outstanding senior notes through the tender offers and the repurchase or redemption of all untendered notes), our acquisition of Tommy Hilfiger and our incurrence of debt under our new senior secured credit facility, on a pro forma basis, we would have had approximately $2.6 billion of long-term debt outstanding (excluding letters of credit and additional amounts available for borrowing under the committed $450 million revolving credit facility that is part of our new senior secured credit facility, which we expect will be undrawn immediately following the consummation of our acquisition of Tommy Hilfiger). Our level of debt could have important consequences to investors, including:

•	requiring a substantial portion of our cash flows from operations be used for the payment of interest on our debt, thereby reducing the funds available to us for our operations or other capital needs;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

•	increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flow, we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt;

•	limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions, contributions to our pension plans and general corporate requirements;

•	placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures, contributions to pension plans and general corporate requirements; and

•	with respect to any borrowings we make at variable interest rates, including our newly committed $450 million revolving credit facility, leaving us vulnerable to increases in interest rates generally.

Servicing our debt, including the notes, will require a significant amount of cash and we may be unable to generate sufficient cash flow due to many factors, some of which are beyond our control.

Our ability to make payments with respect to our obligations under the notes and our other outstanding debt depends on our future operating performance. Our performance will be affected by our ability to operate and expand profitably our business and by prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations, we may not realize our currently anticipated revenues, cost savings and operating performance and we may not have sufficient future borrowings available to us to pay our debt. Our ability to meet our obligations under our indebtedness, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could be forced to reduce or delay capital expenditures, forego other business opportunities, sell material assets or operations, restructure or refinance our debt, obtain additional capital or renegotiate, replace or terminate arrangements. Some of these transactions could occur at times and on terms that are less advantageous or disadvantageous to us or may not be available to us at all, which could cause us to default on our obligations and impair our liquidity. Because a significant portion of our assets is pledged as security to the lenders under our new senior secured credit facility, we may not be able to restructure or refinance our debt on satisfactory terms, if at all.

Despite our substantial indebtedness, we may still be able to incur substantially more debt, which would increase the risks described above.

As of January 31, 2010, as adjusted for the use of the net proceeds of this offering and the net proceeds herefrom (which includes the repurchase of certain of our outstanding senior notes through the tender offers and the redemption of all of our untendered notes due 2011 and 2013), and our incurrence of our new senior secured credit facility in connection with our acquisition of Tommy Hilfiger, we would have the ability to incur an additional $450 million of debt under our committed revolving credit facility prior to deducting amounts outstanding for letters of credit that will be part of our new senior secured credit facility, but unused immediately following the consummation of our acquisition of Tommy Hilfiger. In addition, although our new senior secured credit facility and the indenture that will govern the notes offered hereby will contain restrictions on our ability to incur additional debt, these restrictions are subject to a number of qualifications and exceptions, and additional debt incurred in compliance with these restrictions could be substantial. If new debt is added to the debt that we have immediately following our acquisition of Tommy Hilfiger, the risks associated with our indebtedness that we now face would intensify.

Covenant restrictions under our new senior secured credit facility and our indentures will impose significant operating and financial restrictions on us and may limit our ability to operate our business and to make payments on the notes.

Our new senior secured credit facility, the indenture that will govern the notes and the agreements and instruments governing our other outstanding debt contain covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the notes. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt or extend credit;

•	pay dividends or make distributions on, or redeem or repurchase, our capital stock or certain other debt;

•	make other restricted payments, including investments;

•	dispose of assets;

•	engage in transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens on our assets or engage in sale/leaseback transactions; and

•	effect a consolidation or merger, or sell, transfer, lease all or substantially all of our assets.

In addition, our new senior secured credit facility requires us to maintain certain financial covenants, including maximum leverage, minimum interest coverage and maximum capital expenditures. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet these requirements. A breach of any of these covenants, or our inability to comply with the financial ratios, would result in a default under our new senior secured credit facility. If an event of default occurs and is continuing under our new senior secured credit facility, the lenders could elect to declare all amounts outstanding under the new senior secured credit facility, together with accrued interest, to be immediately due and payable which would result in acceleration of our other debt, including the notes. If we were unable to repay any such borrowings when due, the new senior secured credit facility lenders could proceed against their collateral, which also secures some of our other indebtedness. Under that circumstance, we may not have sufficient funds to pay the notes.

Also, under the indenture governing our 7 3/4% debentures due 2023, if we pay any dividend on our capital stock or we acquire our capital stock, in either case resulting in our inability to meet a specified financial test, then (subject to certain exceptions) the holders of such debentures would have a right to have their debentures redeemed. If this were to occur, we may not have sufficient funds to satisfy this obligation. See “Description of Other Indebtedness — 7 3/4% Debentures Due 2023.”

The notes will not be secured or guaranteed and will be effectively subordinated to our secured obligations and structurally subordinated to all obligations of our subsidiaries.

The notes will be unsecured, unsubordinated obligations solely of Phillips-Van Heusen Corporation and will not be guaranteed by any of our subsidiaries on the closing date and may not be guaranteed by any of our subsidiaries for their tenor. Therefore, the notes will be effectively junior to all of Phillips-Van Heusen Corporation’s existing and future secured obligations, to the extent of the value of the assets securing such obligations, including trade payables, of our subsidiaries. As of January 31, 2010, as adjusted for our new senior credit facilities, this offering and our offering of common stock and sale of Series A preferred stock and the use of proceeds therefrom, we would have had approximately $2.6 billion of outstanding indebtedness (excluding approximately $201 million of outstanding letters of credit), including $2.1 billion of secured indebtedness (excluding $249 million of available undrawn revolving credit facility commitments under our new senior secured credit facility and approximately $201 million of outstanding letters of credit) and including the notes offered hereby. See “Description of the Notes — Ranking.”

In addition, our obligation to make contingent purchase price payments to Mr. Calvin Klein is secured by a lien on all of the equity interests in our Calvin Klein subsidiaries and all of the assets of our Calvin Klein subsidiaries. Our Calvin Klein subsidiaries have also guaranteed our obligation to make contingent purchase price payments to Mr. Klein.

As such, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

•	all secured claims against the affected entity have been fully paid; and

•	if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

Holders of the notes will participate ratably in our remaining assets with all holders of our other unsecured, unsubordinated debt that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. If any of the foregoing events were to occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control, we will be required to make an offer to you in cash to repurchase all or any part of your notes at 101% of their principal amount, plus accrued and unpaid interest to but not including the date of purchase. If a change of control occurs, we may not have sufficient funds at that time to pay the purchase price for all required repurchases of the notes. In addition, our ability to effect a redemption of the notes upon a change of control may be impaired by the effect of various provisions in agreements governing our existing or future debt obligations. The occurrence of a change of control will result in an event of default under our new senior secured credit facility and permit the lenders to accelerate the maturity of all of the obligations under the new senior secured credit facility and to pursue their rights and remedies, including foreclosure of their liens upon our and our subsidiaries’ assets. A change of control would further result in an event of default under the agreements governing our secured contingent payment obligations to Mr. Klein.

In the event that a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of the new senior secured credit facility lenders and the other holders of our debt to repurchase the notes or could attempt to refinance those borrowings. If we do not obtain their consent or refinance the borrowings, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture governing the notes. In addition, we may not have the financial resources necessary to repurchase the notes upon a change of control, particularly if that change of control triggers a similar repurchase requirement for, or results in the acceleration of, any of our other debt. Any debt agreements we enter into in the future may contain similar provisions. Certain transactions that constitute a change of control under our existing and future debt instruments may not constitute a change of control under the indenture governing the notes.

Your right to require us to redeem the notes is limited.

The holders of the notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. The change of control provisions of the indenture governing the notes may not afford protection to the holders of the notes if such transactions were to occur, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in an event of default under the indenture. See “Description of the Notes — Change of Control.”

You may not be able to resell the notes because there is no established market for them and one may not develop.

The notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders will be able to sell their notes.

We do not intend to apply for listing of the notes on any securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the notes.

We understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited. There can be no assurance that an active market will exist for the notes or that any trading market that does develop will be liquid.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the notes, regardless of our prospects and financial performance.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of the protections for noteholders in the indenture.

If at any time the notes receive an investment grade rating from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., subject to certain additional conditions, many of the covenants in the indenture governing the notes applicable to us and our subsidiaries, including the limitations on indebtedness and restricted payments, will be suspended, and in lieu of these covenants we will be subject to a covenant that limits the amount of secured indebtedness that we may incur. While these covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period, noteholders will not have the protection of these covenants and we will have greater flexibility under the indenture governing the notes to, among other things, incur indebtedness and make restricted payments.

The impact of changes in the global credit markets may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivative instruments, contingent obligations and insurance contracts.

During 2007, a crisis began in the subprime mortgage sector of the United States economy as a result of credit quality deterioration and rising delinquencies, and that crisis continued throughout 2008 and into 2009 which led to a deterioration of the global credit markets, a closing of the debt markets and widening credit spreads. There can be no assurance that this crisis will not worsen or impact the availability or cost of debt financing to us in the future. There can also be no assurance that we will be able to borrow additional money on terms as favorable as our current debt, on commercially acceptable terms, or at all.

As a result of the global credit crisis, certain financial institutions have filed for bankruptcy, have sold some or all of their assets, or may seek to enter into a merger or other transaction with another financial institution. Consequently, some of the counterparties under our credit facilities, derivative instruments, contingent obligations and insurance contracts may be unable to perform their obligations or may breach their obligations to us under our contracts with them, which could include failures of financial institutions to fund required borrowings under our loan agreements and to pay us amounts that may become due under our derivative contracts and other agreements. Also, we may be limited in obtaining funds to pay amounts due to our counterparties under our derivative contracts and to pay amounts that may become due under other agreements. If we were to elect to replace any counterparty for its failure to perform its obligations under such instruments, we would likely incur significant costs to replace the counterparty. Any failure to replace any counterparties under these circumstances may result in additional costs to us or an ineffective instrument.

DESCRIPTION OF THE TOMMY HILFIGER ACQUISITION

Purchase Agreement

On March 15, 2010, we announced that we had entered into a definitive purchase agreement to acquire Tommy Hilfiger from Apax and the other Tommy Hilfiger shareholders. The consideration for the acquisition consists of €1.924 billion in cash and €276 million in shares of our common stock (which, assuming a United States Dollar-Euro exchange rate of $1.3535 to one Euro, and based on the formula in the purchase agreement, would require us to issue approximately 8.5 million shares), as well as our assumption of €100 million in liabilities of Tommy Hilfiger. The purchase price is on a debt-free, cash-free basis, and assumes a normalized level of working capital for Tommy Hilfiger at closing. We expect to close the transaction during our fiscal 2010 second quarter simultaneously with the closing of this offering.

Purchase Price Adjustments; Escrow

Adjustments to Cash Consideration:  The purchase agreement provides that the cash portion of the purchase price will be increased by a per day “ticking fee” in the event that, subject to certain specified exceptions, the consummation of our acquisition of Tommy Hilfiger does not occur within 90 days of the signing of the purchase agreement. The applicable per day ticking fee is €170,000 from June 14, 2010 through June 29, 2010, €255,000 from June 30, 2010 through July 29, 2010 and €370,000 from July 30, 2010 through the date immediately preceding the closing. In addition, the cash consideration is subject to upward or downward adjustment based on the working capital and net debt of Tommy Hilfiger as of the closing. If these adjustments result in us having to make additional payments to the shareholders of Tommy Hilfiger, such additional payments will be made in cash. If these adjustments result in the shareholders of Tommy Hilfiger having to make payments to us, any adjustment payments up to €25 million will be made in cash from an escrow account to be established in connection with the closing and any additional adjustment payment will be made in shares of our common stock that were issued to them and placed into escrow at the closing.

Adjustments to Stock Consideration:  The stock consideration is subject to a collar pursuant to which the number of shares of our common stock that will be issued to the Tommy Hilfiger shareholders will vary between $39.37-$43.74 per share of common stock, as measured by the average closing price over the 20 trading days immediately preceding closing. The number of shares of common stock to be issued to the Tommy Hilfiger shareholders will not be subject to further adjustment outside this range.

Escrow of Cash Consideration and Stock Consideration:  Portions of the cash consideration and stock consideration will be placed into escrow at the closing in order to fund certain potential purchase price adjustments and specified indemnification obligations of the Tommy Hilfiger shareholders.

Conditions to Completion of the Acquisition

The obligations of the parties to complete the acquisition are each subject to satisfaction of the following conditions:

•	expiration or termination of any applicable waiting period under the United States federal Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the so-called “HSR Act”), and the procuring of any applicable approvals pursuant to competition laws of Germany and Austria; and

•	the absence of any statute, rule, regulation, judgment, decree, injunction or other order by certain governmental authorities that precludes completion of the acquisition.

The obligations of Tommy Hilfiger, Apax and the other selling shareholders to consummate the acquisition are also subject to satisfaction or waiver of additional conditions, including:

•	the accuracy of our representations and warranties in the purchase agreement, subject to customary materiality and material adverse effect qualifications; and

•	our performance, in all material respects, of all of our obligations under the purchase agreement.

Our obligation to consummate the acquisition is subject to satisfaction of additional conditions, including:

•	the accuracy of the representations and warranties of Tommy Hilfiger and its shareholders in the purchase agreement, subject to customary materiality and material adverse effect qualifications;

•	the performance by Tommy Hilfiger and its shareholders, in all material respects, of all of their obligations under the purchase agreement;

•	our receipt of financing in an amount sufficient to fund the acquisition; and

•	effectiveness of all governmental approvals, except as would not reasonably be expected to have a material adverse effect on Tommy Hilfiger.

Termination of the Purchase Agreement

The parties may terminate the purchase agreement by mutual written consent at any time before the completion of the acquisition. In addition, the parties may terminate the purchase agreement at any time before the completion of the acquisition if:

•	the closing has not occurred by August 16, 2010, which date may be extended in certain limited circumstances;

•	either party fails to perform its representations, warranties, covenants or other obligations such that the conditions to closing (as described above in “— Conditions to Completion of the Acquisition”) are incapable of being satisfied prior to August 16, 2010; or

•	any governmental entity of competent jurisdiction issues a final and non-appealable order, decree, injunction or ruling or takes other action permanently enjoining, restraining or otherwise prohibiting the acquisition.

Effect of Termination; Termination Fee

If the purchase agreement is terminated for any reason set forth above in “— Termination of the Purchase Agreement,” except by the mutual consent of the parties or due to a willful and material breach by the Tommy Hilfiger shareholders that is the primary reason for the failure of the closing to occur, we will pay the Tommy Hilfiger shareholders an aggregate termination fee of €69 million. If the closing does not occur by June 13, 2010, we will deposit the full amount of the termination fee into an escrow account established with a third-party escrow agent. In circumstances in which we are required to pay the termination fee, the purchase agreement provides that we will generally have no further liability to Tommy Hilfiger shareholders, except where the failure of the closing to occur is primarily the result of any willful material breach by us of the purchase agreement.

Financing Obligations

Under the purchase agreement, we must use our reasonable best efforts to arrange and obtain debt financing as soon as reasonably practicable, taking into account the anticipated timing of the closing and our commercial judgment and acting in good faith. Our obligation to undertake the financing is subject to the condition that we will receive net proceeds in an amount that, together with our available cash, is at least sufficient to fund the acquisition and that the terms of the indebtedness are on terms that are substantially consistent with or not substantially less favorable to us, in our good faith commercial judgment, than certain terms that we have agreed to with Apax or on such other terms and conditions as are acceptable to us in our sole discretion. We are not required to draw on such available financing in the event that the weighted average cost of the debt exceeds certain agreed-upon thresholds. In furtherance of obtaining such debt financing, Tommy Hilfiger has agreed to use reasonable best efforts to cooperate with us to the extent necessary, proper or advisable.

We have entered into a forward foreign exchange contract with respect to €1.3 billion of the purchase price to hedge against our exposure to changes in the exchange rate for the Euro. Our obligations under this contract are contingent upon the consummation of our acquisition of Tommy Hilfiger.

Representations and Warranties

Each of the Tommy Hilfiger shareholders and Tommy Hilfiger has made customary representations and warranties regarding, among other things: capital structure; organizational documents; corporate authority; financial statements; consents and regulatory approvals; absence of undisclosed liabilities; material contracts; absence of certain litigation; compliance with law; insurance; tax matters; labor and employment matters; environmental matters; intellectual property; leases; brokers’ fees and expenses; affiliate transactions; and real property.

We have made customary representations and warranties regarding capital structure; organizational documents; corporate authority; consents and regulatory approvals; financial statements and publicly filed documents; absence of certain developments; litigation; compliance with law; permits; taxes; intellectual property; and solvency.

Many of the representations and warranties in the purchase agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or be reasonably likely to have a material adverse effect). For purposes of the purchase agreement, a “material adverse effect” means any change, event, effect, development, circumstance or occurrence that has a material adverse effect on the financial condition, business or results of operations of Tommy Hilfiger or us, as the case may be, and their and our respective subsidiaries, taken as a whole. However, in determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to either Tommy Hilfiger or us, as the case may be, the parties will disregard any effects arising from or related to (except, in the case of the events described in clauses (a), (b), (d), (e) or (f), to the extent disproportionately affecting either us or Tommy Hilfiger, as the case may be, relative to other companies in the industries in which we or Tommy Hilfiger, as the case may be, operate, but taking into account for the purposes of determining whether a material adverse effect has occurred only the disproportionate adverse impact): (a) conditions affecting the United States or global economy; (b) political conditions or any other acts of war, sabotage or terrorism; (c) changes in financial, banking or securities markets; (d) changes in United States or international accounting standards; (e) changes in any laws or other binding directives issued by a governmental entity; (f) changes generally applicable to the industry in which Tommy Hilfiger or we, as the case may be, and our respective subsidiaries operate; (g) any failure by Tommy Hilfiger or us, as the case may be, to meet internal or published projections, forecasts or revenue or earnings projections; (h) announcement or completion of the acquisition; (i) any action taken with the other party’s consent; (j) solely with respect to us, any changes in the share price or trading volume of our common stock and (k) any changes in the credit rating of Tommy Hilfiger or us, as the case may be.

Conduct of the Tommy Hilfiger Business Prior to Closing

Tommy Hilfiger has undertaken customary covenants in the purchase agreement restricting the conduct of its business between the date of the purchase agreement and the closing. In general, Tommy Hilfiger has agreed to (a) conduct its business in all material respects in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to (i) preserve substantially intact its business organization and to preserve the present commercial relationships of its subsidiaries with significant customers, suppliers and other third parties with whom Tommy Hilfiger has significant business relations and (ii) retain the services of its key employees.

In addition, between the date of the purchase agreement and the closing, Tommy Hilfiger has agreed, with respect to itself and its subsidiaries, to limitations on its ability to take certain actions, subject to certain exceptions, including with regard to matters such as recapitalizations, dividends, disposition or creation of liens, amendments to organizational documents, incurrence of debt, modifications to employee benefit plans, hiring and termination of employees, transactions with affiliates, liquidations, dissolutions, mergers and other major corporate transactions, changes in financial accounting methods or practices, material contracts, capital expenditures, entering new lines of business, settlement of litigation and tax elections. These restrictions are subject to certain exceptions.

Indemnification

The representations, warranties, covenants and other agreements set forth in the purchase agreement (other than those covenants that are to be performed in whole or in part after the closing) do not survive following the closing. As a result, except for our limited indemnification rights with respect to certain tax matters and our full indemnity related to Tommy Hilfiger’s Karl Lagerfeld business, which we will not be acquiring as part of the acquisition, the purchase agreement does not contain indemnification obligations of either party with respect to breaches of such representations, warranties, covenants and other agreements. We currently intend to obtain insurance from third parties with respect to potential breaches or inaccuracies in the representations and warranties relating to Tommy Hilfiger and its selling shareholders as set forth in the purchase agreement. The insurance would be subject to a deductible and a cap and will generally be available for claims made within 18 months of the closing, or longer in certain cases. While there can be no assurance that such policy will be obtained, Tommy Hilfiger’s selling shareholders are obligated, pursuant to the purchase agreement, to cooperate with us in obtaining the policy.

Regulatory Covenants; Third Party Consents

Each party to the purchase agreement has agreed to use reasonable best efforts to obtain as promptly as practicable all necessary governmental/regulatory approvals, including by (a) making all required filings pursuant to the HSR Act within five business days of the date of the purchase agreement, (b) making all other required filings pursuant to other regulatory laws as promptly as practicable and (c) not extending any waiting period under the HSR Act or entering into any agreement with the United States Federal Trade Commission or United States Department of Justice or any other governmental entity not to consummate the acquisition without the prior written consent of the other parties. All such filings have been made as of the date of this prospectus supplement and the waiting period under the HSR Act has been terminated.

Non-Solicitation

Under the purchase agreement, the Tommy Hilfiger shareholders may not solicit, encourage, seek, initiate, facilitate or engage in any discussion or negotiations with, or provide any information to or enter into any agreement with, anyone other than us concerning any alternative transaction, and such parties must immediately cease any ongoing discussions or negotiations.

Governing Law

The purchase agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Selling Stockholder Agreement

Upon the consummation of our acquisition of Tommy Hilfiger, we and the Tommy Hilfiger shareholders will enter into a stockholder agreement. Under the terms of the stockholder agreement, Apax will have the right to nominate one director to our Board of Directors. This right will terminate if, among other things, Apax ceases to beneficially own (net of any short interests) less than a number of shares of our common stock equal to the greater of (i) 50% of the shares of common stock that Apax acquires in the acquisition and (ii) 4% of the then outstanding shares of common stock.

Commencing upon the consummation of our acquisition of Tommy Hilfiger, Apax and its controlled affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing. Under the stockholder agreement, the standstill period runs until the earlier of (a) the termination of the stockholder agreement pursuant to its terms, (b) a change of control of PVH or (c) three months after (i) Apax irrevocably waives its right to nominate one director, (ii) such right terminates (as described in the last sentence of the immediately preceding paragraph) or (iii) the resignation, removal or death of the Apax director nominee and no replacement has filled such vacancy after Apax has proposed two different replacement designees, both of whom have been rejected by us.

In addition, for a period of nine months following the completion of the acquisition, subject to limited exceptions, the Tommy Hilfiger shareholders who are party to the stockholder agreement will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of our common stock that they receive in the acquisition. After the nine-month anniversary of the closing, the Tommy Hilfiger shareholders will be permitted to sell 50% of their shares of our common stock that they receive in the acquisition, with the remaining portion available for sale following the 15-month anniversary.

The stockholder agreement also provides Apax and certain other Tommy Hilfiger shareholders who will own more than 4% of the total number of outstanding shares of our common stock with certain preemptive rights with respect to future issuances for cash of common stock, or securities convertible into, exercisable or exchangeable for common stock. The Tommy Hilfiger shareholders will receive customary registration rights with respect to the shares of common stock that they receive in the acquisition.

LNK Purchase Agreement

On March 15, 2010, we entered into a securities purchase agreement with LNK, pursuant to which we agreed to sell to LNK, in a private placement, 4,000 shares of our Series A preferred stock, par value $100 per share, for an aggregate purchase price of $100 million. The Series A preferred stock to be issued to LNK is perpetual preferred stock, with a liquidation preference of $25,000 per share, no coupon and convertible at any time into shares of our common stock, at a per share conversion price of $47.74 (subject to adjustment as described in — “Series A Preferred Stock” below).

Under the securities purchase agreement with LNK, the obligation of each of us and LNK to consummate the sale to LNK of the shares of Series A preferred stock is subject to the consummation of our acquisition of Tommy Hilfiger. We also have agreed to (a) cover LNK’s reasonable legal fees and expenses, subject to a cap to be agreed upon, and (b) pay LNK a commitment fee of $1 million and a transaction fee of $4 million, all which are payable at the closing of the sale to them of the shares of Series A preferred stock.

MSD Purchase Agreement

On March 15, 2010, we entered into a securities purchase agreement with MSD, pursuant to which we agreed to sell to MSD, in a private placement, 4,000 shares of our Series A preferred stock, par value $100 per share, for an aggregate purchase price of $100 million. The terms of the MSD Purchase Agreement are substantially identical to the terms of the securities purchase agreement between us and LNK. The Series A preferred stock to be issued to MSD is perpetual preferred stock, with a liquidation preference of $25,000 per share, no coupon and convertible at any time into shares of our common stock, at a per share conversion price of $47.74 (subject to adjustment as described in “— Series A Preferred Stock” below).

Under the terms of the securities purchase agreement with MSD, we have agreed to (a) cover MSD’s reasonable legal fees and expenses, subject to a cap to be agreed upon, and (b) pay MSD a commitment fee of $1 million and a transaction fee of $4 million, all of which are payable at the closing of the sale of Series A preferred stock to MSD.

Series A Preferred Stock

The terms, rights, obligations and preferences of our Series A preferred stock are set forth in a Certificate of Designations that will be filed with the Secretary of State of the State of Delaware prior to the closing of the sale of preferred stock to LNK and MSD. The holders of the Series A preferred stock will not be entitled to receive dividends, other than to the extent that dividends are declared and paid on our common stock. In the event that dividends are declared on the common stock, the preferred stockholders will generally be entitled to receive the amount of cash or assets that they would have received had they converted their shares of Series A preferred stock into shares of our common stock immediately prior to the record day for such dividend.

Each share of Series A preferred stock will be immediately convertible, at the option of the holder, into the number of shares of common stock equal to the quotient of (a) the liquidation preference of $25,000 and (b) the conversion price. The conversion price is initially $47.74 (the closing price of our common stock on the business day immediately preceding the date of our execution of the securities purchase agreements with each of LNK and MSD) and is subject to equitable adjustment in the event of our taking certain actions, including stock splits, stock dividends, mergers, consolidations or other capital reorganizations.

The Series A preferred stock is not redeemable, in whole or in part, at our option or that of any holder. The holders of the Series A preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. In addition, the affirmative vote of at least 75% of the shares of Series A preferred stock then outstanding is required for us to: (a) amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A preferred stock, (b) authorize or agree to authorize any increase in the number of shares of Series A preferred stock or issue any additional shares of Series A preferred stock or (c) amend, alter or repeal any provision of our Certificate of Incorporation or By-laws that would adversely affect any right, preference, privilege or voting power of the Series A preferred stock or the holders thereof.

LNK Stockholder Agreement

We will enter into a stockholder agreement with LNK in connection with the closing of the sale to them of the 4,000 shares of our Series A preferred stock. Under the terms of the stockholder agreement, LNK will be provided with the right to nominate one director to our Board of Directors. We have agreed to use commercially reasonable efforts to cause LNK’s nominee to be elected to the Board. LNK’s right to nominate a director will terminate in certain circumstances, including in the event that LNK and its affiliates cease to beneficially own (net of any short interests) less than 80% of the shares of Series A preferred stock (or shares of common stock into which their shares of Series A preferred stock are convertible) that LNK acquired under the securities purchase agreement with them. Until the nomination right is terminated in accordance with the terms of the stockholder agreement, LNK will agree to vote all shares of Series A preferred stock or shares of common stock received upon the conversion of such Series A preferred stock held by it or its affiliates in accordance with the recommendations of our Board.

From the closing of the sale of Series A preferred stock to LNK until six months following the termination of LNK’s right to nominate a director to our Board of Directors, LNK and its affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing.

In addition, for a period of nine months following the completion of the sale of Series A preferred stock to LNK, subject to limited exceptions, LNK will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of Series A preferred stock received in the sale (or shares of common stock received upon the conversion of such Series A preferred stock). After the nine-month anniversary of the completion of the sale, LNK will be permitted to sell 50% of its shares of Series A preferred stock (or shares of common stock received upon the conversion of such Series A preferred stock), with the remaining portion available for sale following the 15-month anniversary.

The stockholder agreement with LNK will also provide LNK with certain customary registration rights (including demand registrations and piggyback rights) with respect to shares of common stock into which the Series A preferred stock purchased by LNK may be converted.

MSD Stockholder Agreement

We will enter into a stockholder agreement with MSD in connection with the closing of the sale to them of the 4,000 shares of Series A preferred stock. The stockholder agreement with MSD will be substantially similar to the stockholder agreement with LNK, except as described below.

MSD does not have the right to nominate a director to our Board of Directors.

Under the terms of the stockholder agreement, for nine months following the completion of the sale of Series A preferred stock to MSD, MSD and its controlled affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing, although MSD will not be restricted from acquiring up to 9.9% of the total outstanding shares of common stock.

In addition, for a period of nine months following the completion of the sale of Series A preferred stock to MSD, subject to limited exceptions, MSD will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of Series A preferred stock that MSD received in the sale of Series A preferred stock to MSD (or shares of common stock received upon the conversion of such Series A preferred stock). After the nine-month anniversary of the completion of the sale, MSD will be permitted to sell 50% of its shares of Series A preferred stock (or shares of common stock received upon the conversion of such Series A preferred stock), with the remaining portion available for sale following the 12-month anniversary.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $      million, after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds of this offering (together with cash on hand, borrowings under our new senior secured credit facility and proceeds from the issuance of shares of our common stock and shares of Series A preferred stock) to fund the acquisition of Tommy Hilfiger, repurchase or redeem our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013 and pay related fees and expenses. See “Summary — Tommy Hilfiger Acquisition — Sources and Uses”, “Description of the Tommy Hilfiger Acquisition” and “ Summary — Tender Offers and Consent Solicitations.“

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2010 on an actual and pro forma basis, as described in “Summary — Tommy Hilfiger Acquisition — Sources and Uses” and our unaudited pro forma consolidated financial information included in this prospectus supplement. You should also read the financial statements incorporated by reference in this prospectus supplement.

	Actual	Pro Forma
	($ in millions)

Cash	$481	$342	(1)

Debt: (2)
New senior secured credit facility
Revolver	—	—
Term loan A	—	500
Term loan B	—	1,500	(3)
7 3/4% debentures due 2023	100	100
7 1/4% senior notes due 2011	150	—
8 1/8% senior notes due 2013	150	—

Notes offered hereby	—	525	(3)

Total debt	400	2,625

Preferred stock	—	200

Other stockholders’ equity (including common stock)	1,169	1,754	(4)

Total stockholders’ equity	1,169	1,954

Total capitalization	$1,569	$4,579

(1)	As presented in the unaudited pro forma consolidated financial information and differs from the cash anticipated to remain on our balance sheet after the consummation of the acquisition due to, among other things, certain integration and transaction expenses, differences in exchange rates and the impact of hedging not reflected in the unaudited pro forma financial information.

(2)	Excludes capital leases of approximately $22 million assumed in connection with the acquisition (calculated at the exchange rate of $1.3535 to one Euro).

(3)	Excludes any applicable original issue discount, if any.

(4)	As presented in the unaudited pro forma consolidated financial information and differs from the actual amounts incurred due to, among other things, certain integration and transaction costs, differences in exchange rates and the impact of hedging not reflected in the unaudited pro forma financial information. Includes common stock, additional capital, retained earnings/accumulated deficit, accumulated other comprehensive (loss)/income, less: shares of common stock held in treasury, at cost.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information of PVH as at and for the fiscal year ended January 31, 2010, gives effect to:

•	Our proposed acquisition of Tommy Hilfiger, which is currently controlled by funds affiliated with Apax, for total consideration of €2.2 billion (approximately $3 billion) plus the assumption of €100 million in liabilities;

•	The issuance of common stock, Series A preferred stock and debt, as well as the use of existing cash, to fund the acquisition; and

•	The extinguishment of a portion of our existing debt.

The following unaudited pro forma consolidated income statement gives effect to these events as if the transaction had occurred on February 2, 2009. The following unaudited pro forma consolidated balance sheet gives effect to these events as if the transaction had occurred on January 31, 2010.

The unaudited pro forma consolidated financial information included herein is derived from our historical financial statements and those of Tommy Hilfiger and is based on certain assumptions which we believe to be reasonable, which are described in the section entitled “— Notes to Unaudited Pro Forma Consolidated Financial Information” below. We have not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Tommy Hilfiger assets to be acquired and liabilities to be assumed, and accordingly, as described in Note 4(b) below, the unaudited pro forma consolidated financial information includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities.

The unaudited pro forma consolidated financial information:

•	does not purport to represent what the consolidated results of operations actually would have been if our acquisition of Tommy Hilfiger had occurred on February 2, 2009 or what those results will be for any future periods or what the consolidated balance sheet would have been if our acquisition of Tommy Hilfiger had occurred on January 31, 2010. The pro forma adjustments are based on information current as of the time of this filing or as otherwise indicated; and

•	has not been adjusted to reflect any matters not directly attributable to implementing our acquisition of Tommy Hilfiger. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any of our integration plans related to Tommy Hilfiger. As a result, the actual amounts recorded in our future consolidated financial statements will differ from the amounts reflected in the unaudited pro forma consolidated financial information, and the differences may be material.

The unaudited pro forma consolidated financial information has been derived from the following sources:

•	our financial information, as prepared in accordance with GAAP, has been extracted without adjustment from our audited consolidated income statement for the year ended January 31, 2010 and audited consolidated balance sheet as at January 31, 2010 contained in our Annual Report on Form 10-K filed with the SEC on March 31, 2010.

•	financial information of Tommy Hilfiger, as prepared in accordance with IFRS, has been extracted without adjustment from Tommy Hilfiger’s unaudited consolidated income statement for the 12 months ended December 31, 2009 and unaudited consolidated balance sheet as at December 31, 2009 and translated from Euros to United States Dollars as described below. Tommy Hilfiger’s year end was March 31, 2009, which differs from our January 31, 2010 year end by more than 93 days. As such, Tommy Hilfiger’s income statement was brought up to within 93 days of our most recently completed year end by adding the unaudited consolidated interim income statement of Tommy Hilfiger for the nine months ended December 31, 2009 to the audited consolidated income statement of Tommy Hilfiger for the year ended March 31, 2009 and deducting the unaudited consolidated interim income statement of Tommy Hilfiger for the nine months ended December 31, 2008. No unusual events entered into the determination of the resulting unaudited consolidated income statement for the 12 months ended December 31, 2009 and therefore such period was deemed to be a reasonable representation of the normal operations of Tommy Hilfiger.

•	Unaudited adjustments have been made to align the Tommy Hilfiger IFRS financial information with GAAP. The basis for these adjustments is explained in the section entitled “— Notes to Unaudited Pro forma Consolidated Financial Information.”

•	Tommy Hilfiger translated its historical financial information to its functional currency, the Euro, based on the requirements of IFRS. Based on our review of Tommy Hilfiger’s historical financial statements and understanding of the differences between GAAP and IFRS, we are not aware of any further adjustment that we would need to make to Tommy Hilfiger’s historical financial statements relating to foreign currency translation in respect of this pro forma financial presentation. The pro forma adjustments in this unaudited pro forma consolidated financial information have been translated from Euros to United States Dollars using the applicable exchange rates. The average exchange rate applicable during the period presented for the unaudited pro forma consolidated income statement and the period end exchange rate for the unaudited pro forma consolidated balance sheet are:

		$/€1

For the year ended January 31, 2010	Average Spot Rate	1.3977
As at January 31, 2010	Period End Rate	1.4002

The following unaudited pro forma consolidated financial information should be read in conjunction with:

•	the accompanying section “— Notes to Unaudited Pro Forma Consolidated Financial Information;”

•	our audited consolidated financial statements for the year ended January 31, 2010 and the notes relating thereto;

•	the audited special purpose consolidated financial statements of Tommy Hilfiger for the year ended March 31, 2009 and the notes relating thereto, contained in our Current Report on Form 8-K filed with the SEC on April 13, 2010; and

•	the unaudited special purpose consolidated interim financial statements of Tommy Hilfiger for the nine months ended December 31, 2009 and the notes relating thereto, contained in our Current Report on Form 8-K filed with the SEC on April 13, 2010.

Unaudited Pro Forma Consolidated Income Statement
For the Year Ended January 31, 2010

				Tommy
				Hilfiger		Tommy
	PVH	Tommy	Tommy	Pro Forma		Hilfiger	Pro Forma		Pro Forma
	(in $,	Hilfiger	Hilfiger	GAAP		Pro Forma	Transaction		PVH
	except	IFRS	IFRS	Adjustments		GAAP	Adjustments		(in $, except
	Shares)	(in €)	(in $)	(in $)	Notes	(in $)	(in $)	Notes	Shares)
	(In thousands, except per share amounts)

Net sales	2,070,754	—	—	2,246,670	3(g)	2,246,670	(12,088)	4(l)	4,305,336
Royalty revenue	245,879	—	—	47,519	3(g)	47,519	—		293,398
Advertising and other revenue	82,098	—	—	—		—	—		82,098

Total revenue	2,398,731	1,641,403	2,294,189	—		2,294,189	(12,088)		4,680,832
Cost of goods sold	1,216,128	741,363	1,036,203	1,462	3(b),3(g)	1,037,665	45,637	4(k),4(l)	2,299,430

Gross profit	1,182,603	900,040	1,257,986	(1,462)		1,256,524	(57,725)		2,381,402
Selling, general and administrative expenses	938,791	812,192	1,135,201	(18,154)	3(a),3(c),3(d),3(e)	1,117,047	5,480	4(f),4(l),4(m)	2,061,318

Income before interest and taxes	243,812	87,848	122,785	16,692		139,477	(63,205)		320,084
Interest expense	33,524	110,555	154,523	8,514	3(b),3(d),3(g)	163,037	(28,594)	4(g)	167,967
Interest income	1,295	8,353	11,675	—		11,675	(10,727)	4(h)	2,243

Income/(loss) before taxes	211,583	(14,354)	(20,063)	8,178		(11,885)	(45,338)		154,360
Income tax expense/(benefit)	49,673	(5,597)	(7,823)	617	3(f)	(7,206)	240	4(o)	42,707

Net income/(loss)	161,910	(8,757)	(12,240)	7,561		(4,679)	(45,578)		111,653

Basic net income per common share	3.14								1.63

Diluted net income per common share	3.08								1.61

Weighted average common shares used to calculate net income per common share:
Basic	51,639								64,215
Diluted	52,506								69,317

See Notes to Unaudited Pro Forma Consolidated Financial Information.

Unaudited Pro Forma Consolidated Balance Sheet
As at January 31, 2010

				Tommy
				Hilfiger		Tommy
		Tommy	Tommy	Pro Forma		Hilfiger	Pro Forma
		Hilfiger	Hilfiger	GAAP		Pro Forma	Transaction		Pro Forma
	PVH	IFRS	IFRS	Adjustments		GAAP	Adjustments		PVH
	(in $)	(in €)	(in $)	(in $)	Notes	(in $)	(in $)	Notes	(in $)
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	480,882	236,559	331,230	—		331,230	(470,607)	4(a)i,4(b)ii,4(c), 4(d),4(e),4(i),4(j)	341,505
Trade receivables, net of allowances for doubtful accounts	188,844	154,070	215,729	(65,277)	3(g)	150,452	—		339,296
Other receivables	7,759	—	—	—		—	—		7,759
Inventories, net	263,788	198,790	278,345	—		278,345	50,885	4(b)iv	593,018
Prepaid expenses	41,038	—	—	—		—	8,423	4(i),4(j)	49,461
Other current assets	12,572	2,851	3,992	62,052	3(f),3(g)	66,044	—		78,616

Total Current Assets	994,883	592,270	829,296	(3,225)		826,071	(411,299)		1,409,655
Property, Plant and Equipment, net	167,474	161,325	225,887	13,829	3(d),3(g)	239,716	(13,671)	4(q)	393,519
Goodwill	419,179	—	—	322,621	3(g)	322,621	1,317,884	4(b)vi	2,059,684
Tradenames	621,135	—	—	—		—	1,725,046	4(b)iii,4(q)	2,346,181
Perpetual License Rights	86,000	—	—	—		—	—		86,000
Other Intangibles, net	32,056	791,322	1,108,009	(337,905)	3(e),3(g)	770,104	(591,868)	4(b)iii,4(q)	210,292
Other Noncurrent Assets	18,952	54,606	76,460	111,854	3(f),3(g)	188,314	61,844	4(b)ii,4(i),4(j),	269,110

								4(q)
Total Assets	2,339,679	1,599,523	2,239,652	107,174		2,346,826	2,087,936		6,774,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	—	35,610	49,861	4,342	3(g)	54,203	(54,203)	4(b)ii,4(q)	—
Accounts payable	108,494	257,546	360,616	—		360,616	—		469,110
Accrued expenses	215,413	50,591	70,838	(65,258)	3(f),3(g)	5,580	(12,398)	4(o)	208,595
Deferred revenue	38,974	—	—	—		—	—		38,974
Other current liabilities	—	3,819	5,347	409	3(g)	5,756	7,829	4(q)	13,585

Total Current Liabilities	362,881	347,566	486,662	(60,507)		426,155	(58,772)		730,264
Long-Term Debt	399,584	514,241	720,040	18,329	3(g)	738,369	1,463,756	4(b)ii,4(c),4(q)	2,601,709
Other Noncurrent Liabilities	408,661	209,004	292,648	124,438	3(a),3(c),3(g)	417,086	662,540	4(b)v,4(q)	1,488,287
Subordinated Shareholder Loan	—	516,890	723,749	—		723,749	(723,749)	4(b)ii	—
Stockholders’ Equity:
Preferred stock, Series A, par value $100 per share	—	—	—	—		—	200,000	4(d)	200,000
Common stock	57,139	50,574	70,814	(63,813)	3(g)	7,001	5,575	4(a)ii,4(e),4(n)	69,715
Additional capital	596,344	—	—	42,196	3(c),3(g)	42,196	551,259	4(a)ii,4(e),4(i),4(n)	1,189,799
Retained earnings/ (Accumulated deficit)	796,282	(40,860)	(57,212)	44,547	3(a),3(b),3(c), 3(d),3(e)	(12,665)	(7,738)	4(i),4(j),4(n)	775,879
Accumulated other comprehensive (loss)/income	(80,448)	2,108	2,951	1,984	3(a),3(b),3(c),3(e)	4,935	(4,935)	4(n)	(80,448)
Less: shares of common stock held in treasury, at cost	(200,764)	—	—	—		—	—		(200,764)

Total Stockholders’ Equity	1,168,553	11,822	16,553	24,914		41,467	744,161		1,954,181

Total Liabilities and Stockholders’ Equity	2,339,679	1,599,523	2,239,652	107,174		2,346,826	2,087,936		6,774,441

See Notes to Unaudited Pro Forma Consolidated Financial Information.

Notes to Unaudited Pro Forma Consolidated Financial Information
(In thousands, except per share amounts and as indicated)

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial information has been derived from financial statements prepared in accordance with GAAP and IFRS and reflects our acquisition of Tommy Hilfiger. The IFRS financial information has been adjusted to align with GAAP and, as such, the resulting unaudited pro forma consolidated financial information is presented in accordance with GAAP.

Our underlying financial information has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended January 31, 2010. The underlying financial information for Tommy Hilfiger has been derived from the unaudited consolidated financial statements of Tommy Hilfiger for the 12 months ended December 31, 2009 prepared in accordance with IFRS.

The combination with Tommy Hilfiger has been treated as an acquisition of a business, with us as the acquirer and Tommy Hilfiger as the acquiree, assuming that the offer had been completed on February 2, 2009 for the unaudited pro forma consolidated income statement and on January 31, 2010 for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had our acquisition of Tommy Hilfiger been effected on the dates indicated. Further, the unaudited pro forma results of operations are not necessarily indicative of the results of operations that may be achieved in the future. No account has been taken of the impact of transactions that have occurred or might occur subsequent to January 31, 2010 for us or subsequent to December 31, 2009 for Tommy Hilfiger. No adjustment, therefore, has been made for actions which may be taken once our acquisition of Tommy Hilfiger is complete, such as any integration plans related to Tommy Hilfiger.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by us. These accounting policies differ in a number of significant respects from those of Tommy Hilfiger. The adjustments made to align Tommy Hilfiger’s IFRS financial information with GAAP are described in Note 3. Additional reclassifications made to align Tommy Hilfiger’s GAAP financial information with our GAAP accounting policies are described in Note 4(q).

The Tommy Hilfiger balances have been translated from Euros to United States Dollars using the average exchange rate applicable during the period presented for the unaudited pro forma consolidated income statement and the period end exchange rate for the unaudited pro forma consolidated balance sheet.

3.	PRO FORMA GAAP ADJUSTMENTS

The financial information of Tommy Hilfiger has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and GAAP, and these differences may be material. The principal relevant differences between GAAP and IFRS that we believe would be material in the preparation of Tommy Hilfiger’s financial statements have been adjusted for, as described below. While we cannot be sure that these are the only necessary adjustments to align IFRS to GAAP, we believe that these adjustments represent the most significant differences between IFRS and GAAP affecting the financial statements of Tommy Hilfiger. The following summary does not include all differences that exist between IFRS and GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to us, Tommy Hilfiger or the industry in which we and Tommy Hilfiger operate.

The differences described below reflect only those differences in accounting policies in effect at the time of the preparation of the historical financial information of Tommy Hilfiger. There has been no attempt to identify future differences between IFRS and GAAP as the result of changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and GAAP have significant projects ongoing that could have a significant impact on future comparisons between IFRS and

GAAP. Future developments or changes in either IFRS or GAAP may give rise to additional or fewer differences between IFRS and GAAP which could have a significant impact on us or the combined company.

The following adjustments have been made to align the Tommy Hilfiger IFRS financial information with GAAP. The estimated tax impacts of each of these GAAP adjustments are included in the total of tax adjustments explained in Note 3(f) below.

(a)	Onerous Lease Contract

Under IFRS, an onerous contract is defined as a contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. When a contract becomes onerous, a liability is recognized regardless of whether the entity has ceased using the rights under the contract. Under GAAP, a liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should only be recorded when the entity has ceased using the rights under the contract.

Selling, general and administrative expenses was reduced by $10,713 to reverse expense recorded under IFRS related to leases under which Tommy Hilfiger had not ceased using the rights provided by the contracts. On the unaudited pro forma consolidated balance sheet, a reduction in other noncurrent liabilities of $10,567 was made to reverse the liability previously recorded and retained earnings was increased $6,514, net of tax. Accumulated other comprehensive income was decreased $99, net of tax, to reflect the impact on currency translation.

(b)	Derivatives

Under IFRS, hedge accounting is applied whereby unrealized losses on certain of Tommy Hilfiger’s derivative instruments were recognized in other comprehensive income. Under GAAP, these derivative instruments do not meet the different criteria for hedge accounting. As such, the unrealized losses must be recorded in the unaudited pro forma consolidated income statement.

Additional interest expense of $7,742 and additional cost of goods sold of $2,706 was reflected related to interest rate swaps and forward foreign exchange contracts, respectively, which did not meet the criteria for hedge accounting under GAAP. The hedge reserve included in accumulated other comprehensive income was increased $7,174, net of tax, with a corresponding decrease of $7,174, net of tax, to retained earnings. The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(c)	Share-based and Incentive Compensation

Vesting of certain of Tommy Hilfiger’s share-based and incentive compensation programs is contingent upon an initial public offering (an “IPO”) or change of control. Under IFRS, if the length of the vesting period varies depending on when a performance condition is satisfied, an estimate must be made on the basis of the most likely outcome. As such, expense is recognized during the period leading up to the estimated date of an IPO or change of control. Under GAAP, a compensatory award subject to a performance condition is accounted for when the achievement of such performance condition is probable. Because these performance conditions are outside of our control, they would not be probable until they occur. Thus, under GAAP, expense would not be recognized as of December 31, 2009.

Selling, general and administrative expenses was reduced by $4,805 to reverse current year expense recorded under IFRS related to share-based and incentive compensation programs for which vesting is contingent upon an IPO or change of control. On the unaudited pro forma consolidated balance sheet, other noncurrent liabilities was reduced by $26,674 (for the cash settled portion of the award); additional capital was reduced by $21,617 (for the equity portion of the award); retained earnings was increased by $46,133, net of tax; and accumulated other comprehensive income was reduced by $5,281, net of tax. The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(d)	Interest Capitalization

Prior to adoption as of January 1, 2009 of International Accounting Standard No. 23 (Revised), which requires the capitalization of interest on qualifying assets, Tommy Hilfiger expensed interest related to the construction of qualifying assets. Under GAAP, interest is required to be capitalized on capital construction projects and depreciated over the life of the asset.

Property, plant and equipment, net was increased $839 to reflect this difference. This balance sheet adjustment is inclusive of the cumulative effect of adjustments related to prior periods. Interest expense was reduced by $472 to reverse the interest expense related to construction projects that had already been started before January 1, 2009.

Subsequently, in December 2009, the qualifying asset was impaired under IFRS. Under GAAP, the capitalized borrowing costs should also be impaired. To reflect the impairment on the capitalized borrowing costs, selling, general and administrative expenses was increased $681 and property, plant and equipment, net was reduced by $681.

Retained earnings was increased by $98, net of tax, related to these adjustments.

(e)	Reacquired License Rights

In December 2008, Tommy Hilfiger reacquired a license to sell handbags in the United States and paid a contractually stipulated termination fee to the licensee. Under IFRS, this termination fee was treated as a reacquired right. As such, the payment was capitalized and was being amortized over the remaining period of the original license agreement. Under GAAP, for this transaction, the termination fee would be considered an exit cost and would be expensed when incurred. As a result, selling, general and administrative expenses was reduced by $3,317, other intangibles, net was reduced by $1,612, retained earnings was reduced by $1,024, net of tax, and accumulated other comprehensive income was increased by $190, net of tax, to reflect the impact on currency translation. The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(f)	Taxation

Estimated tax impacts have been provided for the unaudited pro forma GAAP adjustments. Other current assets was reduced by $10,038, other noncurrent assets was reduced by $694 and accrued expenses was increased $141 to record the net tax impacts of the differences described above. In the unaudited pro forma consolidated income statement, income tax expense was increased by $617.

Also, under IFRS, deferred taxes are classified as noncurrent on the unaudited pro forma consolidated balance sheet and presented as an asset or a liability on a net basis by tax jurisdiction. Under GAAP, deferred taxes are classified between current and noncurrent, depending on the balance sheet items which they relate to, disclosed separately and presented on a net basis by tax jurisdiction. The reclassifications to reflect this difference are included in Note 3(g).

(g)	Reclassifications

Certain amounts were reclassified in the financial statements of Tommy Hilfiger so their presentation would be consistent with GAAP.

For the unaudited pro forma consolidated income statement, the detail of total revenue of $2,294,189 was reclassified as follows:

Net sales	$2,246,670
Royalty revenue	47,519

An additional income statement reclassification was made to present the realized and unrealized gains and losses related to certain of Tommy Hilfiger’s derivative instruments in the same income statement line item:

Cost of goods sold	$(1,244)
Interest expense	1,244

Certain balance sheet reclassifications were made in order to present certain of Tommy Hilfiger’s IFRS balances consistent with their presentation under GAAP.

Under IFRS, Tommy Hilfiger presents chargeback and markdown reserves as a current liability. GAAP requires that chargeback and markdown reserves be presented as a contra receivable. The following balance sheet reclassification was made to reflect the presentation under GAAP:

Trade receivables, net of allowances for doubtful accounts	$(65,277)
Accrued expenses	(65,277)

Additional balance sheet reclassifications were made related to the presentation of capitalized salaries, debt issuance costs, goodwill, subleases, deferred taxes and additional capital. The adjustments by balance sheet line item are as follows:

Other current assets	$72,090
Property, plant and equipment, net	13,671
Goodwill	322,621
Other intangibles, net	(336,293)
Other noncurrent assets	112,548
Current portion of long-term debt	4,342
Accrued expenses	(122)
Other current liabilities	409
Long-term debt	18,329
Other noncurrent liabilities	161,679
Common stock	(63,813)
Additional capital	63,813

4.	PRO FORMA TRANSACTION ADJUSTMENTS

The following adjustments have been made to reflect (i) our acquisition of Tommy Hilfiger; (ii) the issuance of common stock, Series A preferred stock and debt, as well as the use of existing cash, to fund the acquisition; and (iii) the extinguishment of a portion of our existing debt.

The estimated tax impact of each of these pro forma adjustments, excluding the fair value adjustment to deferred taxes in Note 4(b)v below, is included in the total of tax adjustments explained in Note 4(o) below.

(a)	Estimated Purchase Consideration

We will acquire Tommy Hilfiger, pursuant to the offer for total cash and stock consideration of $3,058,136. The estimated purchase consideration was calculated as follows:

Total cash consideration	$2,704,874	(i)
Total value of stock consideration	$353,262	(ii)
Our share price	$43.74	(ii)
Our total shares to be issued, par value $1 per share	8,076	(ii)
Total purchase price	$3,058,136	(iii)

(i)	For purposes of preparing this unaudited pro forma consolidated financial information, we have assumed that funding will come from the net proceeds from the issuance of common stock, Series A preferred stock and debt, as well as the use of existing cash. The cash portion of the estimated purchase consideration, payable in Euros, which includes a €1,924,000 component plus the assumption of €100,000 in liabilities, was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010. We have entered into a forward foreign exchange contract with respect to €1,300,000 of the purchase price to hedge against exposure to changes in the exchange rate for the Euro. Our obligations under this contract are contingent upon the consummation of our acquisition of Tommy Hilfiger.

(ii)	The value of the stock portion of the estimated purchase consideration is $353,262, which excludes the value of the restricted stock component as discussed in Note 4(m) below. The value of the stock portion of the estimated purchase consideration was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010. The number of shares of our common stock to be issued is obtained by dividing the value of the ordinary share portion of the estimated purchase consideration by the stock value and rounding to the nearest whole number. The stock value is an amount equal to the lower of (1) $43.74 per share or (2) the minimum stock value, calculated as the greater of the average of the per share daily closing prices of a share of our common stock on the New York Stock Exchange (“NYSE”) for 20 consecutive trading days ending on and including the second trading day prior to the closing date or $39.37 per share, whichever is higher. For purposes of this unaudited pro forma consolidated financial information, we calculated the minimum stock value to be $55.77 per share based on the average of the per share daily closing prices of a share of our common stock on the NYSE for 20 consecutive trading days ending on April 8, 2010. As such, the number of shares of our common stock assumed to be issued of 8,076 was calculated based on a per share price of $43.74. The number of shares of our common stock to be issued is subject to change due to fluctuations in exchange rates and the computed stock value and could differ materially from the number of shares set forth above. Based on the maximum stock value of $43.74 per share, a 10% change in exchange rates compared to the exchange rate of €1 : $1.3364 on April 8, 2010 would change the number of shares issued by 808. Assuming the floor stock value of $39.37 per share and an exchange rate of €1 : $1.3364 on April 8, 2010, the number of shares issued would increase by 897 to 8,973 compared to the 8,076 presented in the table above. Further, assuming the floor stock value of $39.37 per share, a 10% change in exchange rates compared to the exchange rate of €1 : $1.3364 on April 8, 2010 would further change the number of shares issued of 8,973 by 897.

(iii)	The estimated consideration expected to be transferred reflected in this unaudited pro forma consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is consummated due to exchange rate fluctuations and other factors. Further, the number of shares issued as part of the consideration transferred will be calculated on the closing date of the acquisition and could differ materially from the number of shares set forth above.

(b)	Preliminary Allocation of Purchase Consideration to Net Assets Acquired

Adjustments to reflect the preliminary allocation of purchase consideration to net assets acquired are as follows:

Book value of net assets acquired as at December 31, 2009	$41,467	(i)
Adjusted for:
Elimination of cash	(331,230	)(ii)
Elimination of debt	1,471,090	(ii)

Adjusted book value of net assets acquired	1,181,327
Fair value adjustments to net assets:
Identifiable intangible assets	1,155,849	(iii)
Inventories, net	50,885	(iv)
Other noncurrent liabilities	(647,809	)(v)
Goodwill	1,317,884	(vi)

Total fair value adjustments to net assets	1,876,809	(vii)

Total purchase price to be allocated	$3,058,136

(i)	The unaudited pro forma consolidated financial information has been prepared using Tommy Hilfiger’s available financial statements and disclosures. Therefore, except as noted below, the carrying value of assets and liabilities in Tommy Hilfiger’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and potential adjustments for consistency of accounting policy, except for the adjustments to reflect Tommy Hilfiger under GAAP and adjustments specifically described below, are not reflected in this unaudited pro forma consolidated financial information.

(ii)	The net assets of Tommy Hilfiger that we are expected to acquire exclude cash, debt and other debt-related balances. As such, cash and cash equivalents was reduced by $331,230, other noncurrent assets was reduced by $22,671, current portion of long-term debt was reduced by $46,374, long-term debt was reduced by $723,638 and subordinated shareholder loan was reduced by $723,749.

(iii)	For purposes of the pro forma analysis, the historical intangible assets of Tommy Hilfiger have been increased $1,155,849 to reflect our preliminary estimate of the total fair value of intangible assets acquired of $1,903,282. Included in this adjustment is a $1,090,687 increase to tradenames to reflect the total fair value of tradenames of $1,725,046. Also included in this adjustment is a $65,162 increase to other intangibles, net, to reflect the total fair value of other intangibles, net of $178,236. These other intangibles represent customer relationships and order backlog.

(iv)	Inventory, net was increased $50,885 to reflect our preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to the seller.

(v)	Other noncurrent liabilities was increased $647,809 to reflect our preliminary estimate of the deferred tax liability to be recorded in connection with these fair value adjustments.

(vi)	Goodwill was increased $1,317,884 to reflect the total excess of the purchase consideration over the fair value of the assets acquired of $1,640,505.

(vii)	No other adjustments were made to the assets and liabilities of Tommy Hilfiger to reflect their fair values. At this time there is insufficient information as to the specific nature, age, condition and location of Tommy Hilfiger’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $1,000. Once we have complete information as to the specifics of Tommy Hilfiger’s assets, the estimated values assigned to the assets and/or the associated estimated weighted-average useful life of the assets will likely be different than that reflected in this unaudited pro forma consolidated financial information and the differences could be material.

Following completion of the offer, we anticipate that the purchase price allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities will be recorded as an increase or decrease to goodwill.

(c)	Long-Term Debt

We intend to finance our acquisition of Tommy Hilfiger, in part, with the issuance of long-term debt. We currently estimate that we will borrow approximately $500,000 in aggregate principal amount under a senior secured term loan A facility (“Term Loan A”), a portion of which will be denominated in United States dollars and a portion of which will be denominated in Euros; and approximately $1,500,000 in aggregate principal amount under a senior secured term loan B facility (“Term Loan B”), a portion of which will be denominated in United States Dollars and a portion of which will be denominated in Euros, and which debt will be issued with an original issue discount. In addition, we estimate that we will issue approximately $525,000 of senior unsecured notes with an original issue discount, 100% in United States Dollars. Further, we have commenced a tender offer to purchase for cash any of the (i) $150,000 outstanding principal amount of our existing 7 1/4% Senior Notes due 2011 and (ii) $150,000 outstanding principal amount of our existing 8 1/8% Senior Notes due 2013. We intend to redeem or repurchase any such notes that remain outstanding following the completion of the tender offer.

We have outstanding $100,000 of 7 3/4% debentures due 2023, which we are not refinancing at this time. The following table reconciles the unaudited pro forma consolidated balance sheet impact of these transactions:

Assumed carrying amount of debt issued:
Term Loan A, Term Loan B and senior unsecured notes	$2,502,125
Less:
Carrying amount of debt extinguished:
7 1/4% Senior Notes due 2011	(150,000)
8 1/8% Senior Notes due 2013	(150,000)

Net adjustment to long-term debt	$2,202,125

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts we incurred based on market conditions at the time of the debt financing and other factors.

(d)	Preferred Stock

We have agreed to sell to LNK and MSD, concurrent with the consummation of our acquisition of Tommy Hilfiger, a total of $200,000 of Series A preferred stock, convertible into our common stock at $47.74 per share ($100,000 of Series A preferred stock to each of LNK and MSD, respectively). The conversion price of $47.74 was determined by the closing price of our common stock prior to the announcement of our acquisition of Tommy Hilfiger. An adjustment was made to increase Series A preferred stock by $200,000 to reflect this transaction.

(e)	Common Stock

In addition to the issuance of debt and Series A preferred stock described above, we currently intend to finance the acquisition of Tommy Hilfiger, in part, with a public offering of approximately $275,000 of common stock, par value $1 per share. We currently estimate that we will issue 4,500 shares of our common stock as a result of this offering, based on the closing price of $61.31 per share of our common stock on April 8, 2010. The number of shares of our common stock to be issued is subject to change due to fluctuations in our share price and could differ materially from this estimate. Common stock was increased $4,500 and additional capital was increased $271,395 to reflect this offering.

(f)	Amortization Expense

An adjustment was made to increase selling, general and administrative expenses to reflect estimated amortization of $36,224. This adjustment was based on the assumption that $178,236 of the recorded intangible assets related to Tommy Hilfiger would be definite lived, including $152,140 related to customer relationships and $26,096 related to order backlog. The estimated useful life of these intangible assets is approximately 15 years for customer relationships and one year for order backlog. In addition, an adjustment was made to decrease selling, general and administrative expenses to eliminate historical Tommy Hilfiger intangible asset amortization expense of $13,231.

(g)	Interest Expense

As discussed in Note 4(c) above, we currently estimate that we will borrow approximately $500,000 under Term Loan A, a portion of which will be denominated in United States Dollars and a portion of which will be denominated in Euros; and approximately $1,500,000 under Term Loan B, a portion of which will be denominated in United States Dollars and a portion of which will be denominated in Euros, and which debt will be issued with an original issue discount. In addition, we estimate that we will issue approximately $525,000 of senior unsecured notes with an original issue discount, 100% in United States Dollars.

The applicable interest rates for the United States Dollar portion and the Euro portion of each of Term Loan A and Term Loan B are expected to be computed differently. For the United States Dollar portion, interest will be variable and indexed to LIBOR or an adjusted base rate, at the option of the borrower. For the Euro portion, interest will be variable and indexed to EURIBOR. For both portions, the rate will be subject to a floor. For purposes of this unaudited pro forma consolidated financial information, the floor has been used as the assumed interest rate. The assumed value of the Euro portion of each of Term Loan A and Term Loan B was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010. We may decide to enter into interest rate swap agreements to swap the variable interest rates for fixed interest rates and hedge against exposure to changes in LIBOR and EURIBOR. The interest rates assumed on the long-term debt do not contemplate any interest rate swap agreements that we may decide to enter into in the future. For purposes of this unaudited pro forma consolidated financial information, an assumed weighted average interest rate of approximately 5.8% was used to reflect pro forma interest expense for Term Loan A, Term Loan B and the senior unsecured notes.

Pro forma adjustments have been made to reflect the interest expense related to the new debt issued based on the assumptions described above, the reduction in interest expense associated with the debt extinguished and the elimination of Tommy Hilfiger’s interest expense. We have outstanding $100,000 of 7 3/4% debentures due 2023, which we are not refinancing at this time; therefore, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to these debentures.

The net adjustment was calculated as follows:

Interest expense on debt issued:
Term Loan A, Term Loan B and senior unsecured notes	$146,616
Amortization of capitalized debt issuance costs	10,043
Less:
Interest expense on debt extinguished:
7 1/4% Senior Notes due 2011	(10,875)
8 1/8% Senior Notes due 2013	(12,188)
Amortization of capitalized debt issuance costs (extinguished debt)	(1,621)
Interest expense on historical Tommy Hilfiger debt	(155,097)
Amortization of capitalized debt issuance costs (Tommy Hilfiger’s historical debt)	(5,472)

Net adjustment to interest expense	$(28,594)

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts we incur based on a number of factors, including market conditions at the time of the debt financing, changes in the split of issuances between the United States Dollar and the Euro from that contemplated in this unaudited pro forma consolidated financial information, exchange rate fluctuations, and other factors. A 0.125% change in the interest rates on these debt issuances would change the estimated annual interest expense by approximately $3,182.

(h)	Interest Income

An adjustment of $10,727 was made to reduce pro forma interest income. This reduction reflects an adjustment of $630 based on an estimate of the forgone interest income on the cash utilized to partially fund the acquisition and an adjustment of $10,097 to eliminate historical Tommy Hilfiger interest income.

(i)	Transaction Costs

We have estimated that total transaction costs will be $110,498 inclusive of acquisition-related costs, debt issuance costs and equity issuance costs. The actual transaction costs incurred could differ materially from this estimate. A reasonable allocation of fees paid to investment bankers, lawyers, and accountants that are also involved with completing the acquisition has been made to debt issuance and equity issuance based on consultation with these professionals. Based on this allocation and information specific to each aspect of the transaction, the following adjustments to the unaudited pro forma consolidated financial information have been made:

Acquisition-related costs

$27,366 of the total transaction costs has been allocated to completing the acquisition. Because we are required to expense these costs as they are incurred, they have been charged to retained earnings as of January 31, 2010, net of an estimated tax benefit of $10,344. No adjustment has been made to the unaudited pro forma consolidated income statement for these costs as they are non-recurring.

Debt issuance costs

$60,006 of the total transaction costs has been allocated to debt issuance. This amount includes upfront and arranger fees which are based on a percentage of debt issued, subject to certain other terms, which may ultimately be different than the amount assumed for purposes of this unaudited pro forma consolidated financial information due to differences in the amount of the debt ultimately issued and certain other factors. These differences could be material. The costs allocated to debt issuance have been capitalized and reflected in the unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $10,043 and an increase in other noncurrent assets of $49,963. On the unaudited pro forma consolidated income statement, these costs are amortized to expense over the life of the debt instruments under the effective interest method. The adjustment to the unaudited pro forma consolidated income statement for these costs is reflected in Note 4(g).

Equity issuance costs

$23,126 of the total transaction costs has been allocated to equity issuance. The cost of registering and issuing equity instruments to effect a business combination is accounted for as a reduction of the otherwise determined fair value of the equity instruments issued. As such, an adjustment to decrease additional capital of $23,126 was reflected in the unaudited pro forma consolidated balance sheet.

(j)	Debt Extinguishment Costs

Debt extinguishment costs related to the early extinguishment of the 7 1/4% Senior Notes due 2011 and 8 1/8% Senior Notes due 2013 are estimated to be $5,435, inclusive of a $2,025 prepayment premium on the 8 1/8% Senior Notes due 2013 and the write-off of previously capitalized debt issuance costs of $3,410. The write-off of previously capitalized debt issuance costs has been reflected as a decrease in prepaid expenses of

$1,620 and a decrease in other noncurrent assets of $1,790. Because we are required to expense these costs as they are incurred, they have been charged to retained earnings, net of an estimated tax benefit of $2,054. No adjustment has been made to the unaudited pro forma consolidated income statement for these costs as they are non-recurring.

(k)	Cost of Sales

As discussed in the fair value adjustments described in Note 4(b)iv, inventory was increased to reflect our preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to the seller. As such, we have increased cost of goods sold $50,794 to reflect the increased valuation of Tommy Hilfiger’s inventory as the acquired inventory is sold, which for purposes of this unaudited pro forma consolidated financial information is assumed to occur within the first year post-acquisition.

(l)	Elimination of Results of Operations for Karl Lagerfeld Business

The unaudited financial statements of Tommy Hilfiger as at and for the 12 months ended December 31, 2009 include the results of operations for the Karl Lagerfeld business which we are not acquiring. As such, we have made the following adjustments to the unaudited pro forma consolidated income statement to eliminate the results of operations of the Karl Lagerfeld business:

Net sales	$(12,088)
Cost of goods sold	(5,157)
Selling, general and administrative expenses	(25,306)

No adjustment has been made to the unaudited pro forma consolidated balance sheet as the net assets associated with the Karl Lagerfeld business were deemed immaterial for purposes of preparing the unaudited pro forma consolidated financial information.

(m)	Management Retention for Key Employees

In connection with our acquisition of Tommy Hilfiger, certain Tommy Hilfiger employees have been provided replacement compensation in consideration of certain share-based compensation previously awarded to them by Tommy Hilfiger that vested upon an IPO or change of control. Such replacement compensation consists of a cash component, a vested stock component and a restricted stock component. The cash and vested stock components are included in the respective components of the estimated purchase consideration set forth in Note 4(a) above, as these components represent the portion of the replacement compensation that is attributable to pre-acquisition service. As the restricted stock component vests over two years, no adjustment has been made to the unaudited pro forma consolidated balance sheet for this component. One-half of the estimated fair value of the restricted stock component, or $7,793, has been reflected as an increase in selling, general and administrative expenses in the unaudited pro forma consolidated income statement.

(n)	Elimination of Tommy Hilfiger’s Stockholders’ Equity

An adjustment to eliminate Tommy Hilfiger’s common stock of $7,001, additional capital of $42,196, retained earnings of ($12,665) and accumulated other comprehensive income of $4,935 was reflected in the unaudited pro forma consolidated balance sheet as at January 31, 2010.

(o)	Taxation

The estimated tax impacts of the adjustments described in this Note 4 have been calculated with reference to the statutory rates in effect for the period presented. The tax rate used to determine the pro forma effect of adjustments to our pre-acquisition income tax expense and taxes payable is based on our pre-discrete blended tax rate in effect for the period presented based on the tax jurisdictions in which we operate. The tax rate used to determine the pro forma effect of adjustments to Tommy Hilfiger’s pre-acquisition income tax expense and taxes payable is based on Tommy Hilfiger’s blended tax rate in effect for the period presented based on the tax jurisdictions in which Tommy Hilfiger operates. A blended tax rate of 33.5% has been used for the combined company post-acquisition. This rate was calculated based on a weighted-average of our and Tommy Hilfiger’s pre-discrete blended tax rates for the period. The effective tax rate of the combined company could be materially different than the rate assumed for purposes of preparing the unaudited pro forma consolidated financial information for a variety of factors, including post-acquisition activities. Accrued expenses was decreased by $12,398 and income tax expense was increased by $240 for the net impacts of the adjustments described in this Note 4.

(p)	Net Income per Common Share

Our calculation of pro forma net income per common share for the year ended January 31, 2010 includes the impact of items discussed in this Note 4, including the pro forma impact on assumed preferred stock and common stock dividends and the estimated weighted average number of common shares outstanding on a pro forma basis. The pro forma weighted average number of common shares outstanding for the year ended January 31, 2010 has been calculated as if the shares issued in connection with the acquisition had been issued and outstanding as of February 2, 2009.

The following table sets forth the computation of basic pro forma net income per common share and diluted pro forma net income per common share for the year ended January 31, 2010:

Pro forma net income	$111,653
Less:
Pro forma net income allocated to participating securities	6,838

Pro forma net income available to common stockholders for basic pro forma net income per common share	104,815
Add back:
Pro forma net income allocated to participating securities	6,838

Pro forma net income available to common stockholders for diluted pro forma net income per common share	$111,653
Weighted average common shares outstanding for basic pro forma net income per common share	64,215
Pro forma impact of dilutive securities	913
Pro forma impact of assumed participating convertible preferred stock conversion	4,189

Total shares for diluted pro forma net income per common share	69,317
Basic pro forma net income per common share	$1.63
Diluted pro forma net income per common share	$1.61

(q)	Reclassifications

In addition to the reclassifications set forth in Note 3(g) above to present the financial statements of Tommy Hilfiger in accordance with GAAP, certain balances were reclassified from the financial statements of Tommy Hilfiger so their presentation would be consistent with our GAAP accounting policies.

The following reclassifications were made to the unaudited pro forma consolidated balance sheet as at January 31, 2010:

Property, plant and equipment, net	$(13,671)
Tradenames	634,359
Other intangibles, net	(657,030)
Other noncurrent assets	36,342
Current portion of long-term debt	(7,829)
Other current liabilities	7,829
Long-term debt	(14,731)
Other noncurrent liabilities	14,731

OUR BUSINESS

Overview

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. Our portfolio of brands includes our owned brands, principally Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, ARROW, G.H. Bass & Co., Bass and Eagle, and our licensed brands, principally Geoffrey Beene, CHAPS, Sean John, Trump, JOE Joseph Abboud, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Michael Kors Collection, DKNY, Tommy Hilfiger, Nautica, Ted Baker, Ike Behar, Hart Schaffner Marx, J. Garcia, Claiborne, U.S. POLO ASSN., Axcess, Jones New York and Timberland, as well as various private label brands. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We believe Calvin Klein is one of the best known designer names in the world and that the Calvin Klein brands — Calvin Klein Collection, ck Calvin Klein and Calvin Klein — provide us with the opportunity to market products both domestically and internationally at higher price points, in higher-end distribution channels and to different consumer groups than our other product offerings. Products sold under these brands are sold primarily under licenses and other arrangements. Although the Calvin Klein brands were well established when we acquired Calvin Klein in February 2003, there were numerous product categories in which no products, or only a limited number of products, were offered. Since our acquisition, we have used our core competencies to establish a men’s better sportswear business and an outlet retail business. In addition, we have significantly expanded through licensing the product offerings under the Calvin Klein brands and the geographic areas and channels of distribution in which products are sold. Calvin Klein designs all products and/or controls all design operations and product development for most of its licensees and oversees a worldwide marketing, advertising and promotions program for the Calvin Klein brands. We believe that maintaining control over design and advertising through Calvin Klein’s dedicated in-house teams plays a key role in the continued strength of the brands. Worldwide retail sales of products sold under the Calvin Klein brands were approximately $5.8 billion in 2009.

Our “heritage” business encompasses the design, sourcing and marketing of a varied selection of branded label dress shirts, neckwear, sportswear and footwear, as well as the licensing of our owned brands (other than the Calvin Klein brands), for an assortment of products. Our heritage business also includes private label dress furnishings programs, particularly neckwear programs. We design, source and market substantially all of these products on a brand-by-brand basis, targeting distinct consumer demographics and lifestyles in an effort to minimize competition among our brands. Currently, we distribute our products at wholesale through more than 16,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States, Canada and Europe. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. As a complement to our wholesale business, we also market our products directly to consumers through our Van Heusen, IZOD, Bass and Calvin Klein retail stores, principally located in outlet malls throughout the United States.

We have entered into license agreements with partners across the globe for our brands. A significant portion of our total income before interest and taxes is derived from international sources, primarily driven by the international component of our Calvin Klein licensing business. We have approximately 55 license and other agreements covering over 130 territories outside of the United States for our Calvin Klein brands and approximately 50 license agreements covering approximately 150 territories outside of the United States for our heritage brands, and we intend to continue to expand our operations globally through direct marketing by us and through partnerships with licensees. We recently expanded our international operations to include sales of certain of our products to department and specialty stores throughout Canada and parts of Europe, including through the BVH acquisition, which provided us with a wholesale distribution business in the United Kingdom and Ireland and a limited number of retail stores.

We completed the Superba acquisition in January 2007. This transaction provided us with an established neckwear business base, which advances our historical strategy of marketing our brands at multiple price points and across multiple channels of distribution and is complementary to our heritage dress shirt business. The Mulberry acquisition in April 2008 built upon this base. The Superba and Mulberry acquisitions present us with opportunities to grow and enhance the performance of both the dress shirt and neckwear businesses by providing us with the ability to produce and market all of the neckwear for our owned brands over time and to leverage the design, merchandising and selling capabilities of both businesses to offer our customers a cohesive and comprehensive portfolio of branded dress shirts and neckwear.

We announced during the fourth quarter of 2008 a series of actions that we planned to undertake to respond to the difficult economic conditions that existed during the second half of 2008 and were expected to (and did) continue into 2009, including restructuring certain of our operations and implementing a number of other cost reduction efforts. We began implementing the restructuring initiatives during the fourth quarter of 2008 and we completed substantially all of them by the end of 2009. The restructuring initiatives included the shutdown of domestic production of machine-made neckwear, a realignment of our global sourcing organization and reductions in warehousing capacity, all of which had headcount reductions associated with them, as well as lease terminations for the majority of our Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.

We announced on March 15, 2010 that we had entered into a definitive agreement to acquire Tommy Hilfiger. The discussion immediately below does not contemplate the effects of the completion of that acquisition, except where specifically noted. For a discussion of Tommy Hilfiger’s business, see “— Tommy Hilfiger Business” below.

Our Business

We manage our business through our operating divisions, which consist of five reportable segments: (i) Calvin Klein Licensing; (ii) Wholesale Dress Furnishings; (iii) Wholesale Sportswear and Related Products; (iv) Retail Apparel and Related Products; and (v) Retail Footwear and Related Products. Note 17, “Segment Data,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2010 contains information with respect to revenue, income before interest and taxes and assets related to each segment, as well as information regarding our revenue generated from foreign and domestic sources.

Calvin Klein

Our Calvin Klein business consists of (1) licensing and similar arrangements worldwide of the Calvin Klein Collection, ck Calvin Klein and Calvin Klein brands for a broad array of products, including women’s sportswear, jeanswear, underwear, fragrances, eyewear, men’s tailored clothing, women’s suits and dresses, hosiery, socks, footwear, swimwear, jewelry, watches, outerwear, handbags, leather goods, home furnishings and accessories, as well as to operate retail stores (Calvin Klein Licensing segment); (2) the marketing of the Calvin Klein Collection brand high-end men’s and women’s apparel and accessories collections through our Calvin Klein Collection flagship store (Retail Apparel and Related Products segment); (3) our Calvin Klein dress furnishings and men’s better sportswear businesses (Wholesale Dress Furnishings and Wholesale Sportswear and Related Products segments, respectively); (4) our Calvin Klein retail stores located principally in premium outlet malls in the United States (Retail Apparel and Related Products segment); and (5) our Calvin Klein Collection wholesale business.

We acquired Calvin Klein because of the significant growth opportunities presented by the Calvin Klein brands. In order to more efficiently and effectively exploit the development opportunities for each brand, a tiered brand strategy was established to provide a focused, consistent approach to global brand growth and development, with each of the Calvin Klein brands occupying a distinct marketing identity and position. An important element of this tiered brand strategy is the preservation of the prestige and image of the Calvin

Klein brands. To this end, we maintain a dedicated in-house marketing, advertising and design division of Calvin Klein that oversees a worldwide marketing, advertising and promotions program. In 2009, over $275 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein name. Calvin Klein designs and/or controls all design operations and product development for most of its licensees.

Calvin Klein Licensing

An important source of our revenue is Calvin Klein’s arrangements with licensees and other third parties worldwide that manufacture and distribute globally a broad array of products under the Calvin Klein brands. For 2009, approximately 41% of Calvin Klein’s royalty, advertising and other revenue was generated domestically and approximately 59% was generated internationally. Calvin Klein combines its design, marketing and imaging skills with the specific manufacturing, distribution and geographic capabilities of its licensing and other partners to develop, market and distribute a variety of goods across a wide range of categories and to expand existing lines of business. Calvin Klein’s largest licensing and other partners in terms of royalty, advertising and other revenue earned by Calvin Klein in 2009 were Warnaco, which accounted for approximately 43%, and Coty, Inc. and G-III Apparel Group Ltd., which each accounted for approximately 12%.

Calvin Klein has approximately 45 wholesale product licensing arrangements. The products offered by Calvin Klein’s licensing partners include:

Licensing Partner	Product Category

CK Watch and Jewelry Co., Ltd. (Swatch SA)	Men’s and women’s watches (worldwide) and women’s jewelry (worldwide, excluding Japan)
CK21 Holdings Pte, Ltd.	Men’s and women’s bridge apparel, shoes and accessories (Asia, excluding Japan)
Coty, Inc.	Men’s and women’s fragrance and bath products (worldwide)
DWI Holdings, Inc./Himatsingka Seide, Ltd.	Soft home bed and bath furnishings (United States, Canada, Mexico, Central America and South America)
G-III Apparel Group, Ltd.	Men’s and women’s coats; women’s better suits, dresses and sportswear; women’s active performance wear (United States, Canada and Mexico)
Jimlar Corporation	Men’s and women’s footwear: better (United States, Canada and Mexico); bridge (North America, Europe and Middle East); collection (worldwide)
Marchon Eyewear, Inc.	Men’s and women’s optical frames and sunglasses (worldwide)
McGregor Industries, Inc./ American Essentials, Inc.	Men’s and women’s socks and women’s tights (United States, Canada, Mexico, South America, Europe, Middle East and Asia, excluding Japan)
Onward Kashiyama Co. Ltd.	Men’s and women’s bridge apparel and women’s accessories (Japan)
Peerless Delaware, Inc.	Men’s better and bridge tailored clothing (United States, Canada and Mexico; South America (non-exclusive))
Warnaco	Men’s, women’s and children’s jeanswear (nearly worldwide); men’s and boy’s underwear and sleepwear (worldwide); women’s and girl’s intimate apparel and sleepwear (worldwide); women’s swimwear (worldwide); men’s better swimwear (worldwide); men’s and women’s bridge apparel and accessories (Europe, Africa and Middle East)

Calvin Klein entered into a license agreement during 2009 for men’s and women’s golf apparel and certain golf accessories.

Warnaco is the beneficial owner of the Calvin Klein mark for men’s and boys’ underwear and sleepwear and women’s and girls’ intimate apparel and sleepwear. However, Warnaco pays Calvin Klein an administration fee based on Warnaco’s worldwide sales of such products under an administration agreement between Calvin Klein and Warnaco. Warnaco, as the beneficial owner of the Calvin Klein mark for such products, controls the design and advertising related thereto.

Heritage Business

Our “heritage” business encompasses the design, sourcing and marketing of dress shirts, neckwear, sportswear and footwear under our portfolio of owned and licensed nationally recognized brands. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. Our products are distributed at wholesale in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. We added neckwear to our wholesale business in January 2007 in connection with the Superba acquisition. A few of our customers, including Macy’s, JCPenney, Kohl’s, and Wal-Mart account for significant portions of our revenue. Sales to our five largest customers were 31% of our revenue in 2009, 32% of our revenue in 2008 and 30% of our revenue in 2007. Macy’s, our largest customer, accounted for 12% of our revenue in 2009, 12% of our revenue in 2008 and 10% of our revenue in 2007.

Our wholesale customers offer our dress shirts, neckwear and sportswear, other than Calvin Klein men’s better sportswear, on the main floor of their stores. Calvin Klein men’s better sportswear is offered in the collection area of our customers’ stores. In each case, we offer our customers merchandising support with visual display fixtures and in-store marketing, with Calvin Klein men’s better sportswear generally being offered in fixtured shops we design and build. When a line of our products is displayed in a stand-alone area on the main floor, or, in the case of Calvin Klein men’s better sportswear, an exclusively dedicated collection area, we are able to further enhance brand recognition to permit more complete merchandising of our lines and to differentiate the presentation of our products. We believe that the broad appeal of our products, with multiple well-known brands offering differing styles at different price points, together with our customer, advertising and marketing support and our ability to offer products with innovative qualities, enable us to expand and develop relationships with apparel retailers.

We believe that our investments in logistics and supply chain management allow us to respond rapidly to changes in sales trends and consumer demands while enhancing inventory management. We believe our customers can better manage their inventories as a result of our continuous analysis of sales trends, our broad array of product availability and our quick response capabilities. Certain of our products can be ordered at any time through our EDI replenishment systems. For customers who reorder these products, we generally ship these products within one to two days of order receipt. At the end of 2009 and 2008, our backlog of open customer orders totaled $114 million and $131 million, respectively.

As a complement to our wholesale business, we also market products directly to consumers through our Van Heusen, IZOD, Bass and Calvin Klein retail stores, principally located in outlet malls throughout the United States. In addition, into the fourth quarter of 2008, we also marketed our products directly to consumers through our Geoffrey Beene outlet retail stores. We announced during 2008 that we would not renew our license to operate Geoffrey Beene outlet retail stores and ceased operations of our Geoffrey Beene outlet retail division during the fourth quarter of 2008. We also license our owned heritage brands (Van Heusen, IZOD, ARROW, Bass and G.H. Bass & Co.) to third parties domestically and internationally for an assortment of products.

Wholesale Dress Furnishings

Our Wholesale Dress Furnishings segment principally includes the design and marketing of men’s dress shirts and neckwear.

We market both dress shirts and neckwear principally under the ARROW, Calvin Klein, ck Calvin Klein, Calvin Klein Collection, IZOD, Eagle, Sean John, Trump, Kenneth Cole New York, Kenneth Cole Reaction, JOE Joseph Abboud, DKNY, Tommy Hilfiger, Elie Tahari, J. Garcia and MICHAEL Michael Kors brands. We also market dress shirts under the Van Heusen, Geoffrey Beene and CHAPS brands and neckwear under the Nautica, Michael Kors Collection, Jones New York, Ike Behar, Ted Baker, Axcess, U.S. POLO ASSN., Hart Schaffner Marx, Bugatti, City of London, Claiborne and Robert Graham brands.

The following provides additional information for some of the more significant brands, as determined based on 2009 sales volume:

The Van Heusen dress shirt has provided a strong foundation for us for most of our history and is the best selling dress shirt brand in the United States. The Van Heusen dress shirt targets the updated classical consumer, is marketed at opening to moderate price points and is distributed principally in department stores, including Belk, Inc., Macy’s and JCPenney.

ARROW is the second best selling dress shirt brand in the United States. ARROW dress shirts and neckwear target the updated classical consumer, are marketed at opening to moderate price points and are distributed principally in mid-tier department stores, including Kohl’s and Sears, Roebuck and Co.

Calvin Klein dress shirts and neckwear target the modern classical consumer, are marketed at better price points and are distributed principally in department stores, including Macy’s and Dillard’s, Inc. We also offer our Calvin Klein Collection and ck Calvin Klein dress shirts to the more limited channel of luxury department and specialty stores and freestanding Calvin Klein Collection and ck Calvin Klein stores.

The Geoffrey Beene dress shirt is the best selling designer dress shirt brand in the United States. The Geoffrey Beene dress shirt targets the more style-conscious consumer, is marketed at moderate to upper moderate price points and is distributed principally in department and specialty stores, including Macy’s and Casual Male Retail Group, Inc. We market Geoffrey Beene dress shirts under a license agreement with Geoffrey Beene, Inc. that expires on December 31, 2013.

Kenneth Cole New York and Kenneth Cole Reaction dress shirts and neckwear target the modern consumer, are marketed at bridge and better price points, respectively, and are distributed principally in department stores, including Dillard’s and Macy’s. We market both brands of Kenneth Cole dress shirts and neckwear under a license agreement with Kenneth Cole Productions (Lic), Inc. that expires on December 31, 2014, which we may extend through December 31, 2019.

The CHAPS dress shirt targets the updated traditional consumer and is marketed at moderate price points. The CHAPS dress shirt is distributed principally at Kohl’s. We market CHAPS dress shirts under a license agreement with PRL USA, Inc. and The Polo/Lauren Company, LP that expires on March 31, 2014.

JOE Joseph Abboud dress shirts and neckwear target the more youthful, classical consumer, are marketed at moderate to better price points and are distributed principally in department stores, including JCPenney. We market JOE Joseph Abboud dress shirts and neckwear under a license agreement with J.A. Apparel Corp. that expires on December 31, 2012 and which we may extend, subject to mutual consent, through December 31, 2015.

DKNY dress shirts and neckwear target the modern consumer, are marketed at better price points and are distributed principally in department stores, including Macy’s. We market DKNY dress shirts and neckwear under license agreements with Donna Karan Studio, LLC that expire on December 31, 2012 and June 30, 2010, respectively. We may extend our dress shirt license agreement, subject to certain conditions, through December 31, 2017. It is currently our intention to renew the neckwear license agreement.

IZOD dress shirts and neckwear target the modern traditional consumer, are marketed at moderate price points and are distributed principally in department stores, including Belk and JCPenney.

Trump dress shirts and neckwear target the modern classical consumer, are marketed at better price points and are distributed principally at Macy’s. We market Trump dress shirts and neckwear under a license agreement with Trump Marks Menswear LLC that expires on December 31, 2012.

Tommy Hilfiger dress shirts and neckwear target the classic American consumer, are marketed at better price points and are distributed principally at Macy’s. We market Tommy Hilfiger dress shirts and neckwear under license agreements with Tommy Hilfiger Licensing, LLC that expire on March 31, 2012. The dress shirt license agreement may be extended for up to two additional terms ending March 31, 2015 and March 31, 2018, subject to certain conditions.

MICHAEL Michael Kors dress shirts and neckwear target the modern consumer, are marketed at moderate to better price points and are distributed principally in department stores, including Macy’s and The Bon-Ton Stores, Inc. We market MICHAEL Michael Kors dress shirts and neckwear under a license agreement with Michael Kors, LLC that expires on January 31, 2013 and which we may extend, subject to mutual consent, through January 31, 2016.

The Eagle dress shirt, a 100% cotton, no-iron shirt, and Eagle neckwear target the updated traditional consumer, are marketed at better price points and are distributed principally in department stores, including Macy’s.

We also offer private label dress shirt and neckwear programs to retailers. Private label offerings enable a retailer to sell its own line of exclusive merchandise at generally higher margins. These programs present an opportunity for us to leverage our design, sourcing, manufacturing and logistics expertise. Our private label customers work with our designers to develop the styles, sizes and cuts that the customers desire to sell in their stores under their private labels. Private label programs offer the consumer quality product and offer the retailer the opportunity to enjoy product exclusivity at generally higher margins. Private label products, however, generally do not have the same level of consumer recognition as branded products and private label manufacturers do not generally provide retailers with the same breadth of services and in-store sales and promotional support as branded manufacturers. We market private label dress shirts and neckwear to national department and mass market stores. Our private label dress shirt program currently consists of George for Wal-Mart and Apt. 9 for Kohl’s. Our private label neckwear programs include Murano, Daniel Cremieux and Roundtree & Yorke for Dillard’s, Club Room and Via Europe for Macy’s, Croft & Barrow and Apt. 9 for Kohl’s, Express for Express stores, Merona for Target Corporation, John W. Nordstrom for Nordstrom, Inc. and Stafford and J. Ferrar for JCPenney.

Wholesale Sportswear and Related Products

We market our sportswear, including men’s knit and woven sport shirts, sweaters, bottoms, swimwear, boxers and outerwear, at wholesale, principally under the IZOD, Van Heusen, ARROW, Geoffrey Beene, Timberland (since Fall 2008) and Calvin Klein brands. Since Fall 2007, we also market women’s sportswear, including knit and woven sport shirts, sweaters, bottoms and outerwear under the IZOD brand.

IZOD is the best selling branded men’s knit sport shirt in the United States. IZOD men’s sportswear consists of six related separate concepts under the classic IZOD blue label (updated classic sportswear), IZOD Golf (golf/resort lifestyle sportswear), IZOD XFG (functional/performance oriented golf apparel), IZOD red label (IZOD LX, a line of sportswear exclusive to Macy’s), IZOD Jeans (denim bottoms and related tops) and IZOD PerformX (performance-fabricated activewear) sub-brands. IZOD men’s sportswear is targeted to the active consumer, is marketed at moderate to upper moderate price points and is distributed principally in department stores, including Macy’s, Belk, Bon-Ton and JCPenney.

IZOD women’s apparel consists of a range of sportswear targeted to the active consumer. The brand is marketed at moderate to upper moderate price points and is distributed principally in department stores, including Belk, Bon-Ton and JCPenney.

Van Heusen is the best selling branded men’s woven sport shirt in the United States. The Van Heusen sportswear collection also includes knit sport shirts, chinos and sweaters. Like Van Heusen dress shirts, Van Heusen sport shirts, chinos and sweaters target the updated classical consumer, are marketed at opening to moderate price points and are distributed principally in department stores, including JCPenney, Belk, Macy’s and Bon-Ton.

ARROW is the second best selling branded men’s woven sport shirt in the United States. ARROW sportswear consists of men’s knit and woven tops, sweaters and bottoms. ARROW sportswear targets the updated traditional consumer, is marketed at moderate price points and is distributed principally in mid-tier department stores, including Kohl’s and Sears.

Calvin Klein men’s sportswear targets the modern classical consumer, is marketed at better price points and is distributed principally in better fashion department and specialty stores, including Macy’s and Dillard’s.

Timberland men’s sportswear is targeted to an active consumer, is marketed at opening better men’s collection price points and is distributed principally in department stores, including Macy’s, Belk and Bon-Ton and through The Timberland Company’s outlet retail stores. We market Timberland men’s sportswear at wholesale under a license agreement with The Timberland Company that expires on December 31, 2012 and which we may extend, subject to certain conditions, through December 31, 2017.

Geoffrey Beene sportswear is distributed on a limited basis and is positioned as an updated classic designer label for men’s woven and knit sport shirts, targeting a style-conscious consumer. We market Geoffrey Beene men’s sportswear at wholesale under the same license agreement as we market Geoffrey Beene dress shirts, which expires on December 31, 2013.

Retail

We operate approximately 650 retail locations under the Van Heusen, IZOD, Bass, Calvin Klein and Calvin Klein Collection names. We decided in 2008 not to renew our license to operate Geoffrey Beene outlet retail stores and closed our Geoffrey Beene outlet retail division at the end of 2008. (Please see Note 14, “Activity Exit Costs and Asset Impairments” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual report on Form 10-K for the year ended January 31, 2010 for a further discussion.)

We operate stores principally in outlet centers in the United States. We also operate a full price store located in New York City under the Calvin Klein Collection brand in which we principally sell men’s and women’s high-end collection apparel and accessories, soft home furnishings and tableware. Additionally, we operate a limited number of retail stores located principally in the United Kingdom that primarily market Van Heusen brand dress furnishings. Our outlet stores range in size from 1,000 to 14,000 square feet, with an average of approximately 5,000 square feet. We believe our retail stores are an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory.

Retail Apparel and Related Products — Our Van Heusen stores are located principally in outlet centers and offer men’s dress shirts, neckwear and underwear, men’s and women’s suit separates, men’s and women’s sportswear, including woven and knit shirts, sweaters, bottoms and outerwear, and men’s and women’s accessories. These stores are targeted to the value-conscious consumer who looks for classically styled, moderately priced apparel.

Our IZOD stores are located principally in outlet centers and offer men’s and women’s active-inspired sportswear, including woven and knit shirts, sweaters, bottoms and activewear and men’s fragrance. These stores focus on golf, travel and resort clothing.

Our Calvin Klein stores are located principally in premium outlet centers and offer men’s and women’s apparel and other Calvin Klein products to communicate the Calvin Klein lifestyle. We also operate one Calvin Klein Collection store, located on Madison Avenue in New York City that offers Calvin Klein Collection men’s and women’s high-end collection apparel and accessories and other products under the Calvin Klein brands.

Retail Footwear and Related Products — Our Bass stores offer casual and dress shoes for men, women and children. Most of our Bass stores also carry apparel for men and women, including tops, neckwear, bottoms and outerwear, as well as accessories such as handbags, wallets, belts and travel gear.

Licensing

In addition to our Calvin Klein licensing business, we license our heritage brands globally for a broad range of products through approximately 40 domestic and 50 international license agreements covering approximately 150 territories combined.

We grant licensing partners the right to manufacture and sell at wholesale specified products under one or more of our brands. In addition, certain foreign licensees are granted the right to open retail stores under the licensed brand name. A substantial portion of the sales by our domestic licensing partners is made to our largest wholesale customers. We provide support to our licensing partners and seek to preserve the integrity of our brand names by taking an active role in the design, quality control, advertising, marketing and distribution of each licensed product, most of which are subject to our prior approval and continuing oversight.

We license our Van Heusen, IZOD, ARROW, Bass and G.H. Bass & Co. brand names for various products worldwide. We also sublicense the Geoffrey Beene brand name for certain products.

The products offered by our licensing partners under these brands include:

Licensing Partner	Product Category

Arvind Mills, Ltd.	ARROW men’s and women’s dresswear, sportswear and accessories (India, Middle East, Sri Lanka, Bangladesh, Maldives and Nepal); IZOD men’s sportswear and accessories (India)
Clearvision Optical Company, Inc.	IZOD men’s and children’s optical eyewear and related accessories (United States)
E.C.C.E.	ARROW men’s and women’s dresswear, sportswear and accessories (France, Switzerland, Andorra and Morocco)
Fishman & Tobin, Inc.	Van Heusen and ARROW boys’ dresswear and sportswear; IZOD boys’ sportswear; IZOD and ARROW boys’ and girls’ school uniforms; ARROW men’s tailored clothing; IZOD boys’ tailored clothing (United States)
Gazal Apparel Pty Limited	Van Heusen men’s dresswear and accessories (Australia and New Zealand)
Gemini Cosmetics, Inc.	IZOD men’s fragrances (United States)
Harbor Wholesale, Ltd.	Bass and G.H. Bass & Co. wholesale footwear (worldwide)
Industrias Jatu S.A.	ARROW men’s dresswear and sportswear (Venezuela)
Knothe Corp.	IZOD men’s and boys’ sleepwear and loungewear (United States)
Manufacturas Interamericana S.A.	ARROW men’s and women’s dresswear, sportswear and accessories (Chile and Uruguay)
Peerless Delaware, Inc.	Van Heusen and IZOD men’s tailored clothing (United States and Mexico)
Humphrey’s Accessories LLC/Randa Corp. d/b/a Randa Accessories	ARROW men’s and boys’ small leather goods, belts and accessories (United States and Canada); Van Heusen men’s and boys’ neckwear (United States)
Thanulux Public Company, Ltd.	ARROW men’s dresswear, sportswear and accessories; ARROW women’s dresswear and sportswear (Thailand and Vietnam)

Licensing Partner	Product Category

Wear Me Apparel Corp. d/b/a Kids Headquarters	IZOD childrenswear (United States)
WestPoint Home, Inc.	IZOD home products (United States)

Design

Our businesses depend on our ability to stimulate and respond to consumer tastes and demands, as well as on our ability to remain competitive in the areas of quality and price.

A significant factor in the continued strength of our brands is our in-house design teams. We form separate teams of designers and merchandisers for each of our brands, creating a structure that focuses on the special qualities and identity of each brand. These designers and merchandisers consider consumer taste and lifestyle and trends when creating a brand or product plan for a particular season. The process from initial design to finished product varies greatly, but generally spans six to ten months prior to each selling season. Our product lines are developed primarily for two major selling seasons, Spring and Fall. However, certain of our product lines offer more frequent introductions of new merchandise.

Calvin Klein has developed a cohesive team of senior design directors who share a vision for the Calvin Klein brands and who each lead a separate design team. These teams control all design operations and product development for most licensees and other strategic alliances.

Advertising and Promotion

We market substantially all of our products on a brand-by-brand basis targeting distinct consumer demographics and lifestyles. Our marketing programs are an integral feature of our product offerings. Advertisements generally portray a lifestyle rather than a specific item. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic. We will continue to design and market our products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and produce consumer loyalty.

We advertise our brands in national print media (including fashion, entertainment/human interest, business, men’s, women’s and sports magazines and The New York Times), on the Internet, on television, in movie theaters and through outdoor signage and sports sponsorships. We recently entered into an agreement for our IZOD brand to be the title sponsor of the newly renamed IZOD IndyCar Series for a five-year term commencing with the 2010 season and also continue to be the official apparel partner of the Indy Racing League and the Indianapolis Motor Speedway. We have also contracted with the New Jersey Sports and Exposition Authority for the naming rights to the IZOD Center sports and entertainment arena and are also a sponsor of the National Basketball Association’s New Jersey Nets. Our Van Heusen brand is the sponsor of the Van Heusen Pro Football Hall of Fame Fan’s Choice, through which football fans can express their opinions on who should get elected to the Pro Football Hall of Fame. We also participate in cooperative advertising programs with our customers, as we believe that brand awareness and in-store positioning are further strengthened by our contributions to such programs.

With respect to our retail operations, we generally rely upon local outlet mall developers to promote traffic for their centers. Outlet center developers employ multiple formats, including signage (highway billboards, off-highway directional signs, on-site signage and on-site information centers), print advertising (brochures, newspapers and travel magazines), direct marketing (to tour bus companies and travel agents), radio and television and special promotions.

We believe Calvin Klein is one of the most well-known designer names in the world. One of the efforts that has helped to establish and maintain the Calvin Klein name and image is its high-profile, often cutting-edge advertising campaigns that have stimulated publicity, curiosity and debate among customers and consumers, as well as within the fashion industry over the years. Calvin Klein has a dedicated in-house advertising agency, with experienced in-house creative and media teams that develop and execute a substantial portion of the institutional consumer advertising placement for products under the Calvin Klein brands. The advertising team works closely with other functional areas within Calvin Klein and its licensing and other partners to deliver a consistent and unified brand message to the consumer. Calvin Klein oversees a worldwide marketing, advertising and promotions program. In 2009, over $275 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein name.

Calvin Klein products are advertised primarily in national print media, through outdoor signage and on television. We believe promotional activities throughout the year further strengthen brand awareness of the Calvin Klein brands. The Spring and Fall Calvin Klein Collection apparel lines are presented at fashion shows in New York City and Milan, which typically generate extensive media coverage. Other Calvin Klein promotional efforts include in-store events, product launch events, gift-with-purchase programs, participation in charitable and special corporate-sponsored events and providing outfits to celebrities for award ceremonies and premieres.

Product Sourcing

To address the needs of our customers, we are continuing to make investments and develop strategies to enhance our ability to provide our customers with timely product availability and delivery. Our investments in sophisticated systems should allow us to reduce the cycle time between the design of products to the delivery of those products to our customers. We believe the enhancement of our supply chain efficiencies and working capital management through the effective use of our distribution network and overall infrastructure will allow us to better control costs and provide improved service to our customers.

We began implementing a series of restructuring initiatives during the fourth quarter of 2008 and we completed substantially all of them by the end of 2009. These initiatives included a realignment of our global sourcing organization and the shutdown of domestic production of machine-made neckwear. We decided to realign our global sourcing organization structure to make more efficient use of our internal resources with the intended goals of reducing product development cycle times and improving the efficiency of our sourcing operations. Our decision to shut down domestic production of machine-made neckwear was made to lower our neckwear product costs.

In 2009, approximately 160 different manufacturers produced our apparel products in approximately 200 factories and approximately 25 countries worldwide. With the exception of handmade neckwear, which is made in our Los Angeles, California facility and which accounts for less than 10% of our total quantity of neckwear sourced and produced, virtually all of our products are produced by independent manufacturers located in foreign countries. We source finished products and raw materials. Raw materials include fabric, buttons, thread, labels and similar materials. Raw materials and production commitments are generally made two to six months prior to production and quantities are finalized at that time. We believe we are one of the largest users of shirting fabric in the world. Finished products consist of manufactured and fully assembled products ready for shipment to our customers and our stores. Most of our dress shirts and all of our sportswear are sourced and manufactured in the Far East, the Indian subcontinent, the Middle East, the Caribbean and Central America. Our footwear is sourced and manufactured through third-party suppliers principally in the Far East, Europe, South America and the Caribbean. Our neckwear fabric is sourced primarily from Europe and the Far East. The manufacturers of all of these items are required to meet our quality, cost and human rights requirements. No single supplier is critical to our production needs, and we believe that an ample number of alternative suppliers exist should we need to secure additional or replacement production capacity and raw materials. Given our extensive network of sourcing partners, we believe we are able to obtain goods at a low cost and on a timely basis.

Our foreign offices and buying agents enable us to monitor the quality of the goods manufactured by, and the delivery performance of, our suppliers, which includes the enforcement of human rights and labor standards through our ongoing approval and monitoring system. In addition, sales are monitored regularly at both the retail and wholesale levels and modifications in production can be made either to increase or reduce inventories. We continually seek additional suppliers throughout the world for our sourcing needs and place our orders in a manner designed to limit the risk that a disruption of production at any one facility could cause a serious inventory problem. We have not experienced significant production delays or difficulties in importing goods. Our purchases from our suppliers are effected through individual purchase orders specifying the price and quantity of the items to be produced.

Warehousing and Distribution

To facilitate distribution, our products are shipped from manufacturers to our wholesale and retail warehousing and distribution centers for inspection, sorting, packing and shipment. Ranging in size from 20,000 to 747,000 square feet, our centers are located in Arkansas, California, Georgia, North Carolina, Pennsylvania, Tennessee and Trento, Italy. Our warehousing and distribution centers are designed to provide responsive service to our customers and our retail stores, as the case may be, on a cost-effective basis. This includes the use of various forms of electronic communications to meet customer needs, including advance shipping notices for all major customers. In addition, we contract with third parties for warehousing and distribution in Canada and Europe to provide responsive service for our foreign wholesale operations.

Trademarks

We own the Van Heusen, Bass, G.H. Bass & Co., IZOD, ARROW and Eagle brands, as well as related trademarks and lesser-known names. We beneficially own the Calvin Klein marks and derivative marks (for products other than underwear, sleepwear and loungewear, which are beneficially owned by Warnaco). Calvin Klein and Warnaco are each an owner (for their respective products) of the Calvin Klein Trademark Trust, which is the sole and exclusive title owner of substantially all registrations of the Calvin Klein trademarks. The sole purpose of the Trust is to hold these marks. Calvin Klein maintains and protects the marks on behalf of the Trust pursuant to a servicing agreement. The Trust licenses to Warnaco on an exclusive, irrevocable, perpetual and royalty-free basis the use of the marks on men’s and boys’ underwear and sleepwear and women’s and girls’ intimate apparel and sleepwear, and to Calvin Klein on an exclusive, irrevocable, perpetual and royalty-free basis the use of the marks on all other products. Warnaco pays us an administrative fee based on Warnaco’s worldwide sales of underwear, intimate apparel and sleepwear products bearing any of the Calvin Klein marks under an administration agreement between Calvin Klein and Warnaco.

We allow Mr. Calvin Klein to retain the right to use his name, on a noncompetitive basis, with respect to his right of publicity, unless those rights are already being used in the Calvin Klein business. We also grant Mr. Klein a royalty-free worldwide right to use the Calvin Klein mark with respect to certain personal businesses and activities, such as motion picture, television and video businesses, a book business, writing, speaking and/or teaching engagements, non-commercial photography, charitable activities and architectural and industrial design projects, subject to certain limitations designed to protect the image and prestige of the Calvin Klein brands and to avoid competitive conflicts.

Our trademarks are the subject of registrations and pending applications throughout the world for use on a variety of apparel, footwear and related products, and we continue to expand our worldwide usage and registration of new and related trademarks. In general, trademarks remain valid and enforceable as long as the marks continue to be used in connection with the products and services with which they are identified and, as to registered tradenames, the required registration renewals are filed. In markets outside of the United States, particularly those where products bearing any of our brands are not sold by us or any of our licensees or other authorized users, our rights to the use of trademarks may not be clearly established.

We regard the license to use our trademarks and our other intellectual property rights in the trademarks as valuable assets in marketing our products and vigorously seek to protect them, on a worldwide basis, against infringement. We are susceptible to others imitating our products and infringing on our intellectual property rights. This is especially the case with respect to the Calvin Klein brands, as the Calvin Klein brands enjoy significant worldwide consumer recognition and their generally higher pricing provides significant opportunity and incentive for counterfeiters and infringers. Calvin Klein has a broad, proactive enforcement program, which we believe has been generally effective in controlling the sale of counterfeit products in the United

States and in major markets abroad. We have taken enforcement action with respect to our other marks on an as-needed basis.

Competition

The apparel and footwear industries are competitive as a result of their fashion orientation, mix of large and small producers, the flow of domestic and imported merchandise and the wide diversity of retailing methods. Some of our larger branded apparel and footwear competitors include Polo Ralph Lauren Corporation, V.F. Corporation, Perry Ellis International, Inc., The Timberland Company and The Rockport Company, LLC. With respect to Calvin Klein, we believe The Donna Karan Company, LLC, Polo Ralph Lauren’s Purple Label, Giorgio Armani SPA, Gucci Group N.V. and Prada SPA Group also are our competitors. In addition, we face significant competition from retailers, including our own wholesale customers, through their private label programs.

We compete primarily on the basis of style, quality, price and service. Our business depends on our ability to stimulate consumer tastes and demands, as well as on our ability to remain competitive in these areas. We believe we are well-positioned to compete in the apparel and footwear industries. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution have allowed us to develop a business that produces results that are not dependent on any one demographic group, merchandise preference or distribution channel. We have developed a portfolio of brands that appeal to a broad spectrum of consumers. Our owned brands have long histories and enjoy high recognition within their respective consumer segments. We develop our owned and licensed brands to complement each other and to generate strong consumer loyalty. The Calvin Klein brands generally provide us with the opportunity to develop businesses that target different consumer groups at higher price points and in higher-end distribution channels than our other brands, as well as with significant global opportunities due to the worldwide recognition of the brands.

Seasonality

Our business generally follows a seasonal pattern. Our wholesale businesses tend to generate higher levels of sales and income in the third quarter, due to selling to our customers in advance of the holiday selling season. Royalty, advertising and other revenue tends to be earned somewhat evenly throughout the year, although the third quarter has the highest level of royalty revenue due to higher sales by licensees in advance of the holiday selling season.

TOMMY HILFIGER BUSINESS

Overview

We believe that Tommy Hilfiger is one of the best known and best-selling designer apparel brands in the world, with estimated worldwide retail sales of €3.1 billion for the year ended March 31, 2009. Tommy Hilfiger generated revenue, net income and adjusted EBITDA of €1,612 million, €24 million and €265 million, respectively, for the year ended March 31, 2009, and €1,179 million, €8 million and €188 million, respectively, for the nine-month period ended December 31, 2009. For a description of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income, see “Summary— Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.”

Tommy Hilfiger brand products are known for their “classic American cool” design, and are positioned as premium, yet affordable, covering a wide range of apparel and lifestyle accessories. Tommy Hilfiger sells products under two major brands: Tommy Hilfiger, which is targeted at the 25 to 45 year old consumer, and Hilfiger Denim, which is targeted at the 20 to 35 year old consumer. Tommy Hilfiger product offerings include sportswear for men, women and children, footwear, athletic apparel (for fitness/training, golfing, skiing, swimming and sailing), bodywear (underwear, robes and sleepwear), eyewear, sunwear, watches, socks, handbags, men’s tailored clothing, dress shirts, ties, suits, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage. The Hilfiger Denim product line consists of denim apparel for men, women and children, footwear, bags, accessories, eyewear and fragrance, and is positioned as being more “fashion forward” than the Tommy Hilfiger label. As of March 31, 2010, products under the Tommy Hilfiger brand could be found in approximately 1,000 Tommy Hilfiger retail stores operated worldwide by Tommy Hilfiger and its partners, as well as approximately 7,400 doors worldwide operated by retail customers of Tommy Hilfiger and its licensees. Tommy Hilfiger brand products are also distributed in China, Hong Kong, Malaysia, Taiwan, Singapore, India, South Korea, Australia, Mexico, Central and South America and the Caribbean through licensees, franchisees and distributors.

Tommy Hilfiger divides its business into three geographic regions: Europe, North America and the rest of the world. The rest of the world region consists of its owned operations in Japan, as well as the countries and regions covered by geographic licenses (China, Hong Kong, Singapore, Malaysia, Taiwan, India, South Korea, Australia, Central and South America, the Caribbean and Mexico). In the year ended March 31, 2009, Europe accounted for approximately 49% of Tommy Hilfiger’s total revenue, North America accounted for approximately 39% of total revenue, the rest of the world accounted for approximately 11% of its total revenue, with other businesses accounting for the remainder.

Tommy Hilfiger distributes its products at wholesale and retail and also licenses its brands for an assortment of products in the countries and regions discussed above.

•	Wholesale — Tommy Hilfiger’s wholesale business consists of the distribution and sale of its products under the Tommy Hilfiger brands to approximately 500 stores operated by franchisees and distributors and through approximately 7,400 doors, as of March 31, 2010, operated by approximately 4,600 retail customers. The European retail customers range from large department stores to small independent stores. Tommy Hilfiger has, since the Fall of 2008, conducted the majority of its North American wholesale operations through Macy’s, which is currently the exclusive department store retailer of most of Tommy Hilfiger men’s, women’s, women’s plus-size and childrens sportswear in the United States. In 2009, Tommy Hilfiger discontinued its unprofitable Canadian wholesale business.

•	Retail — Tommy Hilfiger’s retail business principally consists of the distribution and sale of its products through company-operated specialty stores (anchor stores and satellite stores), company stores and outlet stores in Europe, the United States and Canada, as well as multi-jurisdictional e-commerce sites. Tommy Hilfiger’s anchor stores are generally larger stores situated in high-profile locations in major cities and are intended to enhance local exposure of the brand. Satellite stores are regular street and mall stores, which are located in secondary cities and are based on a model that provides incremental revenue and profitability. Company stores in North America are primarily located in outlet centers and carry specially designed merchandise that is sold at a lower price point than merchandise sold in our specialty stores. Company stores operated by Tommy Hilfiger in Europe and Japan are used primarily to clear excess inventory from previous seasons at discounted prices. As of March 31, 2010, Tommy Hilfiger had 244 specialty stores (including its only global anchor store on Fifth Avenue in New York City) and 249 company (outlet) stores worldwide. Tommy Hilfiger re-launched its e-commerce business in September 2009 using a new platform in select European countries, Canada and the United States.

•	Licensing — Tommy Hilfiger licenses the Tommy Hilfiger brands to third parties both for specific product categories (such as fragrances, watches and eyewear) and in certain geographic regions. Tommy Hilfiger currently has 17 separate product license agreements, three global product license agreements, 11 product license agreements in the United States and three product license agreements in Europe. In addition, Tommy Hilfiger currently has six geographic license agreements covering Asia-Pacific (China, Hong Kong, Malaysia, Taiwan and Singapore), India, South Korea, Australia, Mexico, and Central and South America and the Caribbean. Tommy Hilfiger recently announced it had entered into an agreement to assume control over its licensee’s business in China. We have agreed with Apax to license the China business to a company jointly owned by us and Apax, but largely controlled by Apax, and to potentially bring on a joint venture partner in China to operate the business in China.

For the year ended March 31, 2009, the wholesale business accounted for approximately 50% of Tommy Hilfiger’s total revenue, retail accounted for approximately 47% of its total revenue and licensing accounted for approximately 2% of its total revenue, with other business accounting for the remainder.

History

Designer Thomas J. Hilfiger founded Tommy Hilfiger in 1982. The North American business grew significantly in the 1990s and the European operations were launched in 1997. For the year ended March 31, 2000, the United States wholesale business, which was the largest division at the time, began to experience a significant decline. Tommy Hilfiger’s overall sales remained relatively stable between its years ended March 31, 2000 and March 31, 2006, primarily as a result of growth in its European business; sales in its United States wholesale business, however, deteriorated significantly during this period. The Tommy Hilfiger brand image was adversely affected in the United States, including as a result of over-exposure due to excessive distribution of heavily branded apparel through channels that sold Tommy Hilfiger products below the company’s recommended price points for such products, which detracted from its “classic American cool” premium brand position.

In May 2006, Tommy Hilfiger’s European management, acting together with funds advised by Apax, acquired Tommy Hilfiger. Upon completion of this transaction, Fred Gehring and Ludo Onnink, both of whom had been with Tommy Hilfiger’s European business since its inception in 1997 and had been instrumental to its success, were appointed as Chief Executive Officer and Chief Operating Officer/Chief Financial Officer, respectively. Mr. Gehring and Mr. Onnink remain with Tommy Hilfiger as its Chief Executive Officer and Chief Operating Officer, respectively. In addition, Mr. Hilfiger himself remains in an active role, serving as Principal Designer and Chairman of Tommy Hilfiger’s Strategy and Design Board, and as brand ambassador, representing the company at fashion, publicity and other events throughout the world.

Tommy Hilfiger management has, since the completion of the management buyout, aggressively focused on strengthening the global presence and premium brand image, and positioning of the Tommy Hilfiger brand and products, improving Tommy Hilfiger’s operating structure and eliminating loss-making activities. These activities included:

•	Continued expansion of specialty stores in Europe — Tommy Hilfiger has opened approximately 80 stores in additional and existing markets since 2006 that it operates.

•	Strengthened brand in the United States — Tommy Hilfiger has sought to refocus its United States marketing and advertising brand development on its core global premium lifestyle image, placing particular emphasis on developing the image of its iconic flag logo, eliminating product lines and distribution in retail channels that diluted the Tommy Hilfiger brand’s premium image and opening the brand’s first global anchor store in New York City in September 2009 and the brand’s return to the New York runway in 2007.

•	Establishment and growth of strategic alliance with Macy’s — Prior to the management buyout, Tommy Hilfiger’s North American wholesale business involved selling its products to a large number of retail customers, including small businesses, in the United States and Canada. Tommy Hilfiger entered into a strategic alliance agreement with Macy’s in 2007 under which Macy’s became its exclusive department store retailer of most of Tommy Hilfiger men’s, women’s, women’s plus-size and children’s sportswear in the United States, beginning with the Fall 2008 collections. In 2009, Tommy Hilfiger discontinued its unprofitable Canadian wholesale business.

•	Acquisition of licensees, distributors and franchisees on commercially attractive terms — Tommy Hilfiger has pursued a focused acquisition strategy with respect to select licensees, distributors and franchisees where management believes it can achieve greater scale and success compared to its partners. Examples of these are the acquisitions of its licensee’s businesses in Japan and Turkey and of its licensees’ United States handbag and footwear businesses.

•	Revitalization of North American corporate culture — The United States management structure was reorganized to conform to Tommy Hilfiger’s European model, replacing a hierarchical centralized organization with a more simplified organization. This was followed by the integration of United States and Canadian operations into Tommy Hilfiger North America.

•	Sale of buying office activities — Tommy Hilfiger sold its sourcing operations in Asia to Li & Fung Limited and entered into a nonexclusive agreement with Li & Fung to carry out most of its sourcing work in March 2007.

We expect to expand upon the successful repositioning of the Tommy Hilfiger business worldwide with strategic initiatives outlined in our business strategy in “Summary — Business Strategy.”

Products and Brands

Tommy Hilfiger is a distinctive and premium yet affordable global lifestyle brand known for its “classic American cool” brand position. Tommy Hilfiger and its licensees offer a lifestyle collection consisting of a broad range of products with a unified vision that combines American style with added details to give time-honored classics an updated look.

The Tommy Hilfiger brands are comprised primarily of Tommy Hilfiger and Hilfiger Denim, each one being associated with a variation of the iconic flag logo.

•	Tommy Hilfiger: The Tommy Hilfiger collection consists of sportswear for men, women and children, footwear, athletic apparel (for fitness/training, golfing, skiing, swimming and sailing), bodywear (underwear, robes and sleepwear), eyewear, sunwear, watches, socks, handbags, men’s tailored clothing, dress shirts, ties, suits, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage, emphasizing “classic American cool” styling and characterized as “preppy with a twist.” The label is targeted at the 25 to 45 year old consumer and is sold around the world.

•	Hilfiger Denim: The Hilfiger Denim label was launched in the year ended March 31, 2002 and consists of denim apparel for men, women and children, footwear, bags, accessories, eyewear and fragrance, targeted at the 20 to 35 year-old consumer, and positioned as being more “fashion forward” than the Tommy Hilfiger label. Designs are inspired by American classics and finished with a modern edge and fresh spirit, characterized as “the jeanswear lifestyle.” The label is sold primarily outside the United States.

Products offered by licensees of product categories include eyewear, sunwear, watches, handbags, accessories, men’s tailored clothing, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage. We are currently the licensee for men’s dress shirts and neckwear in North America.

Design

Tommy Hilfiger seeks to reinforce the premium positioning of the Tommy Hilfiger brands by taking a coordinated and consistent worldwide approach to brand management. Products are then adapted and executed on a regional basis in order to adjust for local or regional sizing, fitting, weather, trends and demand. Tommy Hilfiger believes that regional execution helps it anticipate, identify and respond more readily to changing consumer demand, fashion trends and local taste. It also reduces the importance of any one collection and enables the brand to appeal to a wider range of customers.

Agreement with Mr. Hilfiger

Thomas J. Hilfiger serves as Tommy Hilfiger’s Principal Designer and as Chairman of Tommy Hilfiger’s Strategy and Design Board under Tommy Hilfiger’s lifetime employment agreement with him. Although Mr. Hilfiger does not participate in day-to-day design decisions, he performs an active role as ambassador of the Tommy Hilfiger brand, representing Tommy Hilfiger at fashion, publicity and other events throughout the world. Mr. Hilfiger is entitled to an annual cash payment and a number of other benefits under the employment agreement. The annual cash payment to Mr. Hilfiger was fixed at $14.5 million for the first three years of the agreement. For the year ended March 31, 2010 and future years, Mr. Hilfiger will receive an annual amount based on Tommy Hilfiger’s global revenue in that year. It is currently estimated that the payment for the year ended March 31, 2010 will be approximately $21 million. In the event of Mr. Hilfiger’s death or termination following disability, his employment agreement provides for payment of the full annual cash compensation amount otherwise payable to Mr. Hilfiger for both the year in which his death or disability occurs and the following year but no further payments thereafter. If Mr. Hilfiger’s employment agreement is terminated by the company without cause or he resigns for good reason, the company will continue to pay Mr. Hilfiger the annual cash compensation otherwise payable to him for the remainder of his life.

Mr. Hilfiger had the option under his employment agreement to terminate the agreement and receive a lump sum payment upon certain pre-defined exit events, including an initial public offering or a change of control. The amount of such a payment would be based on Mr. Hilfiger’s compensation in the year prior to the year in which the exit event occurs and an applicable exit multiple for the exit event. Concurrently with the execution of the Tommy Hilfiger purchase agreement and conditioned upon the consummation of our acquisition of Tommy Hilfiger, Mr. Hilfiger executed a binding memorandum of understanding with Tommy Hilfiger amending his employment agreement to terminate this option.

European Wholesale and Retail

Tommy Hilfiger’s European wholesale, retail and licensing businesses accounted for, in the aggregate, approximately 43% and 49% of Tommy Hilfiger’s total net revenue for the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively. The European business has achieved a compound annual growth rate of approximately 21% over the last three years ended March 31, 2009. Like other companies, Tommy Hilfiger’s business has been affected by the global economic slowdown, which resulted in a reduction of the overall historic growth rate in the wholesale business. Tommy Hilfiger’s European retail business continued to grow notwithstanding the recession, achieving approximately 23% growth in net revenue during the nine months ended December 31, 2009 and approximately 6% growth in revenue during the year ended March 31, 2009. Tommy Hilfiger believes it has significant potential for continued pan-European growth, in part based on its strong performance and presence in Germany, Spain, Italy, the Netherlands and Belgium, which provide useful examples for other European markets. Tommy Hilfiger’s comparative sales in its European business increased approximately 3% during the nine months ended December 31, 2009, as compared to the prior year period, and increased approximately 1% during the year ended March 31, 2009, as compared to the year ended March 31, 2008.

Tommy Hilfiger’s European operations have a “matrix” operational structure, which arranges regional management by country and divisional management by its merchandising categories and subcategories. Tommy Hilfiger believes this decentralized approach to operational structure incentivizes managers, giving them “ownership” of overlapping parts of the business and placing decision-making responsibilities with those best positioned to understand the needs of the business as to a particular product or region. The structure puts in place a number of “checks and balances,” with material decisions requiring approval at both the regional and divisional level. Divisional responsibilities broadly track decisions related to the product itself (such as design and merchandising, key supplier management, order book control and stock control), as well as divisional profit and loss for Europe, while regional responsibilities broadly track decisions related to sales (such as sales planning, key account management, gross margins, accounts receivable and customer service), as well as regional profit and loss.

European Wholesale.  Tommy Hilfiger’s European wholesale business consists of the distribution and sale of products to third-party retailers, including to approximately 272 franchise and distributor stores and through approximately 6,300 doors operated by its retail customers. Tommy Hilfiger recently reduced its European retail customer base in order to strengthen and stabilize it from a branding financial perspective. The economic slowdown over the past two years has negatively impacted the financial stability of some of Tommy Hilfiger’s retail customers and, to reduce credit risk and avoid the potential bankruptcies or liquidations of customers, the company selectively terminated some of its smaller and less financially stable retail customers. As a result, during the year ended March 31, 2010, the number of European retail customers was reduced to approximately 4,600 from approximately 5,400 at the end of the year ended March 31, 2009.

The European wholesale business accounted for approximately 70% of Tommy Hilfiger’s European business for the nine months ended December 31, 2009 and approximately 80% of Tommy Hilfiger’s European revenue for the year ended March 31, 2009. The apparel business generates most of its revenues in Germany and Spain (approximately 41% and 40% of total European wholesale revenue for the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively). Tommy Hilfiger’s largest European retail customers include El Corte Ingles, Peek & Cloppenburg, Bijenkorf, Galleries Lafayette, Breuninger and House of Fraser. The European wholesale business’ top 20 customers accounted for approximately 31% of European wholesale net revenue (excluding clearance channels) for the year ended March 31, 2009. Across product divisions, menswear accounted for approximately 32% of European wholesale revenue for the year ended March 31, 2009, while Hilfiger Denim and womenswear accounted for approximately 26% and 17%, respectively, during the same period.

European Retail.  Retail revenue accounted for approximately 29% and 19% of European revenue in the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively, and comparable sales (excluding e-commerce) increased by approximately 3% and 1%, respectively, during those periods.

As of March 31, 2010, Tommy Hilfiger operated 110 specialty stores and 33 company (outlet) stores in Europe. We plan to continue Tommy Hilfiger’s strategy of increasing its overall presence in Europe through the opening of additional Tommy Hilfiger specialty, concession and outlet stores, including the opening of anchor stores in Moscow, Prague, Geneva, Rome and Stuttgart. Tommy Hilfiger’s e-commerce business was re-launched in September 2009 using a new platform in select European countries. Order fulfillment and website management is provided by a third-party vendor.

North American Wholesale and Retail

Tommy Hilfiger’s North American wholesale, retail and licensing businesses accounted for, in the aggregate, approximately 46% of Tommy Hilfiger’s total revenue for the nine months ended December 31, 2009 and 39% of Tommy Hilfiger’s total revenue for the year ended March 31, 2009. The North American business includes both the United States and Canadian operations.

Tommy Hilfiger’s Canadian operations began as a licensed sportswear business in December 1989. The Canadian business experienced significant growth throughout the 1990s by focusing exclusively on wholesale. Tommy Hilfiger acquired the Canadian business in 1998. In 1999, Canada’s leading department store, Eaton’s, went bankrupt, and Tommy Hilfiger’s focus for the business shifted from wholesale to retail. Tommy Hilfiger began downsizing the Canadian operations and consolidating the business with the United States operations during the year ended March 31, 2007, culminating in the full integration of the Canadian operations and the discontinuance of the Canadian wholesale business during the nine months ended December 31, 2009.

North American Wholesale.  With Tommy Hilfiger’s entrance into the strategic alliance agreement with Macy’s, under which Macy’s became the exclusive department store retailer of most of Tommy Hilfiger men’s, women’s, women’s plus-size and children’s sportswear in the United States, and the closing of the Canadian wholesale business in 2009, Tommy Hilfiger’s wholesale distribution in North America is primarily through Macy’s. For the nine months ended December 31, 2009 and the year ended March 31, 2009, Macy’s accounted for approximately 58% and 56%, respectively, of Tommy Hilfiger’s North American wholesale revenue and 7% and 6%, respectively, of Tommy Hilfiger’s overall revenue. Sales through Tommy Hilfiger’s United States military exchange stores, the corporate and collegiate channels (which are permitted so long as merchandise is co-branded) and certain clearance channels, which are not prohibited under the Macy’s agreement, as well as sales of footwear and accessories, which are not exclusive to Macy’s and can be sold to any retail customer, accounted for the remainder of Tommy Hilfiger’s North American wholesale revenue. The Macy’s agreement does not extend to Tommy Hilfiger’s retail store collection in the United States, which continues to be independently designed and distributed through Tommy Hilfiger’s own retail channels (including www.tommy.com).

The initial term of the Macy’s agreement expires on January 30, 2011 and is renewable at the option of Macy’s for up to three renewal terms of three years each, for a total possible term of approximately 12 years. Renewal is subject to certain conditions, including, among other things, the satisfaction of certain minimum sales thresholds and Macy’s delivery of written notice of its desire to renew not later than 12 months before the then-current term’s expiration. Macy’s has indicated that it wishes to renew the agreement for the first renewal term and the parties are currently negotiating modifications to the agreement for the first renewal term. Under the current agreement, Macy’s is required to use commercially reasonable efforts to gradually:

•	build the business and improve the brand positioning of the merchandise covered by the agreement;

•	support the launch of new Tommy Hilfiger merchandise in Macy’s stores and on www.macys.com;

•	increase and enhance the prominence and position of Tommy Hilfiger “shop-in-shop” stores in high-volume Macy’s stores;

•	renovate and upgrade existing Tommy Hilfiger shops; and

•	feature Tommy Hilfiger collections in Macy’s marketing campaigns.

Tommy Hilfiger and Macy’s work together closely on strengthening, improving and expanding the alliance. While Macy’s business has been affected by the economic slowdown, Tommy Hilfiger’s overall sales at Macy’s increased by 36% during the year ended March 31, 2009, compared to the year ended March 31, 2008.

North American Retail.  As of March 31, 2010, Tommy Hilfiger had 232 stores in North America, consisting of 203 company stores and 29 specialty stores, including the first global flagship anchor store in New York City, which opened in September 2009. Tommy Hilfiger’s North American retail revenue accounted for approximately 74% of Tommy Hilfiger’s overall net revenue in North America for the nine months ended December 31, 2009 and 72% of Tommy Hilfiger’s overall revenue in North America for the year ended March 31, 2009.

Tommy Hilfiger’s company stores, similar to our own outlet store chains, primarily carry proprietary “first-cut” merchandise designed exclusively for these stores and specially priced for this distribution channel.

Rest of the World

Tommy Hilfiger products are sold outside of Europe and North America through licensees, franchisees and distributors, as well as stores Tommy Hilfiger directly operates in Japan. Japan is the largest market for Tommy Hilfiger products outside of Europe and North America. Tommy Hilfiger acquired its Japanese licensee in January 2008, as a result of which it now operates 116 stores in Japan as of March 31, 2010. Tommy Hilfiger also operates 50 concession stores in Japanese department stores. These are “shop-in-shop” stores where Tommy Hilfiger owns the inventory and employs the staff that operates the stores.

Tommy Hilfiger currently has six geographic license agreements covering Asia-Pacific (China, Hong Kong, Malaysia, Taiwan and Singapore), India, South Korea, Australia, Mexico, and Central and South America and the Caribbean. Tommy Hilfiger products were available in approximately 640 doors and stores in the rest of the world, all operated by licensees and distributors as of March 31, 2010. Tommy Hilfiger’s sales in the rest of the world accounted for 11% and 11% of Tommy Hilfiger’s total net revenues for the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively. Tommy Hilfiger has announced an agreement to assume control over its licensee’s business in China in March 2011. This will put us in a better position to support the development and expansion of the business in this important market where we believe there are many opportunities for growth. We have agreed with Apax to license the China business to a company jointly owned by us and Apax, but largely controlled by Apax, and to potentially bring on a joint venture partner in China to operate the business in China.

Tommy Hilfiger has been increasing its marketing and product support to licensees in high-growth markets outside of Europe and North America through seasonal sales events at the beginning of each new season to support further growth. In the Asia-Pacific region, Tommy Hilfiger has expanded the size and scope of work performed by its regional hub in Hong Kong, focusing on support for local market needs.

Licensing

Tommy Hilfiger continually pursues opportunities to license additional product categories that the company believes to be complementary to the existing Tommy Hilfiger product lines and in geographic territories that the company believes will enhance Tommy Hilfiger’s international presence. Licensing and distribution agreements provide the opportunity to offer products with respect to which the company has no expertise and/or there are other barriers to the company offering them directly and to penetrating geographic markets where Tommy Hilfiger has no operations or entry, or where direct operation would be difficult, costly and/or inefficient. Licensing provides significant financial benefits, including the receipt of royalties and advertising contribution and the placement of the burden of providing capital and operating expenses on the licensee. Tommy Hilfiger currently has 17 separate product license agreements, three global product license agreements, 11 product license agreements in the United States and three product license agreements in Europe. In addition, Tommy Hilfiger currently has six geographic license agreements covering Asia-Pacific (China, Hong Kong, Malaysia, Taiwan and Singapore), India, South Korea, Australia, Mexico, and Central and South America and the Caribbean.

Trademarks

Tommy Hilfiger regards its trademarks and other proprietary intellectual property rights as valuable assets in the marketing of its products and brands and we intend to continue to vigorously protect them.

Tommy Hilfiger owns and utilizes the following principal trademarks: Tommy Hilfiger, Tommy, Tommy Jeans, Tommy Sport, Hilfiger Athletics, Hilfiger Sport, Hilfiger Denim, TH and the distinctive flag logo, the crest design and the signature tartan design. These trademarks are registered for use in each of the primary countries where Tommy Hilfiger products are sold and additional applications for registration of these and other trademarks are made in jurisdictions to accommodate new marks, uses in additional trademark classes or additional categories of goods or expansion into new countries.

Tommy Hilfiger is party to an agreement with Mr. Hilfiger that (i) acknowledges the company’s ownership of the Hilfiger-related trademarks, (ii) prohibits, in perpetuity, Mr. Hilfiger from using, or authorizing others to use, these marks (except for the use by Mr. Hilfiger of his name personally and in connection with certain specified activities) and (iii) prohibits, in perpetuity, the company from selling products not ordinarily sold under the names of prestige designer businesses or prestige global lifestyle brands without Mr. Hilfiger’s consent, from engaging in new lines of business or from disparaging or intentionally tarnishing the Hilfiger-related marks or Mr. Hilfiger’s personal name. The products that the company is prohibited from selling include cigarettes, dog food and alcohol. Certain lines of business will not be considered “new lines of business” for purposes of the agreement, including apparel, fashion, eyewear, accessories, housewares, home and bedding products, personal care products, footwear, watches and leather goods.

Sourcing

Tommy Hilfiger uses third parties to manufacture its finished products, which allows the company to maximize production flexibility and avoid significant capital expenditures, work-in-process inventory build-ups and the costs of managing a large production workforce. Approximately 330 different manufacturers worldwide produce apparel, footwear and accessories for Tommy Hilfiger, with no one manufacturer providing more than 12% of Tommy Hilfiger’s total production for the year ended March 31, 2009. In the year ended March 31, 2009, approximately 40% of Tommy Hilfiger’s merchandise was sourced from China, approximately 17% from countries in Southeast Asia and approximately 6% from NAFTA countries (the United States, Canada and Mexico), with the remainder of Tommy Hilfiger’s sourcing coming from various other countries around the world.

Tommy Hilfiger’s sourcing operations in Asia were sold to Li & Fung in March 2007 and, in connection therewith, Tommy Hilfiger entered into a nonexclusive agreement with Li & Fung to perform most of Tommy Hilfiger’s sourcing work. Under the terms of the agreement, Tommy Hilfiger is required to use Li & Fung for at least 54% of its global sourcing needs. Tommy Hilfiger also uses other third-party buying offices for a portion of its sourcing needs and has a small in-house sourcing team.

Tommy Hilfiger’s products are manufactured according to plans prepared each year, which reflect prior years’ results, current fashion trends, economic conditions and management estimates of product performance. In certain limited cases, Tommy Hilfiger separately negotiates with suppliers for the purchase of required raw materials by the company’s contractors in accordance with its specifications. Tommy Hilfiger seeks to limit its exposure to holding excess inventory by initially committing to purchase only a portion of total projected demand at the beginning of the season and has historically been able to satisfy any excess demand through reorders.

Advertising, Marketing and Public Relations

Advertising by Tommy Hilfiger, its licensees and most of its distributors is coordinated by the company and appears in magazines, newspapers, outdoor media and on television. Selected personal appearances by Mr. Hilfiger, fashion shows, brand events, corporate sponsorships and anchor stores are also used as marketing and public relations media. Tommy Hilfiger employs advertising, marketing and communications staff, as well as outside agencies, to implement these efforts. Most of Tommy Hilfiger’s licensees and distributors are required to contribute a percentage of their net sales of Tommy Hilfiger products, generally subject to minimum amounts, to the advertising and promotion of Tommy Hilfiger products. Tommy Hilfiger’s marketing campaigns are developed and directed principally from Tommy Hilfiger’s executive offices in Amsterdam and New York. Tommy Hilfiger maintains showroom facilities and sales offices in Europe, North America and Japan. Tommy Hilfiger markets the Spring/Summer and Fall/Winter collections to consumers after such collections have hit stores in order to ensure availability of the products advertised and to maximize the impact of such campaigns that reflect a change in seasonal weather. In addition to offering a broad array of Tommy Hilfiger apparel and licensed products, Tommy Hilfiger’s website, www.tommy.com, also serves as a marketing vehicle to complement the ongoing development of the Tommy Hilfiger lifestyle brand. Tommy Hilfiger incurred approximately €61 million of advertising and marketing expenses in the year ended March 31, 2009, which amounts to 4% of Tommy Hilfiger’s net revenue.

Competition

The global apparel industry is highly fragmented and includes a wide variety of participants offering products aimed to address differentiated consumer preferences and needs. Evolving consumer demographics, spending patterns and individual preferences require industry participants to adapt their products and strategies to meet changing demand needs.

Tommy Hilfiger faces extensive competition from various domestic and foreign brands. Each of Tommy Hilfiger’s geographic segments faces various competitors that span a broad variety of product categories, including premium designer apparel, accessories and footwear for men, women and children, sportswear and denim and licensed products including fragrance, accessories, tailored clothing and home and bedding products. Some of Tommy Hilfiger’s competitors include Burberry, Gant, Hugo Boss, Lacoste, Diesel, Pepe Jeans, Nautica, Guess? and Polo Ralph Lauren. Tommy Hilfiger also competes against its retail customers, who may offer private label programs with competing goods.

Employees

As of March 31, 2009, Tommy Hilfiger had 6,662 full-time employees (Europe: 1,973; North America: 4,156 and rest of the world: 533).

None of Tommy Hilfiger’s employees is a member of a union and Tommy Hilfiger is not a party to a collective bargaining agreement. Tommy Hilfiger has not experienced any labor-related work stoppages.

Properties

Tommy Hilfiger’s headquarters are located in Amsterdam, the Netherlands on leased premises. The company also leases retail, office, showroom and warehouse space in Europe, North America and Asia. Tommy Hilfiger does not own any real estate property except for its showroom located in Amsterdam, the Netherlands.

As of March 31, 2010, Tommy Hilfiger leased 143 stores in Europe, 232 stores in North America and 118 stores in the rest of the world. Retail stores are typically leased pursuant to long-term leases of five to ten years. As of March 31, 2010, Tommy Hilfiger also leased 20 administrative and sales offices in 15 countries and 10 warehouse facilities in eight countries.

Tommy Hilfiger has obtained renewal rights for most of its leased properties and anticipates that it will be able to extend these leases on satisfactory terms or, if necessary, locate substitute facilities on acceptable terms. Tommy Hilfiger believes that its existing facilities are adequate for its operations for the foreseeable future. It is possible that we will close or consolidate facilities as part of our integration of Tommy Hilfiger.

DESCRIPTION OF OTHER INDEBTEDNESS

In this section, “Description of Other Indebtedness,” “PVH,” the “Company,” “we,” “our” or “us” refer only to Phillips-Van Heusen Corporation and not to any of its subsidiaries.

New Senior Secured Credit Facility

We summarize below the principal terms of the agreement that will govern our new senior secured credit facility. As the final terms of our new senior secured credit facility have not been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant. This summary is not a complete description of all of the terms of the relevant agreements. Each component of the new senior secured credit facility is described below and individually is referred to as a “facility.”

Simultaneously with the closing of this offering, we expect to enter into a new senior secured credit facility, which we expect to include a Euro-denominated term loan A facility, a United States Dollar-denominated term loan A facility, a Euro-denominated term loan B facility, a United States Dollar-denominated term loan B facility and two multi-currency revolving facilities. It is expected that we will be the borrower under the United States Dollar-denominated term loan facilities and one of the revolving credit facilities and that one or more of our Dutch subsidiaries will be the borrower under the Euro-denominated term loan facilities and the other revolving credit facility. We intend to use a portion of the net proceeds from this offering and from borrowings under the new senior secured credit facility to refinance certain outstanding indebtedness of us and our subsidiaries and intend to use a portion of such proceeds to fund our acquisition of Tommy Hilfiger and to pay fees and expenses in connection therewith. See “Use of Proceeds.” The proceeds of the revolving credit facilities will be allowed to be used for working capital or general corporate purposes.

The new senior secured credit facility initially provides for aggregate borrowings of $2.45 billion, consisting of (i) $2 billion of term loan facilities and (ii) $450 million of revolving credit facilities which amounts may include a portion in Euro equivalent. Portions of the revolving credit facilities will be available for the issuances of letters of credit and a portion of the revolving credit facilities will be available for the making of swingline loans. Any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the applicable revolving credit facility. At our option, at any time after the effective date of the new senior secured credit facility, we may add one or more term loan facilities or increase the commitments under the revolving credit facilities in up to an aggregate amount to be agreed so long as certain conditions are satisfied.

We expect that obligations under the new senior secured credit facility will be guaranteed by substantially all of our existing and future direct and indirect United States subsidiaries, with certain customary or agreed-upon exceptions. We expect that obligations of the Dutch borrower or borrowers under the new senior secured credit facility will be guaranteed by us and substantially all of our existing and future direct and indirect United States subsidiaries and certain of our foreign subsidiaries, in each case with certain customary or agreed-upon exceptions. The guarantors will pledge certain of their assets as security for their obligations.

We expect that the new term loan A facilities and the new revolving credit facilities will mature in 2015 and that the new term loan B facilities will mature in 2016. We expect that the terms of each of the new term loan A facilities will require the applicable borrower to repay amounts outstanding under each such facility in amounts equal to 5% of the aggregate principal amount thereof during the first year following the closing date, 10% of the aggregate principal amount thereof during the second year following the closing date, 15% of the aggregate principal amount thereof during the third year following the closing date, 25% of the aggregate principal amount thereof during the fourth year following the closing date and 45% of the aggregate principal amount thereof during the fifth year following the closing date, in each case paid in equal quarterly installments during the course of each such year and in each case subject to certain customary adjustments. We expect that the terms of the new term loan B facilities will require the applicable borrower to repay amounts outstanding under each such facility in equal quarterly installments in an amount equal to 1% of the aggregate principal amount per annum, with the balance due on the maturity date. The outstanding borrowings under the new senior secured credit facility will be prepayable without penalty (other than customary breakage costs). We expect that the terms of the new senior secured credit facility will require us to repay certain amounts outstanding thereunder with (i) net cash proceeds of the incurrence of certain indebtedness, (ii) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested in the business in accordance with customary reinvestment provisions and (iii) a percentage of excess cash flow, which percentage will be based upon our leverage ratio during the relevant fiscal period.

We expect that the United States Dollar-denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate, (2) the United States federal funds rate plus 1/2 of 1% and (3) a one-month adjusted eurocurrency rate plus 1% (provided, that, we expect that in no event will the base rate be deemed to be less than an amount to be agreed) or (b) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, we expect that in no event will the adjusted eurocurrency rate be deemed to be less than an amount to be agreed).

We expect that the Canadian Dollar-denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) the greater of (i) a prime rate determined in a manner to be agreed and more fully set forth in the new senior secured credit facility and (ii) the sum of (x) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the administrative agent (and if such screen is not available, any successor or similar service as may be selected by the administrative agent), and (y) 1%, or (b) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, we expect that in no event will the adjusted eurocurrency rate be deemed to be less than an amount to be agreed).

We expect that the borrowings under the new senior secured credit facility in currencies other than United States Dollars or Canadian Dollars will bear interest at a rate equal to an applicable margin plus an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, in no event will the adjusted eurocurrency rate be deemed to be less than an amount to be agreed).

The initial applicable margins will be rates to be agreed. The applicable margin for borrowings under the term loan A facilities and the revolving credit facilities will be adjusted depending on our leverage ratio.

We expect that the new senior secured credit facility will require us to comply with customary affirmative, negative and financial covenants. We expect that the new senior secured credit facility will require that we maintain a minimum interest coverage ratio and a maximum total debt to adjusted EBITDA ratio, or leverage ratio. We expect that the interest coverage ratio covenant will require that the ratio of our adjusted EBITDA for the preceding four fiscal quarters to our consolidated total cash interest expense for such period not be less than a specified ratio for each fiscal quarter beginning with a fiscal quarter to be agreed. We expect that the leverage ratio covenant will require that the ratio of our total debt to our adjusted EBITDA for the preceding four fiscal quarters not be more than a specified ratio for each fiscal quarter beginning with a fiscal quarter to be agreed. We expect that the method of calculating all of the components used in the covenants will be set forth in the new senior secured credit facility.

We expect the new senior secured credit facility to contain customary events of default, including but not limited to nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”; certain events related to certain of the guarantees by us and certain of our subsidiaries and certain pledges of our assets and those of certain of our subsidiaries as security for, the obligations under the new senior secured credit facility; and a change in control (as defined in the new senior secured credit facility).

7 3/4% Debentures Due 2023

In November 1993, we issued $100 million in aggregate principal amount of 7 3/4% debentures due 2023, all of which remain outstanding as of the date of this prospectus supplement. Interest on the debentures is payable semi-annually in arrears on May 15 and November 15 of each year. The debentures are senior to all of our existing and future subordinated indebtedness and rank pari passu in right of payment with our 7 1/4% senior notes due 2011 and 8 1/8% senior notes due 2013.

The 7 3/4% debentures were issued under an indenture dated as of November 1, 1993 between us and Bank of New York Mellon Trust Company, N.A., as trustee, as amended. The indenture contains certain covenants which, subject to certain exceptions, limit our ability to incur liens and enter into sale and lease-back transactions, limit the ability of certain of our subsidiaries to incur debt and limit our ability to merge with or into or consolidate with any other person or sell our assets substantially as an entirety to any other person.

The debentures are not redeemable at our option prior to maturity. If we pay any dividend on our capital stock or if we repurchase, redeem or otherwise acquire our capital stock when, in either case, it would cause our consolidated net worth to be less than $175 million plus 50% of our cumulative consolidated net income (or, in the case that our consolidated net income is negative, less 100% of our consolidated net loss) since the issuance of the debentures, then the holders of the debentures, may, at their option, require us to redeem their debentures, in whole or in part, at a redemption price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

The debentures are currently secured by liens on the collateral securing our existing credit facility, which liens rank equally with the liens securing our existing credit facility. Upon closing of the transaction, the debentures will be secured by liens on all collateral securing our new senior secured credit facility, which liens on all such collateral (other than the assets of and equity interests in our Calvin Klein, Inc. and CK Service Corp. subsidiaries and their respective subsidiaries) will rank equally with the liens securing our new senior secured credit facility. The liens securing the debentures with respect to assets of and equity interests in Calvin Klein, Inc. and CK Service Corp. and their respective subsidiaries will be senior to the liens on such collateral in favor of our new senior secured credit facility lenders and equal to the liens on such collateral in favor of Mr. Calvin Klein and his successors and assigns, securing our obligations to him pursuant to the Stock Purchase Agreement, dated as of December 17, 2002, between Mr. Calvin Klein, Phillips-Van Heusen Corporation and other parties thereto, and the related security agreement, in each case as amended.

Events of default under the indenture governing the debentures include, but are not limited to (1) our failure to pay principal or interest when due, (2) covenant defaults, (3) cross-defaults to other indebtedness in excess of an agreed amount and (4) events of bankruptcy.

DESCRIPTION OF THE NOTES

The     % senior notes due 2020 (the “notes”) constitute a series of “senior debt securities” referred to in the accompanying prospectus. The notes will be treated as a single class of securities under the indenture for voting and other purposes. This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Phillips-Van Heusen Corporation will issue the notes under an indenture (the “indenture”) between itself and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Certain terms used in this “Description of the Notes” are defined under the subheading “— Certain Definitions.” In this Description of the Notes, “Phillips-Van Heusen” refers only to Phillips-Van Heusen Corporation and not to any of its Subsidiaries.

The following description and the “Description of Debt Securities” in the accompanying prospectus are only summaries of the material provisions of the indenture. Phillips-Van Heusen urges you to read the indenture because it, not this description or the description in the accompanying prospectus, defines your rights as holders of the notes.

Brief Description of the Notes

The notes will:

•	be unsecured unsubordinated obligations of Phillips-Van Heusen;

•	be senior in right of payment to any existing and future obligations of Phillips-Van Heusen that are by their terms expressly subordinated or junior in right of payment to the notes;

•	not be guaranteed by any Subsidiary of Phillips-Van Heusen on the Issue Date and may not be guaranteed by any Subsidiary of Phillips-Van Heusen for their tenor;

•	be effectively junior to any of Phillips-Van Heusen’s existing and future secured obligations to the extent of the value of the assets securing such obligations; and

•	be structurally subordinated to all existing and future obligations, including trade payables, of Phillips-Van Heusen’s Subsidiaries.

Principal, Maturity and Interest

Phillips-Van Heusen will initially issue an aggregate principal amount of $525.0 million of notes. The notes will mature on                2020. Phillips-Van Heusen will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to Phillips-Van Heusen’s compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness”, Phillips-Van Heusen may issue additional notes under the indenture which will be treated as a single class with the notes for all purposes of the indenture including, without limitation, waivers, amendments, redemptions and offers to purchase. There is no limit on the total aggregate principal amount of debt securities, including the notes, that Phillips-Van Heusen can issue under the indenture.

Interest on the notes will accrue at the rate of     % per annum payable semiannually in arrears on           and          , commencing on          , 2010. Phillips-Van Heusen will make each interest payment to the registered holders of the notes on the immediately preceding           and          , each a “record date”.

Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, Phillips-Van Heusen will not be entitled to redeem the notes at its option prior to their stated maturity.

At any time prior to          , 2015, the notes will be redeemable, in whole or in part, from time to time, at Phillips-Van Heusen’s option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of registered holders of the notes on the related record date to receive interest due on the relevant redemption date).

“Applicable Premium” means, with respect to any notes on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess, if any, of

(a) the present value at such redemption date of (i) the redemption price of the note at          , 2015 (such redemption price being set forth in the table appearing below), plus (ii) all required interest payments due on such note through          , 2015 (excluding accrued but unpaid interest to but not including the redemption date), computed using a discount rate equal to the Treasury Yield, as of such redemption date, plus 50 basis points; over

(b) the principal amount of such note.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a constant maturity most nearly equal to the period from such redemption date to          , 2015; provided that if the period from such redemption date to          , 2015 is less than one year, a fixed maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Barclays Capital Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Phillips-Van Heusen.

“Reference Treasury Dealer” means (i) Barclays Capital Inc. and its successors; provided however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), Phillips-Van Heusen shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by Phillips-Van Heusen.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue for the notes, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Yield shall be calculated by Phillips-Van Heusen on the third Business Day preceding such redemption date.

On and after          , 2015, Phillips-Van Heusen will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of registered holders of the notes on the related record date

to receive interest due on the relevant redemption date), if redeemed during the 12-month period commencing on           of the years set forth below:

Redemption price of
Period	notes

2015	%
2016	%
2017	%
2018 and thereafter	100%

Prior to          , 2013, Phillips-Van Heusen may at its option on one or more occasions redeem the notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price (expressed as a percentage of principal amount) of     %, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of registered holders of the notes on the related record date to receive interest due on the relevant redemption date), with the net cash proceeds from one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the notes outstanding immediately prior to the occurrence of each such redemption (other than notes held, directly or indirectly, by Phillips-Van Heusen or its Subsidiaries), remains outstanding immediately after the occurrence of each such redemption; and

(2) each such redemption occurs within 90 days after the closing date of the related Equity Offering.

Selection and Notice of Redemption

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless Phillips-Van Heusen defaults in the payment of the redemption price and accrued interest). On or before the redemption date, Phillips-Van Heusen will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to but not including the redemption date on the notes to be redeemed on such date.

If Phillips-Van Heusen is redeeming less than all of the notes at any time, the trustee will select notes on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Phillips-Van Heusen will cause notices of redemption to be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. Phillips-Van Heusen will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Phillips-Van Heusen is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Phillips-Van Heusen may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” Phillips-Van Heusen may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

Senior Indebtedness Versus Notes

The Indebtedness evidenced by the notes will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of Phillips-Van Heusen. As of January 31, 2010, as adjusted for the use of net proceeds of this offering and the consummation of the Transactions, Phillips-Van Heusen would have approximately $2.6 billion of long-term debt (including $100 million aggregate principal amount of 2023 Debentures), not including $201 million of letters of credit outstanding under the Credit Agreement and $249 million of additional amounts available for borrowing.

Secured Indebtedness and Subsidiary Liabilities Versus Notes

The notes will be unsecured Obligations of Phillips-Van Heusen. Secured debt and other secured obligations of Phillips-Van Heusen aggregating approximately $2.1 billion as of January 31, 2010, as adjusted for the use of the net proceeds of this offering and the consummation of the Transactions (including $2.0 billion aggregate principal amount of loans outstanding under the Credit Agreement and $100 million aggregate principal amount of 2023 Debentures, but excluding Phillips-Van Heusen’s obligation to make contingent purchase price payments to Mr. Calvin Klein), not including $201 million of letters of credit outstanding under the Credit Agreement and $249 million of additional amounts available for borrowing, will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations. See the caption of Phillips-Van Heusen’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 entitled “Our Business — Contingent Purchase Price Payments” for a description of Phillips-Van Heusen’s obligation to make contingent purchase price payments to Mr. Calvin Klein.

A portion of Phillips-Van Heusen’s operations is conducted through its Subsidiaries. Claims of creditors of the Subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the Subsidiaries, will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Phillips-Van Heusen, including holders of the notes. The notes will be structurally subordinated to the claims of creditors of Phillips-Van Heusen’s Subsidiaries. As of January 31, 2010, after giving pro forma effect to the use of the net proceeds of this offering and the consummation of the Transactions, the total indebtedness of Phillips-Van Heusen’s Subsidiaries would have been approximately $2.0 billion, not including $201 million of letters of credit outstanding under the Credit Agreement, $249 million of additional amounts available for borrowing and $100 million aggregate principal amount of 2023 Debentures (in respect of which certain subsidiaries of Phillips-Van Heusen have pledged their assets). In addition, the CK Companies have guaranteed Phillips-Van Heusen’s obligation to make contingent purchase price payments to Mr. Calvin Klein, which obligation is secured by a first-priority pledge of all of the equity interests of the CK Companies and a first-priority lien on substantially all of Phillips-Van Heusen’s domestic CK Companies’ assets.

Change of Control

Upon the occurrence of a Change of Control, unless Phillips-Van Heusen has exercised its right to redeem the notes as described above in “— Optional Redemption”, each holder of the notes shall have the right to require that Phillips-Van Heusen repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of registered holders of the notes on the relevant record date to receive interest due on the relevant date of purchase).

“Change of Control” means any of the following events:

(1) Phillips-Van Heusen becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1), such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Phillips-Van Heusen (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity);

(2) the date the Continuing Directors cease for any reason to constitute a majority of Phillips-Van Heusen’s board of directors then in office; or

(3) the adoption of a plan relating to the liquidation or dissolution of Phillips-Van Heusen.

“Continuing Directors” means individuals who on the Issue Date constituted the board of directors of Phillips-Van Heusen (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Phillips-Van Heusen was approved by a vote of a majority of the directors of Phillips-Van Heusen then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved).

Within 30 days following any Change of Control, Phillips-Van Heusen will cause a notice to be mailed to each holder of the notes at its registered address (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred, the transaction or transactions that constitute the Change of Control and that such holder has the right to require Phillips-Van Heusen to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of registered holders of the notes on the relevant record date to receive interest due on the relevant date of purchase);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3) the instructions, as determined by Phillips-Van Heusen, consistent with the covenant described hereunder, that a holder of notes must follow in order to have its notes purchased.

Phillips-Van Heusen will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Phillips-Van Heusen and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) Phillips-Van Heusen has exercised its right to redeem the notes as described above in “— Optional Redemption” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and be conditional upon such Change of Control, if a definitive agreement is in place in respect of the Change of Control at the time of making of the Change of Control Offer.

Phillips-Van Heusen will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Phillips-Van Heusen will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

Under clause (2) of the definition of Change of Control above, a Change of Control will occur when a majority of Phillips-Van Heusen’s board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of Phillips-Van Heusen’s board of directors, including in connection with a proxy contest where Phillips-Van Heusen’s board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require Phillips-Van Heusen to make a Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Phillips-Van Heusen and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Phillips-Van Heusen and the underwriters. Phillips-Van Heusen has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, Phillips-Van Heusen could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Phillips-Van Heusen’s capital structure or credit ratings. Restrictions on Phillips-Van Heusen’s ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of such transactions.

In the event a Change of Control occurs at a time when the Credit Agreement or any other Credit Facility restricts or prohibits Phillips-Van Heusen from purchasing notes, then prior to the mailing of the notice to holders of the notes provided for above but in any event within 45 days following any Change of Control, Phillips-Van Heusen shall (a) repay in full all Indebtedness Incurred under the Credit Agreement and/or such other Credit Facility or, if doing so will allow the purchase of notes, offer to repay in full all Indebtedness Incurred under the Credit Agreement and/or such other Credit Facility and repay the Indebtedness of each lender or holder that has accepted such offer or (b) obtain the requisite consent under the agreements governing such Indebtedness Incurred under the Credit Agreement and/or such other Credit Facility to permit the repurchase of the notes as provided for above. If Phillips-Van Heusen does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing notes. In such case, Phillips-Van Heusen’s failure to offer to purchase notes would constitute a Default under the indenture, which would, in turn, constitute a default under the Credit Agreement or such other Credit Facility, as applicable.

Future indebtedness that Phillips-Van Heusen may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require Phillips-Van Heusen to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Phillips-Van Heusen. Finally, Phillips-Van Heusen’s ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions under the indenture relative to Phillips-Van Heusen’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

The indenture contains the following covenants:

Limitation on Indebtedness

(a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Phillips-Van Heusen and any future Subsidiary Guarantor will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), Phillips-Van Heusen and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by Phillips-Van Heusen and the Restricted Subsidiaries (including Restricted Subsidiaries that become Subsidiaries after the Issue Date) pursuant to one or more Credit Facilities including, but not limited to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $2.70 billion and (B) the Borrowing Base, less in the case of clause (A) the sum of all mandatory principal payments with respect to such Indebtedness permitted under paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” (which principal payments in the case of revolving loans are accompanied by a corresponding permanent commitment reduction);

(2) Indebtedness of Phillips-Van Heusen owed to a Restricted Subsidiary (other than a Securitization Subsidiary) or of a Restricted Subsidiary (other than a Securitization Subsidiary) owed to Phillips-Van Heusen or a Restricted Subsidiary (other than a Securitization Subsidiary); provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Phillips-Van Heusen or a Restricted Subsidiary (other than a Securitization Subsidiary)) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

(3) the notes (other than any additional notes);

(4) the Existing Notes and any other Indebtedness outstanding on the Issue Date after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement (other than Indebtedness described in clause (1), (2), (3) or (10) of this covenant);

(5) Permitted Acquisition Indebtedness; provided that Phillips-Van Heusen would be permitted to Incur an additional $1.00 of Indebtedness under paragraph (a) above or the pro forma Consolidated Coverage Ratio for Phillips-Van Heusen and its Restricted Subsidiaries would be greater than or equal to the Consolidated Coverage Ratio for Phillips-Van Heusen and its Restricted Subsidiaries immediately prior to such transaction;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (3), (4) (but not including Phillips-Van Heusen’s 8 1/8% senior notes due 2013 or 7 1/4% senior notes due 2011, it being understood, however, that the satisfaction and discharge of such senior notes on the Issue Date together with the subsequent redemption of such senior notes following the Issue Date is permitted under the indenture), (5), (11), (13), (21) (with respect to the ITOCHU Obligations only), (29) or (30) or this clause (6), in each case, of this paragraph (b); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations;

(8) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by Phillips-Van Heusen or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising (a) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence, (b) under any customary cash pooling or Cash Management Agreement with a bank or other financial institution in the ordinary course of business or (c) pursuant to any Treasury Transaction in the ordinary course of business;

(10) Indebtedness of Phillips-Van Heusen consisting of (A) guarantees of payments of accounts payable of third-party manufacturing facilities up to an aggregate amount not to exceed $15.0 million and (B) Obligations for the payment of letters of credit in commitment amounts not to exceed $10.0 million in the aggregate, excluding commitment amounts for any letters of credit issued pursuant to the Credit Facilities;

(11) (a) Purchase Money Indebtedness and Capital Lease Obligations Incurred by Phillips-Van Heusen or a Restricted Subsidiary to acquire or construct property in the ordinary course of business and which do not in the aggregate exceed the greater of $40.0 million and 0.75% of Total Assets (calculated on a pro forma basis giving effect to such property acquisition or construction) at any time outstanding and (b) Indebtedness in respect of Capital Lease Obligations arising from any Permitted Sale/Leasebacks;

(12) the Subsidiary Guaranty of a Subsidiary Guarantor;

(13) (a) any Permitted Guarantee by a Restricted Subsidiary described in clause (iii) of the definition of “Permitted Guarantees” or any Indebtedness Incurred by a Restricted Subsidiary as a co-borrower of Indebtedness of Phillips-Van Heusen described in clause (iii) of the definition of “Permitted Guarantees” and (b) any Guarantee by Phillips-Van Heusen or any Restricted Subsidiary in respect of Indebtedness Incurred by Phillips-Van Heusen or any Restricted Subsidiary otherwise permitted to be Incurred pursuant to this “— Limitation on Indebtedness” covenant to the extent such Person would have itself been able to originally Incur such Indebtedness;

(14) Indebtedness of a Foreign Restricted Subsidiary or a CKI Company which at any time outstanding does not exceed the greater of an amount which, when taken together with all Indebtedness Incurred by all other Foreign Restricted Subsidiaries and CKI Companies pursuant to this clause (14) and then outstanding, does not exceed the greater of $125.0 million and 2.00% of Total Assets in the aggregate;

(15) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Transaction;

(16) Indebtedness Incurred from the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Preferred Stock (including Disqualified Stock) in the form of additional shares of the same class of Preferred Stock (including Disqualified Stock);

(17) Indebtedness arising from agreements of Phillips-Van Heusen or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, deferred purchase price or other compensation or similar obligations, in each case, Incurred or assumed in connection with the making of any Permitted Investment or the acquisition or disposition of a Restricted Subsidiary or any business or assets of Phillips-Van Heusen and its Restricted Subsidiaries, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such Restricted Subsidiary or business or assets for the purposes of financing such acquisition; provided, however, that the maximum liability in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the fair market value (as determined in good faith by the board of directors of Phillips-Van Heusen (or a duly authorized committee thereof)) of such noncash proceeds being measured at the time received and without giving any effect to any subsequent changes in value) actually received by Phillips-Van Heusen and its Restricted Subsidiaries in connection with such disposition;

(18) Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;

(19) Attributable Debt on account of all Permitted Sale/Leasebacks;

(20) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(21) Indebtedness, if any, in respect of the CKI Obligations and the ITOCHU Obligations;

(22) unsecured Indebtedness in respect of obligations of Phillips-Van Heusen or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the Incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligation or Treasury Transaction;

(23) Indebtedness representing deferred compensation to employees of Phillips-Van Heusen or any of its Restricted Subsidiaries Incurred in the ordinary course of business;

(24) reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of Phillips-Van Heusen in respect of letters of credit issued by Phillips-Van Heusen for its own account or for the account of any of its Restricted Subsidiaries;

(25) guarantees by Phillips-Van Heusen Corporation of Indebtedness of any of its Restricted Subsidiaries that is not a Subsidiary Guarantor incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be Incurred under clauses (14) of this covenant, to the extent such guarantees are permitted by the covenant described under “— Limitation on Restricted Payments”;

(26) Indebtedness arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Restricted Subsidiaries incorporated in the Netherlands;

(27) Indebtedness pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(28) Indebtedness arising under any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with a Restricted Subsidiary incorporated in Germany which is in force at the date hereof;

(29) Indebtedness on account of the 2023 Debentures; and

(30) Indebtedness of Phillips-Van Heusen and any future Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of Phillips-Van Heusen and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (29) above or paragraph (a)) does not exceed $150.0 million.

(c) Notwithstanding the foregoing, neither Phillips-Van Heusen nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Phillips-Van Heusen or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Phillips-Van Heusen, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and from time to time may reclassify and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) Phillips-Van Heusen will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. The amount of any particular Indebtedness Incurred in a foreign currency will be calculated based on the relevant exchange rate for such currency vis-à-vis the U.S. dollar in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-denominated equivalent), in the case of revolving credit or delayed draw term debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or if Incurred with original issue discount, the aggregate issue price) of such refinancing Indebtedness does not exceed the principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) of such Indebtedness being refinanced.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments

(a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Phillips-Van Heusen or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) Phillips-Van Heusen is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income (excluding any dividends or distributions included in clauses (1)(d) or (12) of the definition of “Permitted Investment”) accrued during the period (treated as one accounting period) from the beginning of Phillips-Van Heusen’s fiscal quarter commencing February 1, 2010 to the end of the most recent fiscal quarter for which financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), including, for the avoidance of doubt, 50% of the Consolidated Net Income of Tommy Hilfiger B.V. for the period commencing February 1, 2010 and ending May 5, 2010; plus

(B) 100% of the aggregate Net Cash Proceeds received by Phillips-Van Heusen from the issuance or sale of its Capital Stock, including Capital Stock issued pursuant to a stock option or similar plan established by Phillips-Van Heusen (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Phillips-Van Heusen and other than an issuance or sale to an employee stock ownership plan or to a trust established by Phillips-Van Heusen or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by Phillips-Van Heusen from its stockholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of Phillips-Van Heusen is reduced on Phillips-Van Heusen’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of Phillips-Van Heusen into Capital Stock (other than Disqualified Stock) of Phillips-Van Heusen (less the amount of any cash, or the fair market value of any other property, distributed by Phillips-Van Heusen in respect of such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Phillips-Van Heusen or any Restricted Subsidiary from the sale of such Indebtedness; plus

(D) an amount equal to the sum of (x) the reduction, net of costs, in the Investments (other than Permitted Investments) made by Phillips-Van Heusen or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Phillips-Van Heusen or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Phillips-Van Heusen’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Phillips-Van Heusen or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) $40.0 million.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Phillips-Van Heusen (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Phillips-Van Heusen or an employee stock ownership plan or to a trust established by Phillips-Van Heusen or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Phillips-Van Heusen from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds of such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Phillips-Van Heusen or any Subsidiary Guarantor (A) made by exchange for, or out of the proceeds of (i) the substantially concurrent sale of, Indebtedness or Disqualified Stock, in each case, which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness” or (ii) the issuance, sale or exchange, within six months prior thereto, of Capital Stock (other than Disqualified Stock) provided that to the extent used as provided in this clause (b)(2)(A), the Net Cash Proceeds of such issuance, sale or exchange shall not increase the amount described under clause (3)(B) of paragraph (a) above or (B) deemed to occur as a result of the conversion of all or a portion of such Subordinated Obligations into Capital Stock (other than Disqualified Stock) of Phillips-Van Heusen; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) the payment of dividends by Phillips-Van Heusen on (a) its common stock in an annual amount of up to $0.20 per outstanding share of common stock and (b) its Series A Preferred Stock in an annual amount of up to $0.20 per share of common stock that would be issuable upon conversion of any outstanding share of Series A Preferred Stock (subject, in each case, to adjustment for any stock split or similar occurrence); provided, however, that such payment will be included in the calculation of the amount of Restricted Payments;

(5) repurchases by Phillips-Van Heusen of Capital Stock deemed to occur upon the exercise of options, warrants, restricted stock units or similar rights if such Capital Stock represents all or a portion of the exercise price thereof or is deemed to occur in connection with the satisfaction of any withholding tax obligation Incurred relating to the vesting or exercise of such options, warrants, restricted stock units or similar rights; provided, however, that such repurchases will be excluded from the calculation of the amount of Restricted Payments;

(6) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Phillips-Van Heusen or any Restricted Subsidiary held by any current or former officer, director or employee of Phillips-Van Heusen or any Subsidiary of Phillips-Van Heusen in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock pursuant to this clause (6) shall not exceed $15.0 million in any calendar year; provided, further, that such repurchases, redemptions or other acquisitions or retirements will be excluded in the calculation of the amount of Restricted Payments;

(7) declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Phillips-Van Heusen or any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Indebtedness” to the extent such dividends are included in the calculation of Consolidated Interest Expense; provided, however, that such declarations and payments will be excluded from the calculation of the amount of Restricted Payments;

(8) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Phillips-Van Heusen and its Restricted Subsidiaries that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Phillips-Van Heusen; provided that, as a result of such consolidation, merger or transfer of assets, Phillips-Van Heusen has made a Change of Control Offer pursuant to the covenant described under “Change of Control” (if required) and any notes tendered in connection therewith have been purchased; provided, however, that such payments or distributions will be excluded in the calculation of the amount of Restricted Payments;

(9) other Restricted Payments not to exceed the greater of $60.0 million and 1.00% of Total Assets, in the aggregate at any one time outstanding; provided, however, that (A) at the time of such Restricted Payments, no Default or Event of Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments will be excluded in the calculation of the amount of Restricted Payments;

(10) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after the completion of the related Change of Control Offer (if required), any purchase or redemption of Indebtedness of Phillips-Van Heusen that is contractually subordinated to the notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that such purchases or redemption will be excluded in the calculation of the amount of Restricted Payments; and

(11) any payment of the ITOCHU Obligations.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, Phillips-Van Heusen may order and classify, and from time to time may reclassify, such Restricted Payment if that classification would have been permitted at the time such Restricted Payment was made and at the time of the reclassification.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any

Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Phillips-Van Heusen or a Restricted Subsidiary or pay any Indebtedness owed to Phillips-Van Heusen, (b) make any loans or advances to Phillips-Van Heusen or (c) transfer any of its property or assets to Phillips-Van Heusen, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement);

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Phillips-Van Heusen (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Phillips-Van Heusen) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement are no less favorable in any material respect to the holders of the notes than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition and so long as the consummation of such transaction would not result in a Default or Event of Default;

(v) any encumbrance or restriction under applicable corporate law or regulation relating to the payment of dividends or distributions;

(vi) any encumbrance or restriction contained in the terms of any Indebtedness or agreements relating to Liens, in each case, permitted to be Incurred under the indenture; provided that Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) determines that any such encumbrance or restriction will not adversely affect Phillips-Van Heusen’s ability to make principal or interest payments on the notes;

(vii) any encumbrance or restriction with respect to Indebtedness or other contractual requirements of a Securitization Subsidiary in connection with and, in the good faith determination of Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof), necessary to effectuate, a Qualified Securitization Transaction; provided, however, that such encumbrance or restriction applies only to such Securitization Subsidiary;

(viii) any encumbrance or restriction contained in any of the CKI Agreements, ITOCHU Stockholders’ Agreement or any agreement related to the China JV Obligations; provided that with respect to any such encumbrance or restriction created after the Issue Date, Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) determines that any encumbrance or restriction will not adversely affect Phillips-Van Heusen’s ability to make principal or interest payments on the notes;

(ix) with respect to any Restricted Subsidiary organized under the laws of Japan, any encumbrance or restriction imposed pursuant to an agreement restricting (a) the creation or assumption of any Lien upon any such Subsidiary’s inventory and receivables or (b) the transfer of assets of any such Subsidiary, in each case in the ordinary course of business;

(x) any encumbrances or restrictions with respect to cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xi) any encumbrance or restriction imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in this clause (1) or clause (2) below; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings will not, in the good faith judgment of Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof), adversely affect Phillips-Van Heusen’s ability to make principal or interest payments on the notes;

(2) with respect to clause (c) only,

(i) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements; and

(ii) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) Phillips-Van Heusen or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, as determined in good faith (i) by an Officer of Phillips-Van Heusen, as evidenced in an Officers’ Certificate delivered to the trustee, for any Asset Disposition of less than $25.0 million or (ii) by Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) for any Asset Disposition of $25.0 million or greater;

(2) in the case of an Asset Disposition other than an Asset Swap, at least 75% of the consideration thereof received by Phillips-Van Heusen or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Phillips-Van Heusen (or such Restricted Subsidiary, as the case may be), at its option:

(A) to prepay, repay, redeem or purchase Senior Indebtedness of Phillips-Van Heusen or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to Phillips-Van Heusen or an Affiliate of Phillips-Van Heusen) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) as set forth in clause (b) of this covenant to the extent required thereby;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, Phillips-Van Heusen or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, however, that Phillips-Van Heusen or such Restricted Subsidiary will be deemed to have complied with clause (B) above if it has entered into a binding agreement with respect to the application of such Net Available Cash; provided that such binding agreement shall be treated as a permitted application of the Net

Available Cash from the date thereof until the earlier of (x) the date on which such acquisition is consummated and (y) 365 days.

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of Phillips-Van Heusen or any Restricted Subsidiary by another Person (other than by Phillips-Van Heusen or any Subsidiary of Phillips-Van Heusen) and the release of Phillips-Van Heusen or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities, notes or other obligations received by Phillips-Van Heusen or any Restricted Subsidiary from the transferee to the extent converted within 180 days by Phillips-Van Heusen or such Restricted Subsidiary into cash or Temporary Cash Investments.

(b) Any Net Available Cash from any Asset Disposition that is not applied as provided in clause (a)(3) of this “— Limitation on Sales of Assets and Subsidiary Stock” covenant (including the proviso thereto) within the time period provided therein (it being understood that any portion of such Net Available Cash used to purchase notes, as described in clause (a)(3)(A) of this covenant, shall be deemed to have been applied as provided in clause (a)(3)(A) above) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, Phillips-Van Heusen shall make an offer to all holders of the notes (and, at the option of Phillips-Van Heusen, to holders of any other Senior Indebtedness of Phillips-Van Heusen) to purchase the maximum principal amount of notes (and such other Senior Indebtedness), in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof, out of the Excess Proceeds at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of Phillips-Van Heusen was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of Phillips-Van Heusen, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. Phillips-Van Heusen shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of Phillips-Van Heusen) pursuant to this covenant if the Net Available Cash available therefor is less than $50.0 million (which amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). To the extent that the aggregate amount of notes (and such other Senior Indebtedness) tendered pursuant to such an offer is less than the Excess Proceeds, Phillips-Van Heusen may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such other Senior Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described in the indenture. Upon completion of any such offer, the amount of Excess Proceeds shall be reset at zero.

(c) Phillips-Van Heusen will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Phillips-Van Heusen will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Phillips-Van Heusen (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to Phillips-Van Heusen or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of the greater of $25.0 million and 0.50% of Total Assets, a majority of the non-employee directors of Phillips-Van Heusen disinterested with respect to such Affiliate Transaction (or a duly authorized committee of Phillips-Van Heusen’s board of directors consisting solely of directors disinterested with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of Phillips-Van Heusen’s board of directors (or such duly authorized committee); and

(3) if such Affiliate Transaction involves an amount in excess of the greater of $35.0 million and 0.75% of Total Assets, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Phillips-Van Heusen disinterested with respect to such Affiliate Transaction (or a duly authorized committee of Phillips-Van Heusen’s board of directors consisting solely of directors disinterested with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of Phillips-Van Heusen’s board of directors (or such duly authorized committee); and Phillips-Van Heusen’s board of directors shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Phillips-Van Heusen and its Restricted Subsidiaries or is not less favorable to Phillips-Van Heusen and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Permitted Investment;

(2) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(4) loans or advances to employees in the ordinary course of business in accordance with past practices of Phillips-Van Heusen or its Restricted Subsidiaries, but in any event not to exceed $15.0 million, in the aggregate outstanding at any one time;

(5) the payment of fees and compensation to, and the provision of employee benefit arrangements, any health, disability or similar insurance plan which covers employees and indemnity for the benefit of, directors, officers and employees of Phillips-Van Heusen or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(6) any transaction between Phillips-Van Heusen and a Restricted Subsidiary or between Restricted Subsidiaries (other than Securitization Subsidiaries);

(7) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Phillips-Van Heusen or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Phillips-Van Heusen to any Person;

(9) any agreement or arrangement in effect on the Issue Date (after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement) and any amendment or replacement thereof and, in each case, the transactions pursuant thereto; provided, however, that any such amendment or replacement is not less favorable in any material respect to Phillips-Van Heusen or any of its Restricted Subsidiaries than that in effect on the Issue Date;

(10) sales or other dispositions of accounts receivable or licensing royalties and related assets to a Securitization Subsidiary in a Qualified Securitization Transaction which are customarily transferred in such a transaction;

(11) any transactions between Phillips-Van Heusen or any Restricted Subsidiary and China JV or any of its Affiliates;

(12) any transactions between Phillips-Van Heusen or any Restricted Subsidiary and (A) Apax Partners L.P. (i) in the ordinary course of business or (ii) in respect of China JV or (B) any funds or portfolio companies of Apax Partners L.P. in the ordinary course of business which satisfy clause (a)(1) of this “Limitation on Affiliate Transactions” covenant;

(13) any employment agreements entered into by Phillips-Van Heusen or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto;

(14) any satisfaction or discharge of the ITOCHU Obligations;

(15) any transactions between Phillips-Van Heusen or any Restricted Subsidiary and ITOCHU Corporation or any joint venture of Phillips-Van Heusen or any Restricted Subsidiary, in each case in the ordinary course of business;

(16) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into Phillips-Van Heusen or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(17) any transactions between Phillips-Van Heusen or any Restricted Subsidiary and the CKI Trust pursuant to the CKI Trust Agreement; and

(18) any transactions between Phillips-Van Heusen or any Restricted Subsidiary and Pepe Jeans SL (or any successor or replacement sales and collection agent and franchisee in Spain and Portugal) in the ordinary course of business.

Limitation on Liens

Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien (other than a Permitted Lien) on any property or asset now owned or hereafter acquired by Phillips-Van Heusen or such Restricted Subsidiary without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all Indebtedness for borrowed money thereby secured for so long as any such Indebtedness for borrowed money shall be so secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Limitation on Sale/Leaseback Transactions

Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction other than a (a) Sale/Leaseback Transaction in respect of which the Attributable Debt does not, when taken together with the Attributable Debt as of such date with respect to all other Sale/Leaseback Transactions entered into pursuant to this clause (a), exceed $35.0 million (each such Sale/Leaseback Transaction entered into pursuant to this clause (a), a “Permitted Sale/Leaseback”); and (b) any other Sale/Leaseback Transaction so long as (i) Phillips-Van Heusen or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback

Transaction pursuant to the covenant described under “Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “— Limitation on Liens”, (ii) the net proceeds received by Phillips-Van Heusen or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof)) of such property and (iii) Phillips-Van Heusen applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

Phillips-Van Heusen will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company (if not Phillips-Van Heusen) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of Phillips-Van Heusen under the notes and the indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an Obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “Limitation on Indebtedness” or (y) the Successor Company would have a Consolidated Coverage Ratio that is greater than or equal to the Consolidated Coverage Ratio of Phillips-Van Heusen immediately prior to such transaction; and

(4) Phillips-Van Heusen shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the indenture;

provided, however, that clauses (3) and (4) will not be applicable to Phillips-Van Heusen merging, consolidating or amalgamating with an Affiliate of Phillips-Van Heusen solely for the purpose and with the sole effect of reincorporating Phillips-Van Heusen in another jurisdiction.

For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more Subsidiaries of Phillips-Van Heusen, which assets, if held by Phillips-Van Heusen instead of such Subsidiaries, would constitute all or substantially all of the assets of Phillips-Van Heusen on a consolidated basis, shall be deemed to be the conveyance, transfer lease, or other disposition, as applicable, of all or substantially all of the assets of Phillips-Van Heusen.

The Successor Company, if not Phillips Van-Heusen, will be the successor to Phillips-Van Heusen and shall succeed to and be substituted for Phillips-Van Heusen, and may exercise every right and power of Phillips-Van Heusen under the indenture, and Phillips-Van Heusen, except in the case of a lease, shall be released from all obligations under the notes and the indenture, including, without limitation, the Obligation to pay the principal of and interest on the notes.

Except as permitted under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”, Phillips-Van Heusen will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an Obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) Phillips-Van Heusen delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.

Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, consolidate or amalgamate with an Affiliate thereof solely for the purpose and with the sole effect of reincorporating such Subsidiary Guarantor in another jurisdiction (which jurisdiction shall, in the case of a Subsidiary Guarantor that is not a Foreign Restricted Subsidiary, be a jurisdiction in the United States, any State thereof or the District of Columbia), provided that such Affiliate must become a Subsidiary Guarantor in accordance with the terms of the indenture and (2) a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer, lease or other disposition, in one transaction or a series of transactions, all or substantially all of its assets to, another Subsidiary Guarantor or Phillips-Van Heusen.

The successor Subsidiary Guarantor will be the successor to the Subsidiary Guarantor and shall succeed to and be substituted for such Subsidiary Guarantor, and may exercise every right and power of such Subsidiary Guarantor under the indenture, and such Subsidiary Guarantor, except in the case of a lease, shall be released from all obligations under the indenture and the notes.

Notwithstanding anything to the contrary provided herein, this “— Merger and Consolidation” covenant shall not apply to a conveyance, transfer or lease of assets between or among Phillips-Van Heusen and any Subsidiary Guarantor.

Except as provided above, this covenant applies in the case of a disposition of all or substantially all of the assets of Phillips-Van Heusen to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Phillips-Van Heusen. As a result, it may be unclear as to whether this covenant has been breached and whether a holder of notes may declare an Event of Default in accordance with the terms described in “— Defaults.”

Future Subsidiary Guarantors

Phillips-Van Heusen will not permit any Restricted Subsidiary, directly or indirectly, (i) to Guarantee any Indebtedness of Phillips-Van Heusen (other than Permitted Guarantees and Guarantees in respect of the 2023 Debentures) or (ii) to Incur any Indebtedness (other than Permitted Guarantees) under paragraph (a) or paragraph (b)(30) of the covenant described under “— Limitation on Indebtedness” unless such Restricted Subsidiary promptly executes and delivers a Guaranty Agreement providing for the unconditional and irrevocable Guarantee of the notes by such Restricted Subsidiary, jointly and severally with all other Subsidiary Guarantors. If the Indebtedness to be Guaranteed is subordinated to the notes, the Guarantee of such Indebtedness will be subordinated to the Guarantee of the notes to the same extent as the Indebtedness to be Guaranteed is subordinated to the notes.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged:

(1) upon the release or discharge of (x) such Guarantee of such other Indebtedness or (y) such Indebtedness Incurred pursuant to paragraph (a) or paragraph (b)(30) of the covenant described under “— Limitation on Indebtedness;

(2) upon any sale, disposition, exchange or other transfer (including through merger, consolidation or otherwise), other than to Phillips-Van Heusen or a Subsidiary of Phillips-Van Heusen, of all of Phillips-Van Heusen’s capital stock in, or all or substantially all of the assets of, such Restricted Subsidiary, which sale, disposition, exchange or transfer is made in compliance with the applicable provisions of the indenture;

(3) upon Phillips-Van Heusen designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”; and

(4) upon Phillips-Van Heusen’s exercise of its legal defeasance option or covenant defeasance option as described under “— Defeasance” below, or if Phillips-Van Heusen’s obligations under the indenture and notes are discharged in accordance with the terms of the indenture.

Covenant Removal

Following the first day (the “Suspension Date”) that both (1) the notes are rated Investment Grade by Moody’s and S&P and (2) no Default or Event of Default shall have occurred and be continuing, Phillips-Van Heusen and its Restricted Subsidiaries will not be subject to the covenants described under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock”, — Limitation on Affiliate Transactions”, “— Limitation on Liens” and clause (3) of the first paragraph under “— Merger and Consolidation” (together, the “Suspended Covenants”); provided that, during the Suspension Period (as defined below), Phillips-Van Heusen and its Restricted Subsidiaries will be subject to the covenant described under “— Limitation on Secured Indebtedness” below.

As a result of the foregoing, the notes will be entitled to substantially reduced covenant protection during any Suspension Period (as defined below). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade rating or downgrades the rating assigned to the notes below an Investment Grade rating, then Phillips-Van Heusen and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will occur or be deemed to have occurred solely as a result of a failure to comply with the Suspended Covenants during the Suspension Period or the continued existence of circumstances or obligations that occurred without complying with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “— Limitation on Indebtedness” or one of the clauses set forth in paragraph (b) of “— Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of the covenant described under “— Limitation on Indebtedness”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “— Limitation on Restricted Payments” will be made as though such covenant had been in effect since the Issue Date and during the Suspension Period. For purposes of the “— Limitation on Restrictions on Distributions from Restricted Subsidiaries” covenant, on the Reversion Date, any encumbrance or restriction on the ability of any Restricted Subsidiary described under clauses (a), (b) or (c) of the first paragraph thereof created, otherwise caused or permitted to exist or become effective during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (i) of paragraph (1) of such covenant. For purposes of the “— Limitation on Sales of Assets and Subsidiary Stock” covenant, on the Reversion Date, the unutilized Net Available Cash amount will be reset to zero. For purposes of the “— Limitation on Affiliate Transactions” covenant, on the Reversion

Date, any Affiliate Transaction entered into or permitted to exist during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (9) of paragraph (b) of such covenant. For purposes of the “— Limitation on Liens” covenant, on the Reversion Date, any Lien created during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as a “Permitted Lien” under clause (a) of the definition thereof.

There can be no assurance that the notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

Limitation on Secured Indebtedness

During any Suspension Period, Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary without making effective provisions whereby Phillips-Van Heusen or such Restricted Subsidiary, as the case may be, will secure the notes equally and ratably with (or, if the Indebtedness to be secured by such Lien is subordinated in right of payment to the notes, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by all such Liens (excluding any Permitted Lien) would not exceed 2.50% of Total Assets.

SEC Reports

The indenture will provide that so long as the notes are outstanding Phillips-Van Heusen will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Phillips-Van Heusen is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that Phillips-Van Heusen may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding Phillips-Van Heusen will file with the SEC, to the extent permitted, and provide the trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

In addition, Phillips-Van Heusen will make such information available to the holders of the notes upon reasonable request.

Notwithstanding the foregoing, Phillips-Van Heusen will be deemed to have furnished such reports referred to above to the trustee and the holders of the notes if Phillips-Van Heusen has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by Phillips-Van Heusen to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by Phillips-Van Heusen to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes), “— Limitation on Affiliate Transactions”, “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Future Subsidiary Guarantors”, “— SEC Reports” or “Limitation on Secured Indebtedness”;

(5) the failure by Phillips-Van Heusen or any Restricted Subsidiary to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in the indenture;

(6) Indebtedness of Phillips-Van Heusen, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of Phillips-Van Heusen, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) a final, non-appealable judgment or order is rendered against Phillips-Van Heusen, a Subsidiary Guarantor or any Significant Subsidiary, which requires the payment in money by Phillips-Van Heusen, a Subsidiary Guarantor or any Significant Subsidiary either individually or in the aggregate, of an amount (to the extent not covered by insurance) in excess of $50.0 million and such judgment or order remains unsatisfied, undischarged, unvacated, unbonded and unstayed for 60 days (the “judgment default provision”); or

(9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty or the indenture) or a Subsidiary Guarantor denies or disaffirms its Obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Phillips-Van Heusen of the default and Phillips-Van Heusen does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Phillips-Van Heusen occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

If a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs; provided, however, that in any event the trustee shall not be required to mail such notice until 10 days after a Responsible Officer of the trustee has actual knowledge of such Default. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its Responsible Officers determines that withholding notice is in the best interests of the holders of the notes. In addition, Phillips-Van Heusen is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Phillips-Van Heusen is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action it is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture and notes may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes). However, without the consent of each holder of an outstanding note adversely affected thereby, an amendment or waiver may not:

(1) reduce the aggregate principal amount of notes the holders of which must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption” above; provided that the notice period for redemption may be reduced to not less than three (3) Business Days with the consent of the holders of a majority in principal amount of the notes then outstanding if a notice of redemption has not prior thereto been sent to such holders;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) make any change in the ranking or priority of any note that would adversely affect the holders of the notes; or

(8) make any change in any Subsidiary Guaranty that would adversely affect the holders of the notes.

Notwithstanding the preceding, without the consent of any holder of the notes, Phillips-Van Heusen, and the trustee, may amend the indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of Phillips-Van Heusen or any Subsidiary Guarantors under the indenture and the notes;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add any additional Events of Default with respect to the notes;

(5) to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance or discharge of the notes; provided, however, that any such action shall not adversely affect the interests of the holders of the notes;

(6) to add guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(7) to add to the covenants of Phillips-Van Heusen or a Restricted Subsidiary for the benefit of the holders of the notes or to surrender any right or power conferred upon Phillips-Van Heusen or a Restricted Subsidiary;

(8) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(9) to make any change that does not adversely affect the rights of any holder of the notes;

(10) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(11) to release a Subsidiary Guarantor from its Subsidiary Guaranty pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(12) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

For purposes of determining whether the holders of the requisite principal amount of notes have taken any action under the indenture, notes owned by Phillips-Van Heusen or by any Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the trustee shall be protected in relying on any direction, waiver or consent, only notes which the trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination.

After an amendment under the indenture becomes effective, Phillips-Van Heusen is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The notes will be issued in fully registered book-entry form, without coupons. Phillips-Van Heusen may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. The notes will be represented by one or more Global Securities registered in the name of a nominee of DTC. Except as set forth under “Book-Entry System for Notes” below, the notes will not be issued in certificated form.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Phillips-Van Heusen and thereafter repaid to Phillips-Van Heusen or discharged from such trust) have been delivered to the trustee for cancellation or (b) all of the notes not theretofore delivered to the trustee for cancellation (i) have been called for redemption by reason of the mailing of a notice of redemption or otherwise and (ii) will become due and payable at their stated maturity within one year, and Phillips-Van Heusen has irrevocably deposited or caused to be deposited with the trustee U.S. dollars or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Phillips-Van Heusen directing the trustee to apply such funds to the payment thereof at redemption or maturity, as the case may be;

(2) Phillips-Van Heusen has paid all other sums payable under the indenture; and

(3) Phillips-Van Heusen has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied or waived.

Defeasance

At any time, Phillips-Van Heusen may terminate all of its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time Phillips-Van Heusen may terminate its obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation” with respect to Phillips-Van Heusen), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Subsidiary Guarantors and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

Phillips-Van Heusen may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Phillips-Van Heusen exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Phillips-Van Heusen exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5) (with respect to all obligations described under “— Certain Covenants” above other than those described under “— Certain Covenants — Merger and Consolidation” above), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “— Defaults” above or because of the failure of Phillips-Van Heusen to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If Phillips-Van Heusen exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of its defeasance options, Phillips-Van Heusen must irrevocably deposit in trust (the “defeasance trust”) with the trustee U.S. dollars or U.S. Government Obligations in such amounts as will be sufficient, as evidenced by an Officers’ Certificate of Phillips-Van Heusen, for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel in the United States of America to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law). In addition, in order to exercise Phillips-Van Heusen’s defeasance option, the defeasance must not result in or constitute a Default or Event of Default under the indenture.

Concerning the Trustee

U.S. Bank National Association is to be the trustee under the indenture. Phillips-Van Heusen will maintain one or more paying agents for the notes in the Borough of Manhattan, City of New York. Phillips-Van Heusen has appointed the trustee as registrar and paying agent with regard to the notes. Phillips-Van Heusen may, however, change the registrar or paying agent without prior notice to the holders of the notes, and Phillips-Van Heusen or any of its Restricted Subsidiaries may act as paying agent or registrar.

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Phillips-Van Heusen, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholder of Phillips-Van Heusen or any Subsidiary will have any liability for any obligations of Phillips-Van Heusen or any Subsidiary under the notes, any Subsidiary Guaranty or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“2023 Debentures” means Phillips-Van Heusen’s 7 3/4% Debentures due 2023 issued under an indenture dated as of November 1, 1993 between Phillips-Van Heusen and the Bank of New York, as trustee, as amended.

“2023 Permitted Liens” means Liens securing the Obligations in respect of the 2023 Debentures.

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock (including by merger with or into or consolidation with) by Phillips-Van Heusen or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Phillips-Van Heusen or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable).

“Asset Disposition” means (i) an Asset Swap or (ii) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Phillips-Van Heusen or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than of Phillips-Van Heusen or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of Phillips-Van Heusen or any Restricted Subsidiary; or

(3) any other assets of Phillips-Van Heusen or any Restricted Subsidiary outside of the ordinary course of business of Phillips-Van Heusen or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to Phillips-Van Heusen or by Phillips-Van Heusen or a Restricted Subsidiary to a Restricted Subsidiary (other than a Securitization Subsidiary);

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all of the assets of Phillips-Van Heusen or any Subsidiary Guarantor in accordance with the covenant described under “Merger and Consolidation”;

(C) any disposition of assets with a fair market value of less than $7.5 million;

(D) disposals of obsolete, damaged or worn out equipment or property or property that is no longer useful in the conduct of Phillips-Van Heusen’s or any Restricted Subsidiary’s business and that, in either case, is disposed of in the ordinary course of business;

(E) any disposition of accounts receivable, licensing royalties and related assets to or of a Securitization Subsidiary pursuant to a Qualified Securitization Transaction;

(F) the sale of any property in a Sale/Leaseback Transaction within 12 months of the acquisition of such property in an amount at least equal to the cost of such property and for consideration that is at least 75% in the form of cash or cash equivalents;

(G) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(H) any disposition of cash or Temporary Cash Investments in the ordinary course of business;

(I) any lease, assignment, or sublease in the ordinary course of business which does not materially interfere with the business of Phillips-Van Heusen and its Restricted Subsidiaries taken as a whole;

(J) any grant of any license of patents, trademarks, know-how or any other intellectual property in the ordinary course of business which does not materially interfere with the business of Phillips-Van Heusen and its Restricted Subsidiaries taken as a whole (for the avoidance of doubt, other than perpetual licenses of any material intellectual property); and

(K) the sale or discounting, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which Phillips-Van Heusen or any Restricted Subsidiary, as applicable, may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables).

“Asset Swap” means any exchange of property or assets of Phillips-Van Heusen or any Restricted Subsidiary (including shares of Capital Stock of a Restricted Subsidiary) for property or assets of another Person (including shares of Capital Stock of a Person whose primary business is a Related Business) that are intended to be used by Phillips-Van Heusen or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash of any party to such asset swap.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum without duplication of (x) 85% of the book value of the accounts receivable of Phillips-Van Heusen and its Restricted Subsidiaries on a consolidated basis and (y) 65% of the book value of the inventory of Phillips-Van Heusen and its Restricted Subsidiaries on a consolidated basis, in each case as of the most recently ended fiscal quarter of Phillips-Van Heusen, preceding the date on which Indebtedness is Incurred under paragraph (b)(1)(B) of the covenant described under “— Limitation on Indebtedness” (calculated on a pro forma basis to reflect all transactions consummated between the most recently ended fiscal quarter of Phillips-Van Heusen and such date of determination). For purposes of this definition any pro forma calculations shall be made in the good faith by a financial or accounting Officer of Phillips-Van Heusen.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligation” means an Obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, the amount of Indebtedness represented by which shall be the capitalized amount of such Obligation determined in accordance with GAAP and the Stated Maturity of which shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearinghouse transfer services) and other cash management services.

“China JV Obligations” means all obligations of Phillips-Van Heusen and any of its Restricted Subsidiaries owed to the China JV.

“China JV” means that certain joint venture that Phillips-Van Heusen (or any of its Subsidiaries) and certain other Persons may form in the future to operate and use the Tommy Hilfiger brands or brands of Phillips-Van Heusen in the People’s Republic of China and, in certain circumstances, Hong Kong.

“CK Amount” for any period means the Design Services Purchase Payments (as defined in the CK Purchase Agreement) paid or payable by Phillips-Van Heusen or any of its Subsidiaries to Mr. Calvin Klein or the Klein Heirs (as defined in the CK Purchase Agreement) for such period pursuant to the CK Purchase Agreement.

“CK Purchase Agreement” means the Stock Purchase Agreement, dated as of December 17, 2002, among Phillips-Van Heusen, Calvin Klein, Inc., Calvin Klein (Europe), Inc., Calvin Klein (Europe II) Corp., Calvin Klein Europe S.r.l., CK Service, Calvin Klein, Barry Schwartz, Trust for the Benefit of the Issue of Calvin Klein, Trust for the Benefit of the Issue of Barry Schwartz, Stephanie Schwartz-Ferdman and Jonathan Schwartz, as the same has been or may hereafter be amended from time to time.

“CK Service” means CK Service Corporation, a Delaware corporation.

“CKI” means Calvin Klein, Inc., a New York corporation.

“CKI Agreement and Assignment” means that certain Agreement and Assignment, dated February 12, 2003, among the U.S. Borrower, CKI, Mr. Klein and certain other parties signatory thereto (as the same has been or may be hereafter amended from time to time).

“CKI Agreements” means the CK Purchase Agreement, the CKI Pledge and Security Agreement, the CKI Pledgor Guarantees, the CKI Agreement and Assignment and any other agreement related thereto.

“CKI Companies” means CKI and CK Service and any of their Subsidiaries.

“CKI Obligations” means all obligations of Phillips-Van Heusen, the CKI Companies and any Subsidiary of any CKI Company under or with respect to the CKI Agreements.

“CKI Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Issue Date, among Phillips-Van Heusen, the CKI Companies, Mr. Klein and the collateral agent party thereto (as the same has been or may hereafter be amended from time to time).

“CKI Pledgor Guarantees” means the Pledgor Guarantees (as the same has been or may hereafter be amended from time to time) into which each of the CKI Companies has entered, and certain Subsidiaries of the CKI Companies may enter from time to time after the date hereof, pursuant to which each CKI Company and, if any, the Subsidiaries of the CKI Companies party thereto have guaranteed the payment in full of the U.S. Borrower’s obligations under the CKI Stock Purchase Agreement.

“CKI Trust” means that certain trust established pursuant to the Delaware Business Trust Act, as amended, and the CKI Trust Agreement.

“CKI Trust Agreement” means that certain Trust Agreement, dated as of March 14, 1994, between CKI and Wilmington Trust Company, relating to the CKI Trust, and the other agreements related thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity or raw materials futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials pricing.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if Phillips-Van Heusen or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if Phillips-Van Heusen or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Phillips-Van Heusen or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period Phillips-Van Heusen or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Phillips-Van Heusen or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Phillips-Van Heusen and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Phillips-Van Heusen and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period Phillips-Van Heusen or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including any acquisition of assets (including Capital Stock) occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness in connection therewith) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Phillips-Van Heusen or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Phillips-Van Heusen or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, in the event that Phillips-Van Heusen or any of its Restricted Subsidiaries issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such issuance, repurchase or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of Phillips-Van Heusen to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Phillips-Van Heusen may designate.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense (to the extent that such expense was deducted in computing Consolidated Net Income) of Phillips-Van Heusen and its consolidated Restricted Subsidiaries, minus interest income for such period, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by Phillips-Van Heusen or its Restricted Subsidiaries and deducted in computing Consolidated Net Income, without duplication in each case for such period:

(1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Interest Rate Agreements;

(7) Except for payments in respect of the Itochu Obligations, dividends declared and paid or payable in cash or Disqualified Stock in respect of (A) all Disqualified Stock of Phillips-Van Heusen and (B) all Preferred Stock of Restricted Subsidiaries, in each case held by Persons other than Phillips-Van Heusen or a Wholly Owned Subsidiary; provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of Phillips-Van Heusen in good faith);

(8) interest Incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Phillips-Van Heusen or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Phillips-Van Heusen) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of Phillips-Van Heusen and its consolidated Subsidiaries, less the CK Amount and less the ITOCHU Amount; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (or loss) of any Person that is an Unrestricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, Phillips-Van Heusen’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Phillips-Van Heusen or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) subject to the exclusion contained in clause (4) below and without duplication, Phillips-Van Heusen’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by Phillips-Van Heusen or a Restricted Subsidiary to such Person during such period;

(2) any net income (or loss) of any Person acquired by Phillips-Van Heusen or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, which restrictions actually prohibited the payment of dividends or making of distributions by such Restricted Subsidiary on the last day of such period, directly or indirectly, to Phillips-Van Heusen, except that:

(A) subject to the exclusion contained in clause (4) below, Phillips-Van Heusen’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Phillips-Van Heusen or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) subject to the exclusion contained in clause (4) below and without duplication Phillips-Van Heusen’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by Phillips-Van Heusen or a Restricted Subsidiary to such Person during such period;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of Phillips-Van Heusen, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary, unusual or nonrecurring gains or losses or expenses or charges, including, without limitation (in each case, for the avoidance of doubt, to the extent extraordinary, unusual or non-recurring), (a) restructuring charges, (b) any fees, expenses or charges relating to plant shutdowns and discontinued operations, (c) acquisition integration costs and (d) any expenses or charges relating to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the indenture (in each case under this clause (d) whether or not successful);

(6) any (a) severance, other employee termination benefits or relocation costs, expenses or charges, (b) one time non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees, (c) the costs and expenses after the Issue Date relating to the employment of terminated employees, (d) lease termination costs and (e) fees, expenses, charges or change in control payments made under the Transaction Documents or otherwise realized in connection with resulting from, related to or in anticipation of the Transactions;

(7) restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility consolidations, retention, headcount reductions, systems establishment costs, contract termination costs and excess pension charges);

(8) the cumulative effect of a change in accounting principles; and

(9) if during any period, Phillips-Van Heusen or any of its Subsidiaries repays the ITOCHU Amount in whole, then for such period, the excess of the amount of such amounts repaid over the regularly scheduled payment of the ITOCHU Amount for such period.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Phillips-Van Heusen or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of the Issue Date, among Phillips-Van Heusen Corporation, certain Subsidiaries of Phillips-Van Heusen Corporation, various lenders, Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the other agents party thereto, as the same has been and may hereafter be amended, extended, renewed, restated, replaced, restructured, supplemented or otherwise modified (in whole or in part, and without limitation as to amount of Indebtedness which may be Incurred thereunder, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Credit Facility” or “Credit Facilities” means one or more debt facilities, commercial paper facilities or indentures, in each case with banks, institutional or other lenders, institutional investors or a trustee providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or similar obligations, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced in whole or in part from time to time.

“Crown” means the government of Canada, any provincial or territorial government therein and any of their political subdivisions.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an

“asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means the Depositary Trust Company or any of its successors.

“EBITDA” for any period means Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of Phillips-Van Heusen and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of Phillips-Van Heusen and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating expense that was paid in cash in a prior period);

(4) all other non-cash charges of Phillips-Van Heusen and its consolidated Restricted Subsidiaries (including, without limitation, any non-cash charge related to writing up inventory in connection with the Transactions, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5) the amount of any deduction in Consolidated Net Income for such period from a write-off of goodwill attributable to the payment of the CK Amount or ITOCHU Amount; provided that such amount shall in no event be greater than the CK Amount or ITOCHU Amount deducted in calculating Consolidated Net Income.

in each case for such period. In addition, for purposes of making the calculation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that Phillips-Van Heusen or any of its Restricted Subsidiaries has made, including through mergers or consolidations and including any related financing transactions, during the relevant period or subsequent to such period and on or prior to the date of such calculation (each, for purposes of this definition, a “pro forma event”), shall be given pro forma effect as if they had occurred on the first day of the relevant period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Phillips-Van Heusen or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, or consolidation had occurred at the beginning of the applicable four-quarter period. Notwithstanding the foregoing, the provision for taxes based on the income or profits, and the depreciation and amortization and other noncash charges, of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net

Income and only if a corresponding amount could have been distributed by such Restricted Subsidiary during such period to Phillips-Van Heusen or another Restricted Subsidiary as a dividend or other distribution (which other Restricted Subsidiary could also have made such dividend or other distribution).

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of Phillips-Van Heusen. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Phillips-Van Heusen as set forth in an Officers’ Certificate, to reflect (1) cost savings and other operating improvements or synergies reasonably expected to be realized within 12 months from the applicable pro forma event (other than in connection with the TH Acquisition) and (2) with respect to any four-fiscal quarter measurement period ending on or prior to the end of the eighth full fiscal quarter following the Issue Date, the amount of cost savings and other operating improvements and synergies projected by Phillips-Van Heusen in good faith to be realized as a result of the TH Acquisition (calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), without duplication of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, in an aggregate amount not to exceed $40,000,000.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Equity Offering” means a primary public or private offering of Capital Stock (excluding Disqualified Stock) of Phillips-Van Heusen.

“Existing Notes” means Phillips-Van Heusen’s 8 1/8% Senior Notes due 2013 issued under an indenture dated May 5, 2003 between Phillips-Van Heusen and U.S. Bank National Association, as trustee and Phillips-Van Heusen’s 7 1/4% Senior Notes due 2011 issued under an indenture dated February 18, 2004 between Phillips-Van Heusen and U.S. Bank National Association, as trustee.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1) the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2) the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any Obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any Obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the trustee, pursuant to which a Subsidiary Guarantor guarantees Phillips-Van Heusen’s Obligations with respect to the notes on the terms provided for in the indenture.

“Hedging Obligations” of any Person means the Obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into for non-speculative purposes.

“holder” means, with respect to the notes, the Person in whose name a note is registered on the registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale Obligations of such Person and all Obligations of such Person under any title retention agreement (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(4) all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(5) the amount of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, other than a Subsidiary Guarantor;

(6) all Obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all Obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such Obligation is assumed by such Person), the amount of such Obligation being deemed to be the lesser of the value of such property or assets and the amount of the Obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the Obligation, of any contingent Obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Phillips-Van Heusen.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar financial agreement or arrangement, including, without limitation, any such arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating or fixed rate of interest on the same notional amount.

“Investment” means, with respect to any Person, all investments by such Person in other Persons in the form of advances, loans (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchases or acquisitions of Capital Stock, Indebtedness or other similar instruments issued by such other Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to Phillips-Van Heusen’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Phillips-Van Heusen at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Phillips-Van Heusen shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Phillips-Van Heusen’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Phillips-Van Heusen’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of Phillips-Van Heusen (or a duly authorized thereof).

“Issue Date” means the date on which the notes (other than any additional notes) are originally issued.

“Investment Grade” means (1) with respect to S&P, any of the ratings categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the ratings categories from and including Aaa to and including Baa3.

“ITOCHU Amount” means payments to be made in accordance with the terms of a ITOCHU Stockholders’ Agreement.

“ITOCHU Guarantee” means that certain Guarantee, dated as of January 23, 2008, by Fortis Bank (Nederland) N.V. of certain obligations of Tommy Hilfiger Group B.V. under the ITOCHU Stockholders’ Agreement for the benefit of ITOCHU Corporation (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“ITOCHU Obligations” means all obligations of any Subsidiary of Phillips-Van Heusen under or with respect to the ITOCHU Guarantee, the ITOCHU Stockholders’ Agreement and the preferred shares of Tommy Hilfiger Japan Corporation.

“ITOCHU Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of December 27, 2007, among ITOCHU Corporation, Tommy Hilfiger Group B.V., Tommy Hilfiger Japan Corporation and certain other parties signatory thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to be constitute a Lien.

“Limited Originator Recourse” means a reimbursement obligation of Phillips-Van Heusen in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be Incurred by Phillips-Van Heusen pursuant to the covenant described under “— Limitation on Indebtedness” and that any Lien securing such reimbursement obligation is permitted pursuant to the covenant described under “— Limitation on Liens.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds of the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, accounting, financial advisory, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds of such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Phillips-Van Heusen or any Restricted Subsidiary after such Asset Disposition; provided, however, that any reduction in such reserve after consummation of the Asset Disposition will be deemed a new Asset Disposition with Net Available Cash equal to the amount of such reduction; and

(5) in the case of any such Asset Disposition occurring in a jurisdiction other than the United States, the amount of all taxes paid (or reasonably estimated to be payable) by Phillips-Van Heusen and its Restricted Subsidiaries that are directly attributable to the distribution of such cash proceeds from such jurisdiction or to the repatriation of such cash proceeds into the United States, but only to the extent that Phillips-Van Heusen and its Restricted Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means (A) the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof and (B) solely for purposes of paragraph (a)(3)(B) of the covenant described under “— Limitation on Restricted Payments”, the fair market value (as of the date of the transaction and as determined in good faith by the board of directors of Phillips-Van Heusen (or a duly authorized committee thereof)) of the Capital Stock (other than Disqualified Stock) of a Person (whose primary business is a Related Business) that thereupon becomes a Restricted

Subsidiary (other than a Securitization Subsidiary), which Capital Stock constitutes the proceeds received by Phillips-Van Heusen from an issuance or sale of its Capital Stock, net of the fees and taxes described in clause (A) above.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Phillips-Van Heusen.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Phillips-Van Heusen or the trustee.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into Phillips-Van Heusen or any of its Restricted Subsidiaries or assumed by Phillips-Van Heusen or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation; provided that Permitted Acquisition Indebtedness shall include Indebtedness Incurred to finance such acquisition, merger or consolidation if immediately after consummation of such acquisition, merger or consolidation such Indebtedness is Indebtedness of Phillips-Van Heusen or a Subsidiary Guarantor.

“Permitted Guarantees” means any guarantee by a Restricted Subsidiary (i) outstanding on the Issue Date after giving effect to the use of the net proceeds of the notes as described in this prospectus supplement, (ii) of Indebtedness of Phillips-Van Heusen Incurred under clause (b)(1) of the covenant described under “Limitation on Indebtedness” or (iii) of Indebtedness of Phillips-Van Heusen Incurred under a Credit Facility that is Incurred in compliance with the covenant described under “Limitation on Indebtedness” and secured in compliance with the covenant described under “Limitation on Liens. “

“Permitted Investment” means an Investment by Phillips-Van Heusen or any

Restricted Subsidiary in:

(1) (a) Phillips-Van Heusen, (b) a Restricted Subsidiary (other than a Securitization Subsidiary), (c) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (other than a Securitization Subsidiary) or (d) China JV (provided that Investments in respect of China JV shall not exceed an amount equal to $50.0 million plus 100% of the aggregate cash dividends and distributions received by Phillips-Van Heusen or any Restricted Subsidiary from China JV); provided, however, that in the case of clauses (b) and (c) the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Phillips-Van Heusen or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to Phillips-Van Heusen or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Phillips-Van Heusen or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of Phillips-Van Heusen or such Restricted Subsidiary but in any event not to exceed $15.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Phillips-Van Heusen or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) Hedging Obligations and Treasury Transactions entered into in compliance with the covenant described under “— Limitation on Indebtedness” above;

(10) any Person to the extent such Investment is in existence on the Issue Date (after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement) or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that such Investment, as extended, modified or renewed, will not, in the good faith judgment of Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) adversely affect Phillips-Van Heusen’s ability to make principal or interest payments on the notes;

(11) a Securitization Subsidiary in connection with a Qualified Securitization Transaction which Investments are customary for such transaction;

(12) other Investments, at any one time outstanding, in any Person having a fair market value (measured on the date each such Investment was made), when taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not exceeding the greater of $135.0 million and 2.00% of Total Assets at the time of such Investment, plus, in each case, 100% of the aggregate cash dividends and distributions received by Phillips-Van Heusen or any Restricted Subsidiary from such Investments;

(13) any Investment in connection with a transaction permitted under paragraph (b)(11) of the covenant described under “Limitation on Affiliate Transactions” above;

(14) Guarantees issued in accordance with the covenants described under “— Limitation on Indebtedness” and “— Future Subsidiary Guarantors”;

(15) Any Investment made pursuant to the CKI Trust Agreement; and

(16) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Phillips-Van Heusen or the applicable Restricted Subsidiary thereof in the ordinary course of business.

“Permitted Liens” means:

(a) Liens existing on the Issue Date after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement and replacements, renewals or extensions of such Liens; provided that such Lien shall not apply to additional property other than (A) after-acquired property that is directly related to the property secured by such Lien and is required to be pledged pursuant to the agreement granting such Lien as in effect on the Issue Date, and (B) proceeds and products thereof and such Lien shall secure only those obligations it secures on the Issue Date and extensions, renewals and replacements thereof that, to the extent constituting Indebtedness, qualify as a Refinancing Indebtedness thereof;

(b) Liens securing Hedging Obligations so long as such Hedging Obligations are not incurred in violation of the indenture;

(c) Lien securing the CKI Obligations;

(d) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture; provided that (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or Incurred to finance, the cost of the acquisition or construction that is the subject of the Purchase Money Indebtedness and (ii) such Lien is limited in the manner described in the definition of Purchase Money Indebtedness;

(e) Liens securing Capital Lease Obligations; provided, however, that such Lien does not extend to any property other than property subject to the underlying lease, after-acquired property that is required to be pledged pursuant to such underlying lease on customary terms and proceeds and products thereof;

(f) Liens granted by Phillips-Van Heusen or any Restricted Subsidiary in favor of landlords contained in leases and subleases of real property or in inventory or fixtures located on such leased real property; provided, however, that such Liens are in the ordinary course of business, are on terms customary for leases of such type and do not materially impair the use of the liened property in the operation of the business of Phillips-Van Heusen or the Restricted Subsidiary;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;

(h) Liens imposed by law, including, carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i) Liens for taxes, assessments and governmental charges (i) not yet due and payable or (ii) not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(j) Liens securing Indebtedness Incurred under clause (b)(1) of the covenant described under “— Limitation on Indebtedness” above and any Refinancing Indebtedness with respect thereto;

(k) Liens securing Indebtedness owed by (i) a Restricted Subsidiary to Phillips-Van Heusen or to any other Restricted Subsidiary (other than a Securitization Subsidiary) and (ii) Phillips-Van Heusen to a Subsidiary Guarantor;

(l) Liens on the property of any Restricted Subsidiary existing at the time such Person becomes a Subsidiary and not Incurred as a result of (or in connection with or in anticipation of) such Person becoming a Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of Phillips-Van Heusen or any of the Restricted Subsidiaries (other than (A) the property encumbered at the time such Person becomes a Subsidiary, (B) after-acquired property that is directly related to the property secured by such Lien and is required to be pledged pursuant to the agreement granting such Lien as in effect on the date such Person becomes a Subsidiary and (C) proceeds and products thereof) and do not secure Indebtedness with a principal amount in excess of the principal amount of such Permitted Acquisition Indebtedness secured by such Liens outstanding at such time;

(m) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Phillips-Van Heusen or any Subsidiary of Phillips-Van Heusen; provided that such Liens were not Incurred as a result of (or in connection with or in anticipation of) such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Phillips-Van Heusen or such Subsidiary;

(n) Liens on property of assets existing at the time such assets were acquired in connection with the purchase of all or substantially all of the assets of a Related Business by Phillips-Van Heusen or any Subsidiary of Phillips-Van Heusen; provided that such Liens were not Incurred as a result of (or in connection with or in anticipation of) such acquisition and do not extend to any assets other than those acquired by Phillips-Van Heusen or such Subsidiary;

(o) Liens securing the notes;

(p) Liens securing Attributable Indebtedness Incurred pursuant to any Permitted Sale/Leaseback;

(q) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured; provided that such Lien extends to or covers only the same property that secures the Indebtedness being refinanced;

(r) Liens (excluding in all cases Liens securing Limited Originator Recourse obligations) on (i) accounts receivable and related assets transferred to, or on accounts receivable and related assets of, a Securitization Subsidiary in connection with a Qualified Securitization Transaction and (ii) licensing royalties and related assets transferred to, or on licensing royalties and related assets of, a Securitization Subsidiary in connection with a Qualified Securitization Transaction;

(s) Liens securing Indebtedness Incurred by a Foreign Restricted Subsidiary under clause (b)(14) of the covenant described under “— Limitation on Indebtedness” above;

(t) Liens securing Indebtedness Incurred under any Credit Facility, so long as the Senior Secured Leverage Ratio of Phillips-Van Heusen is less than or equal to 2.5 to 1.0 (for the avoidance of doubt, all Secured Debt outstanding at the time of the calculation of the Senior Secured Leverage Ratio shall be included in such calculation);

(u) Liens in connection with attachments or judgments (including judgment or appeal bonds that do not result in an Event of Default under clause (8) under “— Defaults” above;

(v) Liens Incurred or deposits made by Phillips-Van Heusen or any Restricted Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, bids, leases, performance and return-of-money bonds and other similar obligations (exclusive of Obligations for the payment of borrowed money);

(w) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of Phillips-Van Heusen or the applicable Restricted Subsidiary thereof or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(x) Liens arising from financing statement filings under the Uniform Commercial Code or equivalent statute of another jurisdiction regarding operating leases entered into by Phillips-Van Heusen and its Restricted Subsidiaries in the ordinary course of business;

(y) any reservations, limitations, exceptions, provisos and conditions, if any, expressed in any original grants from the Crown, including, without limitation, the reservation of any mines and minerals in the Crown or any other Person;

(z) Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to Phillips-Van Heusen and its Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and arising as a result or omission by Phillips-Van Heusen or its Subsidiaries, including, for the avoidance of doubt, verlängerte Eigentumsvorbehalte and erweiterte Eigentumsvorbehalte;

(aa) any Lien created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse

Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect;

(bb) Liens securing obligations pursuant to Cash Management Agreements and Treasury Transactions;

(cc) the 2023 Permitted Liens;

(dd) Liens, if any, consisting of leases, assignments, subleases or grants of licenses of the type described in clauses (I) and (J) of the definition of “Asset Disposition”;

(ee) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Issue Date or issued thereafter in the ordinary course of business and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof;

(ff) Liens in respect of Indebtedness Incurred pursuant to paragraph (b)(28) of the covenant described under “— Limitation on Indebtedness”; and

(gg) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (ff) above) securing Indebtedness for borrowed money of Phillips-Van Heusen or any Subsidiary Guarantor in an aggregate principal amount which does not at the time such Indebtedness is incurred exceed the amount of Indebtedness permitted to be incurred under paragraph (b)(30) of the covenant described under “— Limitation on Indebtedness.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Property” means any real property or other tangible assets or group of tangible assets having a fair market value in excess of $2.5 million, in each case, owned by Phillips-Van Heusen or any of its Restricted Subsidiaries. Principal Property shall not include properties or assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles.

“Purchase Money Indebtedness” means any Indebtedness of a Person to any seller or other Person Incurred to finance the acquisition or construction of any property or assets and which is Incurred substantially concurrently therewith, is secured only by the assets so financed, any after-acquired assets that are directly related to such assets so financed and are required to be pledged pursuant to the agreements relating to such Indebtedness and the proceeds and products thereof and the principal amount of which does not exceed the cost of the assets acquired or constructed.

“Qualified Securitization Transaction” means any accounts receivable or licensing royalty financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable or licensing royalties and related assets from Phillips-Van Heusen or any Restricted Subsidiary and enters into a third-party financing thereof on customary market terms that the board of directors of Phillips-Van Heusen (or a duly authorized committee thereof) has concluded are fair to Phillips-Van Heusen and its Restricted Subsidiaries.

“Rating Agency” means each of S&P or Moody’s or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Phillips-Van Heusen (as certified by a resolution of the board of directors of Phillips-Van

Heusen (or a duly authorized committee thereof)) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Phillips-Van Heusen or any Restricted Subsidiary existing on the Issue Date (after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement) or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity that is not earlier than the earlier of (a) the Stated Maturity of the Indebtedness being Refinanced and (b) 91 days following the maturity of the notes;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) unless otherwise permitted to be Incurred pursuant to the covenant described under “Limitation on Indebtedness”, such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) to the extent such Refinancing Indebtedness refinances Indebtedness that is subordinated to the notes or the Subsidiary Guaranty of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guaranty, as applicable, on terms at least as favorable to holders of the notes as those contained in the documents governing the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary other than a Subsidiary Guarantor that Refinances Indebtedness of Phillips-Van Heusen or (B) Indebtedness of Phillips-Van Heusen or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which Phillips-Van Heusen or any Restricted Subsidiary was engaged on the Issue Date or any extension of such business consistent with industry developments and any business related, ancillary or complementary to any business of Phillips-Van Heusen or any Restricted Subsidiary in which Phillips-Van Heusen or any Restricted Subsidiary was engaged on the Issue Date or any extension of such business consistent with industry developments.

“Responsible Officer”, when used with respect to the trustee, means any officer within the Corporate Trust Administration of the trustee (or any successor group of the trustee) with direct responsibility for the administration of the indenture or any other officer of the trustee with direct responsibility for the administration of the indenture customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Phillips-Van Heusen or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Phillips-Van Heusen held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Phillips-Van Heusen (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Phillips-Van Heusen that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations (a) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition and (b) owed by Phillips-Van Heusen to any Restricted Subsidiary and owed by any Restricted Subsidiaries to Phillips-Van Heusen or any Restricted Subsidiary); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of Phillips-Van Heusen that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by Phillips-Van Heusen or any Restricted Subsidiary of Phillips-Van Heusen, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by Phillips-Van Heusen or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt” means with respect to any specified Person for any period, the aggregate principal amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis calculated in accordance with GAAP that is then secured by a Lien on property or assets of such Person and its Restricted Subsidiaries (including, without limitation, Capital Stock of another Person owned by such Person but excluding property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), provided, however, that the CKI Obligations and ITOCHU Obligations shall not constitute Secured Debt.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of Phillips-Van Heusen

(1) that is designated a “Securitization Subsidiary” by the board of directors of Phillips-Van Heusen (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by Phillips-Van Heusen or any Restricted Subsidiary other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(B) is recourse to or obligates Phillips-Van Heusen or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(C) subjects any property or asset of Phillips-Van Heusen or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse; and

(4) with respect to which neither Phillips-Van Heusen nor any Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date (after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement) or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in any bankruptcy, insolvency, reorganization or other similar proceeding relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture; or

(6) any Capital Stock.

“Senior Secured Leverage Ratio” shall mean, for any Person at any date of calculation (the “Transaction Date”), the ratio of (x) Secured Debt of such Person as of the Transaction Date to (y) EBITDA of such Person for the most recently ended period of four fiscal quarters ending prior to the Transaction Date for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated “Secured Debt” and “EBITDA” as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “EBITDA” and “Consolidated Coverage Ratio”; provided that solely for the purpose of the calculation of Senior Secured Leverage Ratio and the covenant described under “Limitation on Liens”, Phillips-Van Heusen may elect pursuant to an Officers’ Certificate delivered to the trustee to treat all or any portion of the commitment under any Secured Debt as being Incurred at such time, in which case any subsequent Incurrence of Secured Debt under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of Phillips-Van Heusen issued and outstanding as of the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Phillips-Van Heusen within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Phillips-Van Heusen or any Restricted Subsidiary that are reasonably customary in accounts receivable or licensing royalty securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date (after giving effect to the use of the net proceeds of the sale of the notes as described in this prospectus supplement) or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

Notwithstanding anything contained herein or otherwise, CKI Trust shall not be a Subsidiary of Phillips-Van Heusen.

“Subsidiary Guarantor” means each Restricted Subsidiary of Phillips-Van Heusen that delivers a Guaranty Agreement pursuant to the covenant described under “Future Subsidiary Guarantors.”

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of Phillips-Van Heusen’s Obligations with respect to the notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Phillips-Van Heusen) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5) investments in securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“TH Acquisition” means the acquisition by Phillips-Van Heusen of Tommy Hilfiger B.V. and certain affiliated entities pursuant to the TH Purchase Agreement.

“TH Purchase Agreement” means that certain Purchase Agreement, dated as of March 15, 2010, by and among Tommy Hilfiger B.V., Tommy Hilfiger Corporation, Stiching Administratiekantoor Elmira, Tommy Hilfiger Holding S.A.R.L., Asian and Western Classics B.V. and Phillips-Van Heusen.

“Total Assets” means, as of any date of determination, the total assets of Phillips-Van Heusen and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of Phillips-Van Heusen as of such date.

“Transaction Documents” means the TH Purchase Agreement, the Credit Agreement and the documents related thereto, the documents related to the tender offers for and redemption of the 7 1/4% senior notes and 2011 and the 8 1/8% senior notes due 2013 and the documents relating to the other Transactions.

“Transactions” means the TH Acquisition, the offering of the notes on the Issue Date, the entry into the Credit Agreement, the tender offers for and redemption of the 7 1/4% senior notes due 2011 and the 8 1/8% senior notes due 2013, the sale of Series A Preferred Stock in connection with the TH Acquisition and the public offering of common stock by Phillips-Van Heusen in connection with the TH Acquisition.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the issuer’s option.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of an Unrestricted Subsidiary; and

(2) any Subsidiary of Phillips-Van Heusen which is designated after the Issue Date as an Unrestricted Subsidiary by a resolution of Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof);

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

(A) such designation is in compliance with “— Certain Covenants — Limitation on Restricted Payments” above;

(B) such Subsidiary does not own any Capital Stock or Indebtedness of, or hold any Lien on any property of, Phillips-Van Heusen or any Restricted Subsidiary;

(C) no Default or Event of Default has occurred and is continuing or results therefrom;

(D) such Subsidiary is not party to any agreement, contract, arrangement or understanding with Phillips-Van Heusen or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Phillips-Van Heusen or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Phillips-Van Heusen;

(E) such Subsidiary is a Person with respect to which neither Phillips-Van Heusen nor any Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(F) such Subsidiary has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Phillips-Van Heusen or any Restricted Subsidiaries; and

(G) neither Phillips-Van Heusen nor any Restricted Subsidiary will at any time

(i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

(ii) be directly or indirectly liable for any Indebtedness of such Subsidiary, or

(iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) above to the extent

(i) that Phillips-Van Heusen or such Restricted Subsidiary could otherwise provide such a guarantee or Incur such Indebtedness pursuant to paragraph (a) under “— Certain Covenants — Limitation on Indebtedness” above; and

(ii) the provision of such guarantee and the Incurrence of such Indebtedness otherwise would be permitted under “— Certain Covenants — Limitation on Restricted Payments” above.

Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Phillips-Van Heusen could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default or Event of Default shall have occurred and be continuing.

Any such designation by Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of Phillips-Van Heusen’s board of directors (or a duly authorized committee thereof) giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by Phillips-Van Heusen or one or more Wholly Owned Subsidiaries.

Book-Entry System for Notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement systems and are subject to changes by them. Phillips-Van Heusen takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Upon issuance, the Notes will each be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of DTC (the “Depositary”). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the notes represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to persons that have accounts with the Depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in any such Global Security. Payment of principal of and interest on the notes will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of any Global Security for such series for all purposes under the indenture. None of Phillips-Van Heusen, the trustee or any agent of Phillips-Van Heusen or the trustee will have any responsibility or liability for any aspect of the Depositary’s records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary’s records relating to such beneficial ownership interests.

Phillips-Van Heusen has been advised by the Depositary that upon receipt of any payment of principal of or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for certificated notes only if (x) the Depositary notifies Phillips-Van Heusen that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and Phillips-Van Heusen fails within 90 days thereafter to appoint a successor, (y) Phillips-Van Heusen in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default (as defined in the indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the notes represented by such Global Security. In such event, Phillips-Van Heusen will issue notes in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in either Global Security will be entitled to physical delivery in certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of notes of like denomination to be registered in the name of the Depositary or its nominee.

So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on such notes, receiving notices and for all other purposes under the indenture and such notes. Beneficial interests in the notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the notes under the indenture. The Depositary will not consent or vote with respect to the Global Security representing the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s (the Depositary’s partnership nominee) consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

The Depositary has advised Phillips-Van Heusen that the Depositary is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Same Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All cash payments of principal and interest will be made by Phillips-Van Heusen in immediately available funds.

The notes will trade in the Depositary’s same-day funds settlement system until maturity or until such notes are issued in certificated form, and secondary market trading activity in such notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available finds on trading activity in such notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their issue price and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, investors whose “functional currency” is not the U.S. Dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as a hedge or as part of a straddle, constructive sale or conversion transaction. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences.

As used herein, a U.S. Holder means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person. A Non-U.S. Holder is a beneficial owner of the notes that is not a U.S. Holder.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities, should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY.  PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest

The notes are not expected to, and the remainder of this discussion assumes that notes will not, be issued with “original issue discount” for U.S. federal income tax purposes. Stated interest on a note will be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Optional Redemption and Change of Control Put

We believe that the possibility of a redemption of the notes as described under “Description of the Notes — Optional Redemption” or a repurchase of the notes as described under “Description of the Notes —

Change of Control” at a price greater than the principal amount of the notes is remote or certain other exceptions apply and therefore the rules governing contingent payment debt instruments should not apply to the notes. Assuming our position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below under “— U.S. Holders — Sale, Exchange or Redemption of the Notes.” The Internal Revenue Service, however, may take a contrary position, which could affect the timing and character of a U.S. Holder’s income with respect to the notes. U.S. Holders should consult their own tax advisors regarding the application of the contingent payment debt instrument rules and consequences thereof.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “— U.S. Holders — Payments of Interest”), and such holder’s adjusted tax basis in the notes. A U.S Holder’s adjusted tax basis in the notes generally will equal the cost of the notes for such holder.

Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year.

Backup Withholding and Information Reporting

A U.S. Holder will be subject to U.S. federal backup withholding (currently at a rate of 28%) on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to these payments to a U.S. Holder unless such holder is an exempt recipient, such as a corporation.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with the conduct of a trade or business within the U.S. or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S. and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for the exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide us (or our paying agent, if any) with a properly completed and executed Form W-8 BEN, or other applicable form, as provided for in the Treasury Department regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide certification to us (or our paying agent, if any).

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided a properly completed and executed Form W-8 BEN claiming the exemption from or reduction in withholding is furnished to us (or our paying agent, if any) and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes

Generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “— Non-U.S. Holders — Payments of Interest”) will be exempt from U.S. federal income and withholding tax, provided that:

•	the gain is not effectively connected with the conduct of a trade or business within the U.S. (or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S.; and

•	if the Non-U.S. Holder is an individual, such Non-U.S. Holder is not present in the U.S. for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized on a note is effectively connected with the conduct of a trade or business within the U.S., or in the case of an income tax treaty resident, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S., then such interest, gain or other income will be exempt from U.S. federal withholding tax previously discussed if the Non-U.S. Holder provides us (or our paying agent, if any) with a properly completed and executed Form W-8 ECI, but such interest, gain or other income generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding (currently at a rate of 28%) on payments of interest and proceeds of a sale or other disposition of the notes unless such Non-U.S. Holder provides the certification described above under either “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income” or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is furnished to the Internal Revenue Service in a timely manner. In any event, we generally will be required to file information returns with the Internal Revenue Service reporting our payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

New Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of the notes set forth opposite its name in the table below.

Principal
Underwriters	Amount

Barclays Capital Inc.	$
Banc of America Securities LLC	$
Deutsche Bank Securities Inc.	$
Credit Suisse Securities (USA) LLC	$
RBC Capital Markets Corporation	$
BBVA Securities Inc.	$
Credit Agricole Securities (USA) Inc.	$
Fortis Bank (Nederland) N.V.	$
HSBC Securities (USA) Inc.	$
Scotia Capital (USA) Inc.	$
SunTrust Robinson Humphrey, Inc.	$
U.S. Bancorp Investments, Inc.	$

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement, and that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer and sell the notes at the price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price less a selling concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. The underwriters may change such offering price and any other selling terms at any time without notice. The underwriters may offer and sell notes through certain of their affiliates.

Indemnification

In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for those liabilities.

Expenses

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

New Issue of Notes

The notes are a new issue of securities for which there currently is no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that following the completion of this offering, they presently intend to make a market in the notes. They are not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time at their sole discretion without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the notes.

Over-Allotment, Stabilizing and Related Transactions

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids.

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or syndicate covering transaction to cover short positions.

Any of these activities may prevent a decline in the market price of the notes, and may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that we will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Clear Market

We have agreed that, for a period of 90 days from the date hereof, we will not, without the prior written consent of the underwriters, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, or any securities convertible into or exchangeable for the notes or any such similar securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Alternate Settlement Arrangements

We expect that delivery of the notes will be made to investors on or about          , 2010, which will be the           business day following the date of this prospectus supplement (such settlement being referred to as “T+          ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+          , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for us, our subsidiaries and certain of our affiliates, for which they receive customary fees and expense reimbursement. Barclays Capital Inc. is acting as dealer-manager in our tender offers and consent solicitations for our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013. Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Banc of America Securities LLC, and RBC Capital Markets Corporation are acting as financial advisors to PVH in connection with the Acquisition, and Credit Suisse Securities (USA) LLC is acting as financial advisor to Tommy Hilfiger in connection with the Acquisition. Barclays Capital Inc. and Deutsche Bank Securities Inc. are serving as the joint lead arrangers in connection with the new senior secured credit facility, Barclays Capital Inc., Deutsche Bank Securities Inc., affiliates of Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation are serving as the joint bookrunners and lenders of the new senior secured credit facility and certain other underwriters or their affiliates may be lenders from time to time under the new senior secured credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation are expected to serve as the joint managing underwriters and Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC are expected to serve as the joint bookrunners in connection with the common stock offering. The underwriters and their affiliates will receive customary fees and expense reimbursement for these services. In addition, affiliates of certain of the underwriters may own the notes as part of the initial distribution and certain underwriters or their affiliates own notes that are the subject of the tender offer.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, or the underwriters.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2010, and the effectiveness of our internal control over financial reporting as of January 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, has audited the consolidated financial statements of Tommy Hilfiger B.V. for the years ended March 31, 2007, March 31, 2008 and March 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Tommy Hilfiger B.V.’s financial statements are incorporated by reference in reliance on PricewaterhouseCoopers Accountants N.V.’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

PHILLIPS-VAN HEUSEN CORPORATION

Debt Securities
Preferred Stock
Common Stock

We may issue from time to time debt securities, preferred stock or common stock, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings.

We will provide additional terms of our securities in one or more prospectus supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PVH.”

You should consider carefully the “Risk Factors” described on page 3 and in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 20, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, under a “shelf” registration process. Using this process, we or selling security holders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer.

Each time we use this prospectus to sell securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, as well as the additional information in the documents described below under the heading “Where You Can Find More Information” and “Incorporation By Reference.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

If there is any inconsistency between the information set forth in this prospectus and any prospectus supplement, you should rely on the information set forth in the prospectus supplement.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

As used in this prospectus, “we,” “us” and “our” and similar terms mean Phillips-Van Heusen Corporation and its subsidiaries, unless the context indicates otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act

of 1934 (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010; and

•	our current reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010 and April 16, 2010.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors; (iii) our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability; (iv) our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands and (viii) other risks and uncertainties indicated from time to time in our filings with the SEC.

These factors are not necessarily all the important factors that could affect us. We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

ABOUT PHILLIPS-VAN HEUSEN CORPORATION

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our footwear business is the successor to G.H. Bass & Co., a business begun in 1876, our Arrow business is the successor to the original Cluett, Peabody & Co., a business begun in 1851, and our neckwear business is the successor to a business begun in 1873.

Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to a year are to our fiscal year, unless the context requires otherwise. Our 2009 year commenced on February 2, 2009 and ended on January 31, 2010; 2008 commenced on February 4, 2008 and ended on February 1, 2009; and 2007 commenced on February 5, 2007 and ended on February 3, 2008.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500. We maintain a website at http://www.pvh.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such Annual Report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preference security dividends for each of the periods indicated:

	Fiscal Year					Pro Forma
	2005	2006	2007	2008	2009	2009(1)

Ratio of earnings to fixed charges	3.6x	4.6x	4.9x	2.8x	3.6x	1.6x
Ratio of earnings to fixed charges and preference security dividends	2.2x	3.5x	4.9x	2.8x	3.6x	1.6x

(1)	Reflects the proposed acquisition of Tommy Hilfiger B.V. and the incurrence and repayment of debt in connection therewith.

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

The ratio of earnings to fixed charges and preference security dividends is computed by dividing fixed charges plus the amount of pre-tax earnings required to pay the dividends on outstanding preference securities into earnings before income taxes plus fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities in the manner and for the purposes set forth in the applicable prospectus supplement.

Pending any specific application, we may initially invest those funds as we deem appropriate.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and U.S. Bank National Association, as trustee. Subject to certain limitations contained therein, each indenture will not limit the amount of debt securities that we may issue thereunder.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be guaranteed;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any covenants or restrictions on us or our subsidiaries;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	provisions relating to discharge and covenant defeasance and legal defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the events of default applicable to the debt securities;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to form, registration, exchange and transfer;

•	the designation of agents with respect to the debt securities;

•	modification, waiver and amendment provisions;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Governing Law

The laws of the State of New York will govern the indentures and the debt securities, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Trustee

U.S. Bank National Association will be the trustee under the indentures. U.S. Bank National Association is also the trustee under the indenture governing our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 240,000,000 shares of common stock, $1 par value per share, and 150,000 shares of preferred stock, $100 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of April 16, 2010, there were 52,134,947 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “PVH.” Any additional shares of common stock we offer and sell under this prospectus and related prospectus supplements will also be listed on the New York Stock Exchange.

Preferred Stock

No shares of preferred stock are currently outstanding. Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders;

The prospectus supplement relating to any series of preferred stock we offer under this prospectus will discuss specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other powers, preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock we offer and sell will be fully paid and nonassessable.

Limitation on Directors’ Liability

Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide that we must indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our bylaws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.  Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Super-Majority Vote Requirements.  Our certificate of incorporation requires that the affirmative vote of not less than 80% of our outstanding stock entitled to vote shall be required for (i) mergers or consolidations, (ii) certain sales, leases, exchanges, mortgages or pledges of our assets or (iii) issuances or transfers of any of our voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of our outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by our board of directors prior to the time such person shall have become the beneficial owner of 5% or more of our outstanding stock entitled to vote in elections of directors or (b) any transaction if we beneficially own a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. Our certificate of incorporation also requires that our by-laws may not be adopted, altered, amended, changed or repealed by our stockholders except by the affirmative vote of not less than 80% of our outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

PLAN OF DISTRIBUTION

We or selling security holders may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

In addition, we or any selling security holder may enter into option, share lending or other types of transactions that require us or such selling security holder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or any selling security holder may enter into hedging transactions with respect to our securities. For example, we or such selling security holder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or any selling security holders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling security holders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions that we or any selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling security holders pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling security holders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling security holders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling security holder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Wachtell, Lipton, Rosen & Katz, New York, New York, will issue an opinion about the legality of any common stock, preferred stock or debt securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel, which counsel shall be specified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and the effectiveness of our internal control over financial reporting as of January 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical special purpose consolidated financial statements of Tommy Hilfiger B.V., included in our Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

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